QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NAVTEQ CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

November 13, 2007

Dear Stockholder:

        It is my pleasure to invite you to attend a Special Meeting of Stockholders of NAVTEQ Corporation to be held on December 12, 2007 at 9:00 a.m. Central Time at the Hyatt Regency Chicago, Columbian Room, 151 E. Wacker Drive, Chicago, Illinois 60601.

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 1, 2007, by and among Nokia Inc., North Acquisition Corp., Nokia Corporation and NAVTEQ. If the merger agreement is adopted and the merger described in the merger agreement is completed, NAVTEQ stockholders will be entitled to receive $78.00 in cash, without interest and less any required withholding for taxes, for each share of NAVTEQ common stock they own, and NAVTEQ will become a wholly-owned subsidiary of Nokia Inc.

        After careful consideration, the board of directors of NAVTEQ approved the merger agreement and the merger and has declared the merger agreement and the merger advisable and in the best interests of NAVTEQ and its stockholders. Accordingly, the board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

        The merger agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of NAVTEQ common stock that are entitled to vote at the special meeting. The completion of the merger also is subject to the satisfaction or waiver of a number of other conditions. Additional information about the merger agreement and merger is contained in the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement and the merger agreement, a copy of which is attached to the proxy statement as Exhibit A.

        Your vote is very important. Whether or not you plan to attend the special meeting in person, if you hold your shares in registered form please vote through the Internet or by telephone as described on the proxy card as soon as possible or complete, sign and return the enclosed proxy card in the postage-prepaid envelope provided. If, on the other hand, you hold your shares through a bank, broker or other nominee, please complete, sign and return to your bank, broker or other nominee the enclosed voting instruction form or follow the voting instructions your bank, broker or nominee will provide to you. Returning a signed proxy will not prevent you from attending the special meeting and voting in person, if you wish to do so. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger agreement.

        If you have any questions or need assistance, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 877-800-5187 (banks and brokers should call collect at 212-750-5833).

Sincerely,
Judson C. Green President and Chief Executive Officer

        This proxy statement is dated November 13, 2007 and is first being mailed, along with the enclosed proxy card, to NAVTEQ stockholders on or about November 16, 2007.

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

NAVTEQ CORPORATION
425 West Randolph Street
Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
December 12, 2007

9:00 a.m. Central Time

November 13, 2007

To the Stockholders of NAVTEQ Corporation:

        You are invited to a Special Meeting of Stockholders of NAVTEQ Corporation to be held on December 12 at 9:00 a.m. Central Time at the Hyatt Regency Chicago, Columbian Room, 151 E. Wacker Drive, Chicago, Illinois 60601. At the special meeting, we will ask you to consider and vote upon the following matters:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of October 1, 2007, by and among Nokia Inc., North Acquisition Corp., Nokia Corporation and NAVTEQ;

  •
  a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

  •
  any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Our board of directors has fixed November 13, 2007 as the record date for determining stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting. A list of NAVTEQ stockholders eligible to vote at the special meeting will be available at our principal offices at 425 West Randolph Street, Chicago, Illinois 60606 during normal business hours from December 1, 2007 through December 11, 2007, and also will be available at the special meeting and at any adjournment or postponement thereof.

        Our board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

        Your vote is important. To be sure your vote counts, please vote by proxy whether or not you plan to attend the special meeting. If you hold your shares in registered form, please vote through the Internet or by telephone as described on the enclosed proxy card as soon as possible or complete, sign and return your proxy card in the postage-prepaid envelope provided. If, on the other hand, you hold your shares through a bank, broker or other nominee, please complete, sign and return to your bank, broker or other nominee the enclosed voting instruction form or follow the voting instructions your bank, broker or nominee will provide to you. Returning a signed proxy will not prevent you from attending the special meeting and voting in person, if you wish to do so. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger agreement.

        Stockholders of NAVTEQ who do not vote in favor of the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares of NAVTEQ common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements under the General Corporation Law of the State of Delaware, which are summarized in the accompanying proxy statement in the section entitled "Dissenters' Appraisal Rights." A copy of the applicable section of Delaware law is attached to the accompanying proxy statement as Exhibit C.

        Please do not send your NAVTEQ stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

        Additional information about the merger agreement and the merger is contained in the accompanying proxy statement. We urge you to carefully read the accompanying proxy statement and the merger agreement, a copy of which is attached to the proxy statement as Exhibit A, in their entirety.

        If you have any questions or need assistance, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 877-800-5187 (banks and brokers should call collect at 212-750-5833).

By Order of the Board of Directors

Lawrence M. Kaplan Senior Vice President, General Counsel and Secretary

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	10
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	17
THE PARTIES TO THE MERGER	19
THE SPECIAL MEETING	20
Date, Time and Place of the Special Meeting	20
Proposals to be Considered at the Special Meeting	20
Record Date	20
Voting Rights; Quorum	20
Vote Required for Adoption of the Merger Agreement	20
Voting of Proxies	21
Revocation of Proxies	22
Adjournments and Postponements; Other Business	22
To Attend the Special Meeting	22
Solicitation of Proxies	23
Rights of Stockholders Who Object to the Merger	23
Householding of Special Meeting Materials	23
Questions and Additional Information	23
PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT	24
THE MERGER	24
Structure of the Merger	24
Parties to the Merger; Nokia Guaranty	24
Background of the Merger	24
Reasons for the Merger; Recommendation of the NAVTEQ Board	33
Opinion of Merrill Lynch	38
Projected Financial Information	44
Delisting and Deregistration of NAVTEQ Common Stock	45
Litigation Related to the Merger	45
INTERESTS OF NAVTEQ'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER	46
NAVTEQ Stock Options	46
Restricted Stock Units Held by Executive Officers	47
Restricted Stock Units Held by Directors	48
Indemnification; Insurance Coverage	48
Potential Severance Payments to Executive Officers	49
Potential Future Employment	51
REGULATORY APPROVALS	52
DISSENTERS' APPRAISAL RIGHTS	53
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	56
U.S. Holders	56
Non-U.S. Holders	56
Backup Withholding	57
THE MERGER AGREEMENT	58
Effective Time of the Merger; Closing	58
Certificate of Incorporation and Bylaws; Directors and Officers of Surviving Corporation	58

i

Merger Consideration; Procedures for Exchange of Shares	58
Payment for the Shares	60
Representations and Warranties	61
Conduct of Business by NAVTEQ Pending the Merger	64
Proxy Statement	65
Stockholders' Meeting	65
Access to Information; Confidentiality	66
Restrictions on NAVTEQ's Ability to Solicit Other Offers	66
Employee Benefits	68
Directors' and Officers' Indemnification and Insurance	68
Notification of Certain Matters	69
Further Action; Commercially Reasonable Best Efforts	70
Public Announcements	70
Conditions to the Merger	70
Termination	72
Fees and Expenses; Termination Fee	73
Amendment and Waiver	73
Assignment	74
Specific Performance	74
No Survival of Representations and Warranties	74
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING	75
MARKET PRICE AND DIVIDEND DATA	76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	77
OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING	80
FUTURE STOCKHOLDER PROPOSALS	80
WHERE YOU CAN FIND MORE INFORMATION	81
EXHIBIT A—Agreement and Plan of Merger
EXHIBIT B—Opinion of Merrill Lynch, Pierce Fenner and Smith Incorporated
EXHIBIT C—Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY

        This summary highlights material information in this proxy statement relating to the merger contemplated by the merger agreement, which we refer to in this proxy statement as the merger, and may not contain all of the information that is important to you. To understand the merger and the related transactions fully and for a more complete description of the terms of the transactions contemplated by the merger agreement, you should carefully read this proxy statement as well as the additional documents to which it refers, including the merger agreement, which is attached as Exhibit A and which we incorporate herein by reference.

The Parties to the Merger (Page 19)

  NAVTEQ CORPORATION
  425 West Randolph Street
  Chicago, Illinois 60606

        NAVTEQ Corporation, which we refer to in this proxy statement as NAVTEQ, is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. NAVTEQ was originally incorporated in the State of California in August 1985 as Karlin & Collins, Inc. and was reincorporated in the State of Delaware in September 1987 as Navigation Technologies Corporation. In February 2004, Navigation Technologies Corporation changed its name to NAVTEQ Corporation. NAVTEQ maintains a website at www.navteq.com. Information contained on, or that may be accessed through, NAVTEQ's website is not part of this proxy statement. In this proxy statement, the terms "NAVTEQ", "us" "we" and "our" refer to NAVTEQ Corporation.

  Nokia Inc.
  6000 Connection Drive
  Irving, Texas 75039

        Nokia Inc., which we refer to in this proxy statement as Parent, is a Delaware corporation and was originally incorporated on May 7, 1992. Parent is the principal operational entity for Nokia Corporation's operations in the United States. Parent has significant facilities in White Plains, New York; Irving, Texas; Boston, Massachusetts; San Diego, California; Atlanta, Georgia; and the San Francisco, California Bay Area and currently has approximately 4,000 employees in the United States.

  North Acquisition Corp.
  6000 Connection Drive
  Irving, Texas 75039

        North Acquisition Corp., which we refer to in this proxy statement as Purchaser, is a Delaware corporation and a wholly-owned subsidiary of Parent. Purchaser was formed on September 28, 2007 for the sole purpose of merging with and into NAVTEQ and has no operations.

  Nokia Corporation
  Keilalahdentie 2-4
  P.O. Box 226, FIN-00045
  02150 Espoo, Finland

        Nokia Corporation, which we refer to in this proxy statement as Nokia, is a corporation organized and existing under the laws of the Republic of Finland. Nokia is a party to the merger agreement for the limited purpose of providing a guaranty of the obligations of Parent and Purchaser under the merger agreement and with respect to certain obligations to obtain regulatory approval of the merger. Nokia is the world's largest mobile device manufacturer with more than 900 million people using a

Nokia mobile device around the world. Driven by Internet and digital convergence, Nokia is expanding its offerings to include areas such as entertainment, communities and location based services. Nokia makes a wide range of mobile devices and provides people with experiences in music, navigation, video, television, imaging, games and business mobility through these devices. Nokia also provides equipment, solutions and services for communications networks.

The Merger (Page 24)

        You are being asked to vote to adopt the agreement and plan of merger, dated as of October 1, 2007, by and among Parent, Purchaser, Nokia and NAVTEQ, which we refer to in this proxy statement as the merger agreement, pursuant to which Purchaser will merge with and into NAVTEQ, with NAVTEQ continuing as the surviving corporation in the merger. The surviving corporation will continue to do business under the name "NAVTEQ Corporation" following the merger. Upon completion of the merger, NAVTEQ will cease to be an independent, publicly-traded company and will be a wholly-owned subsidiary of Parent.

When the Merger Will be Completed

        The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time that we and Parent specify in the certificate of merger. We sometimes use the term "effective time" in this proxy statement to describe the time the merger becomes effective under Delaware law. We are working to complete the merger as soon as practicable. We currently anticipate completing the merger in the first quarter of 2008, subject to adoption of the merger agreement by NAVTEQ stockholders and the satisfaction or waiver, where permitted, of the other closing conditions.

Merger Consideration; Procedures for Exchange of Shares (Page 58)

        If the merger is completed, each share of NAVTEQ common stock that is issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive an amount in cash equal to $78.00, which we sometimes refer to in this proxy statement as the per share merger consideration, without interest, less any applicable taxes required to be withheld, except that dissenting stockholders may seek to exercise and perfect their appraisal rights under Delaware law with respect to the merger. See "Dissenters' Appraisal Rights" beginning on page 53.

        Each option to purchase shares of NAVTEQ common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will entitle the option holder to receive a cash payment equal to the excess of $78.00 over the exercise price of the applicable option, multiplied by the number of shares subject to the option, without interest and less any applicable taxes required to be withheld. Each outstanding unvested restricted stock unit (whether time-vested or performance-based) granted by us will be converted automatically into restricted stock units with respect to a specified number of Nokia shares.

The Special Meeting (Page 20)

  Date, Time and Place of the Special Meeting

        The special meeting will be held on December 12, 2007 at 9:00 a.m. Central Time at the Hyatt Regency Chicago, Columbian Room, 151 E. Wacker, Chicago, Illinois 60601.

  Proposals to be Considered at the Special Meeting (Page 20)

        The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement and to vote upon any proposal for adjournment of the special meeting for the purpose of soliciting additional proxies in the event there are insufficient votes at the special meeting to adopt the merger agreement.

  Voting Rights; Quorum (Page 20)

        The holders of record of shares of NAVTEQ common stock as of the close of business on the record date, which was November 13, 2007, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 98,508,083 shares of NAVTEQ common stock outstanding. The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. For purposes of determining whether a quorum exists, broker non-votes and abstentions will be counted. At the special meeting, NAVTEQ stockholders will have one vote for each share of common stock held on the record date.

  Vote Required for the Adoption of the Merger Agreement (Page 20)

        Completion of the merger requires adoption of the merger agreement by the affirmative vote of a majority of the shares of NAVTEQ common stock outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of NAVTEQ common stock outstanding rather than on the number of votes cast at the special meeting, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against adoption of the merger agreement.

        Approval of any proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires that the votes cast in favor of the proposal exceed the votes cast against. Abstentions and broker non-votes will have no effect on any adjournment proposal.

  Voting of Proxies (Page 21)

        Before voting your shares of NAVTEQ common stock, we encourage you to read this proxy statement in its entirety, including its exhibits, and carefully consider how the merger will affect you. Whether or not you plan to attend the special meeting in person, if you hold your shares in registered form, please vote through the Internet or by telephone as described on the proxy card as soon as possible or complete, sign and return your proxy card in the postage-prepaid envelope provided. If, on the other hand, you hold your shares of NAVTEQ common stock through a bank, broker or other nominee, please complete, sign and return to your bank, broker or other nominee the enclosed voting instruction form or follow the voting instructions your bank, broker or nominee will provide to you. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger agreement.

Reasons for the Merger; Recommendation of the NAVTEQ Board (Page 33)

        After careful consideration, the NAVTEQ Board has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, NAVTEQ and its stockholders and has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. In this proxy statement, we refer to our board of directors as the NAVTEQ Board.

        Accordingly, the NAVTEQ Board unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

Opinion of Merrill Lynch (Page 38 and Exhibit B)

        The NAVTEQ Board engaged Merrill Lynch, Pierce, Fenner and Smith Incorporated, which we refer to in this proxy statement as Merrill Lynch, to act as its financial advisor and assist it in connection with its evaluation of Nokia's proposal and possible alternatives. At the meeting of the NAVTEQ Board on September 30, 2007, Merrill Lynch delivered its oral opinion (subsequently confirmed in writing as of October 1, 2007) that, as of that date, and subject to the limitations, qualifications, factors and assumptions set forth therein, the $78.00 per share merger consideration to be received by NAVTEQ stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. Merrill Lynch's opinion was provided for the information and assistance of the NAVTEQ Board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any NAVTEQ stockholder should vote with respect to the merger.

        We have agreed to pay Merrill Lynch a transaction fee that is contingent upon consummation of the merger and a fee in connection with the delivery by Merrill Lynch of its fairness opinion. The full text of Merrill Lynch's written opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is attached as Exhibit B and is incorporated into this proxy statement by reference. The summary of Merrill Lynch's opinion on page 38 of this proxy statement is qualified by reference to the full text of the opinion. NAVTEQ stockholders are encouraged to carefully read the opinion in its entirety.

Security Ownership of Certain Beneficial Owners and Management (Page 77)

        As of November 13, 2007, the record date determined by the NAVTEQ Board for determining NAVTEQ stockholders entitled to vote at the special meeting, NAVTEQ's directors and executive officers beneficially owned an aggregate of approximately 2,506,228 shares of NAVTEQ common stock representing approximately 2.5% of the outstanding shares of NAVTEQ common stock (in the form of 2,501,402 shares of NAVTEQ common stock and options to purchase shares of NAVTEQ common stock and restricted stock units based on shares of NAVTEQ common stock (vested or that vest within 60 days) with respect to an additional 4,826 shares of NAVTEQ common stock) and entitling them to vote approximately 0.06% of the voting power of NAVTEQ common stock entitled to vote at the special meeting.

Interests of NAVTEQ's Directors and Executive Officers in the Merger (Page 46)

        When you consider the recommendation of the NAVTEQ Board that you vote in favor of the adoption of the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

  •
  NAVTEQ's directors and executive officers held, as of November 13, 2007, options to purchase 3,019,699 shares of NAVTEQ common stock, in the aggregate, and pursuant to the terms of the merger agreement, all outstanding stock options, whether vested or unvested, will be cancelled at the effective time and converted into the right to receive a cash payment equal to the excess of $78.00 over the exercise price (less any applicable taxes required to be withheld and without interest), which will result in a payment of approximately $199,549,600, in the aggregate, to such directors and executive officers;

  •
  upon completion of the merger, based on his holdings of options and restricted stock units as of November 13, 2007, Judson C. Green, our president and chief executive officer, will be entitled to receive $172,940,509 (less any applicable taxes required to be withheld and without interest) upon the cancellation of his options to purchase shares of NAVTEQ common stock and accelerated vesting of his restricted stock units based on shares of NAVTEQ common stock;

  •
  all outstanding restricted stock units held by our directors will continue to vest on their existing vesting schedule following the merger, even though the NAVTEQ directors will no longer continue to serve as directors as of the effective time, with each such unvested outstanding restricted stock unit, upon the effective time, to be converted automatically into restricted stock units with respect to a number of Nokia shares equal to the product of the number of shares subject to the restricted stock units and the equity exchange ratio (which is $78.00 per share merger consideration divided by the closing price for a Nokia share on the business day before the effective time);

  •
  each of our executive officers is a party to an agreement that provides for the payment of severance and certain other benefits upon termination of employment without "cause" or for "good reason," which could result in payment, valued as of November 13, 2007, of approximately $7,849,000, in the aggregate, to such executive officers if all such payments were made;

  •
  our employment agreement with Judson C. Green, our president and chief executive officer, provides that if his employment terminates under certain specified circumstances, including if Mr. Green terminates his employment for any reason during the seventh month after a change of control, which would include the merger, he will receive payment, valued as of November 13, 2007, of severance and certain other benefits in the aggregate amount of approximately $9,615,000;

  •
  we expect that our executive officers will serve as employees of NAVTEQ, Parent or Nokia following the merger; and

  •
  the merger agreement provides for indemnification and liability insurance coverage following the merger for each of our current and former directors and officers.

        The NAVTEQ Board was aware of these interests and considered them, among other matters, in making its determinations and recommendations.

Financing

        There is no financing condition to the merger. NAVTEQ estimates that the total amount of funds necessary to consummate the merger is approximately $8.0 billion. Nokia is expected to provide that amount to Parent through a combination of cash on hand and certain financing arrangements.

Restrictions on NAVTEQ's Ability to Solicit Other Offers (Page 66)

        The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations relating to proposals regarding potential alternative transactions. In addition, the merger agreement requires, subject to certain exceptions, that the NAVTEQ Board recommend that our stockholders vote for the adoption of the merger agreement and not approve, endorse or recommend any alternative acquisition transactions or proposals with respect thereto. Notwithstanding these restrictions, under certain circumstances, the NAVTEQ Board may respond to an unsolicited written bona fide proposal for an alternative transaction and provide information to and enter into discussions and negotiations with the person making that proposal if the NAVTEQ Board determines, among other things, upon consultation with its financial and legal advisors that such proposal is or is reasonably likely to lead to a "superior proposal." In addition, under certain circumstances, including after providing Parent with a reasonable opportunity to make any changes to the terms of the merger and the merger agreement, and subject to the payment to Parent of a termination fee of $250 million, the NAVTEQ Board is permitted to change its recommendation regarding the merger, terminate the merger agreement and pursue an alternative transaction with another party if the NAVTEQ Board determines after consultation with its financial and legal advisors that the proposal made by that party constitutes a "superior proposal."

Conditions to the Merger (Page 70)

        Completion of the merger is subject to the satisfaction or waiver, where permitted, of a number of conditions, including, but not limited to, the following:

  •
  the adoption of the merger agreement by the requisite vote of NAVTEQ stockholders;

  •
  the absence of a material adverse effect with respect to NAVTEQ;

  •
  subject to Parent's and Purchaser's compliance with the covenant regarding regulatory approvals, the absence of any legal restraint or prohibition enjoining, restraining, prohibiting or making illegal the consummation of the merger;

  •
  the absence of any pending action instituted or initiated by any federal governmental authority in the United States, European Union or any European Union member state which would enjoin, restrain, prohibit or make illegal the consummation of the merger;

  •
  the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, which we refer to in this proxy statement as the HSR Act, and under any other applicable antitrust, competition or fair trade laws having terminated or expired, and all regulatory approvals or clearances in any relevant jurisdiction, including the European Union or any applicable European Union member state, having been obtained (except where failure of a waiting period to expire or be terminated or failure to obtain any required approval would not reasonably to be expected to result in a material limitation on the operation by Parent of the assets of Parent or its subsidiaries or NAVTEQ or its subsidiaries, or would not subject Parent or Purchaser to payment of a material fine or penalty) and the review process by the Committee on Foreign Investment in the United States, which we refer to in this proxy statement as CFIUS, under the Exon-Florio amendment to the Defense Production Act of 1950, as amended, which we refer to in this proxy statement as the Exon-Florio Provision, having been completed;

  •
  the representations and warranties of each party contained in the merger agreement being true and correct, except to the extent that, subject to certain exceptions, breaches of those representations and warranties have not had and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such party; and

  •
  the performance or compliance in all material respects of each party with all agreements and covenants contained in the merger agreement at or prior to the effective time.

Termination (Page 72)

        NAVTEQ and Parent may agree in writing to terminate the merger agreement at any time prior to the effective time, whether before or after the adoption of the merger agreement by NAVTEQ stockholders. Subject to the limitations set forth in the merger agreement, prior to the effective time, the merger agreement also may be terminated without the consent of the other party under certain circumstances, including the following:

  •
  By either Parent, Purchaser or NAVTEQ:

  •
  if the merger is not completed on or before October 1, 2008, which we refer to in this proxy statement as the outside date;

  •
  if any legal restraint or prohibition which makes illegal or otherwise prohibits the completion of the merger has become final and nonappealable; or

    •
    if the special meeting of stockholders (including any adjournment or postponement thereof) is held and approval of the proposal to adopt the merger agreement has not been obtained by the requisite vote of NAVTEQ stockholders;

  •
  By Parent:

  •
  if the NAVTEQ Board changes its recommendation that NAVTEQ stockholders vote in favor of the adoption of the merger agreement;

  •
  upon a breach or failure to perform of any representations, warranties or covenants in the merger agreement on the part of NAVTEQ such that the conditions to completion of the merger would not be satisfied and such breach or failure to perform is not cured within 20 business days after NAVTEQ has received notice of such breach from Parent; or

  •
  if NAVTEQ failed to file with the SEC a preliminary proxy statement on or prior to October 19, 2007 and did not cure any failure to file the preliminary proxy statement within five business days after receiving notice from Parent of such failure;

  •
  By NAVTEQ:

  •
  if the NAVTEQ Board changes its recommendation that NAVTEQ stockholders vote in favor of the adoption of the merger agreement, as long as NAVTEQ has not breached the prohibitions in the merger agreement relating to the solicitation of alternative transactions; or

  •
  upon a breach or failure to perform of any representations, warranties or covenants in the merger agreement on the part of Parent or Purchaser such that the conditions to consummation of the merger would not be satisfied and such breach or failure to perform is not cured within 20 business days after Parent or Purchaser has received notice of such breach from NAVTEQ.

Fees and Expenses; Termination Fee (Page 73)

        Generally, with certain specified exceptions, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated. Under certain circumstances in connection with the termination of the merger agreement, NAVTEQ will be required to pay to Parent a termination fee of $250 million. With respect to any termination of the merger agreement in circumstances where the fee is payable, except for cases of bad faith, the payment of the termination fee constitutes the sole and exclusive remedy available to Parent and Purchaser for any claim for damages or any other claim which they would otherwise be entitled to assert against us or any of our assets, or against any of our directors, officers, employees and stockholders with respect to the merger agreement and the transactions contemplated thereby.

Material U.S. Federal Income Tax Consequences (Page 56)

        If you are a U.S. holder of our common stock, receipt of the per share merger consideration will be a taxable transaction to you for federal income tax purposes. Although your tax consequences will depend on your particular situation, most U.S. holders will generally recognize gain or loss measured by the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of NAVTEQ common stock. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Regulatory Approvals (Page 52)

        Completion of the merger is subject to certain governmental or regulatory approvals, including the termination or expiration of the waiting periods under the HSR Act or any other applicable foreign, federal, or state antitrust, competition or fair trade laws, and the obtaining of all regulatory approvals or clearances in any relevant jurisdiction, including the European Union or any applicable European Union member state (except where failure of a waiting period to expire or be terminated or failure to obtain any required approval would not reasonably to be expected to result in a material limitation on the operation by Parent of the assets of Parent or its subsidiaries or NAVTEQ or its subsidiaries, or would not subject Parent or Purchaser to payment of a material fine or penalty). In addition, completion of the merger is subject to the notification by CFIUS to Parent and us in writing that action under the Exon-Florio Provision is concluded or an investigation by CFIUS is otherwise terminated with respect to the merger.

Litigation Related to the Merger (Page 45)

        Two class action lawsuits have been filed relating to the merger since the public announcement of the execution of the merger agreement, one in the United States District Court for the Northern District of Illinois and one in the Circuit Court of Cook County, Illinois. The lawsuits purport to be brought on behalf of all NAVTEQ stockholders and name the members of the NAVTEQ Board and NAVTEQ as defendants, and the second lawsuit also names Parent as a defendant. Both complaints allege, among other things, that the NAVTEQ Board violated its fiduciary duties to NAVTEQ stockholders by entering into the merger agreement. The second complaint also alleges that Parent aided and abetted the NAVTEQ Board in its alleged violations of its fiduciary duties. In each case, the plaintiffs seek to enjoin the merger and monetary relief. The lawsuits are each in a preliminary stage. We believe these lawsuits are without merit and intend to defend them vigorously.

Market Price and Dividend Data (Page 76)

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "NVT." The closing sale price of our common stock on the NYSE on September 28, 2007, which was the last trading day before the merger agreement was publicly announced, was $77.97 per share. On November 13, 2007, the latest practicable date before this proxy statement was finalized, the closing sale price of NAVTEQ's common stock on the NYSE was $76.91 per share.

Merger Consideration; Procedures for Exchange of Shares (Page 58)

        Promptly after the effective time, a paying agent will mail a letter of transmittal and instructions to you and other NAVTEQ stockholders entitled to receive the per share merger consideration. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the per share merger consideration. If your shares are held in "street name" by your broker, you will receive instructions from your broker as to how to effect the surrender of your "street name" shares in exchange for the per share merger consideration. You should not return your NAVTEQ stock certificates with the enclosed proxy card, and you should not forward your NAVTEQ stock certificates to the paying agent without a letter of transmittal.

Dissenters' Appraisal Rights (Page 53)

        Under Section 262 of the General Corporation Law of the State of Delaware, which we refer to in this proxy statement as the DGCL, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Section 262 of the DGCL to have the "fair value" of your shares of NAVTEQ common stock determined by the Court of Chancery of the State of Delaware, which we refer to in this proxy statement as the Delaware Chancery Court, and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, or the same as, the $78.00 per share merger consideration you would have received under the merger agreement. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

  •
  deliver to us a written demand for appraisal in compliance with Section 262 of the DGCL before the vote by stockholders on the adoption of the merger agreement is taken;

  •
  not vote in favor of the adoption of the merger agreement; and

  •
  continuously hold your NAVTEQ shares from the date you make the demand for appraisal through the effective time.

        Merely voting against the adoption of the merger agreement will not preserve your appraisal rights—you also must take all the steps provided under Section 262 of the DGCL. The applicable Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement on page 53. In addition, Section 262 of the DGCL is reproduced and attached as Exhibit C to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a NAVTEQ stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers, including the merger agreement, which is attached to this proxy statement as Exhibit A and is incorporated herein by reference.

Q:
Why am I receiving this proxy statement?

A:
NAVTEQ, Parent, Purchaser and Nokia have agreed pursuant to the merger agreement that Parent will acquire NAVTEQ through the merger of Purchaser with and into NAVTEQ. NAVTEQ is holding a special meeting of its stockholders to have its stockholders consider and vote on a proposal to adopt the merger agreement. You are receiving this proxy statement because you were a stockholder of NAVTEQ on the record date for the special meeting and, as such, you are being asked to vote to adopt the merger agreement and to vote for any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We cannot complete the merger unless NAVTEQ stockholders approve the proposal to adopt the merger agreement. We have included in this proxy statement important information about the merger, the merger agreement and the special meeting. You should read this proxy statement carefully and in its entirety. We also have attached a copy of the merger agreement as Exhibit A to the proxy statement. The enclosed materials, including the proxy card, allow you to vote your shares of NAVTEQ common stock without attending the special meeting. Your vote is very important and we encourage you to return your proxy card as soon as possible.

Q:
What will be the effect of the merger?

A:
Once the merger agreement has been adopted by NAVTEQ stockholders and the other closing conditions under the merger agreement have been satisfied or waived, where permitted, Purchaser will merge with and into NAVTEQ and NAVTEQ will be a wholly-owned subsidiary of Parent. Accordingly, after the merger, shares of NAVTEQ common stock will no longer be publicly traded, you will no longer have an equity interest in NAVTEQ and you will not participate in any potential future earnings or growth of NAVTEQ or benefit from any appreciation in NAVTEQ's value. You will only have the right to receive the per share merger consideration of $78.00 per share (without interest and less any applicable taxes required to be withheld) in exchange for each of the shares of NAVTEQ common stock that you own at the effective time.

Q:
Where and when is the special meeting?

A:
The special meeting will be held on December 12, 2007 at 9:00 a.m. Central Time at the Hyatt Regency Chicago, Columbian Room, 151 E. Wacker Drive, Chicago, Illinois 60601.

Q:
Who can vote on the proposal to adopt the merger agreement?

A:
You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of NAVTEQ common stock at the close of business on November 13, 2007, which is the record date set by the NAVTEQ Board for the special meeting. Each outstanding share of NAVTEQ common stock on the record date entitles the holder thereof to one vote on each matter submitted to NAVTEQ stockholders for approval at the special meeting.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to adopt the merger agreement, which proposal we sometimes also refer to in this proxy statement as the merger proposal;

•
to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which proposal we sometimes also refer to in this proxy statement as the adjournment proposal; and

•
to act upon any other business that may properly come before the special meeting or any adjournment thereof.

Q:
What will I receive in the merger?

A:
If the merger is completed, you will be entitled to receive $78.00 in cash, without interest, less any applicable taxes required to be withheld, for each outstanding share of NAVTEQ common stock that you own as of the effective time.

Q:
How does the NAVTEQ Board recommend that I vote?

A:
The NAVTEQ Board unanimously recommends that our stockholders vote FOR the adoption of the merger agreement and FOR any proposal for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting. For a description of the factors considered by the NAVTEQ Board in making its recommendations, please see "The Merger—Background of the Merger" and "The Merger—Reasons for the Merger; Recommendation of Our Board of Directors" beginning on page 33.

Q:
Is the merger contingent upon Parent obtaining financing?

A:
No. The merger agreement does not contain a financing contingency.

Q:
What are the financial interests of NAVTEQ's directors and executive officers in the merger?

A:
Certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•
NAVTEQ's directors and executive officers held, as of November 13, 2007, options to purchase 3,019,699 shares of NAVTEQ common stock, in the aggregate, and pursuant to the terms of the merger agreement, all outstanding stock options, whether vested or unvested, will be cancelled at the effective time and converted into the right to receive a cash payment equal to the excess of $78.00 over the exercise price (less any applicable taxes required to be withheld and without interest), which will result in a payment of approximately $199,549,600 million, in the aggregate, to such directors and executive officers;

•
upon completion of the merger, based on his holdings of options and restricted stock units as of November 13, 2007, Judson C. Green, our president and chief executive officer, will be entitled to receive $172,940,509 (less any applicable taxes required to be withheld and without interest) upon the cancellation of his options to purchase shares of NAVTEQ common stock and accelerated vesting of his restricted stock units based on shares of NAVTEQ common stock;

•
all outstanding restricted stock units held by our directors will continue to vest on their existing vesting schedule following the merger, even though the NAVTEQ directors will no longer continue to serve as directors as of the effective time, with each such unvested outstanding restricted stock unit, upon vesting, to be converted automatically into restricted stock units with respect to a number of Nokia shares equal to the product of the number of shares subject to the restricted stock units and the equity exchange ratio (which is $78.00 per share merger consideration divided by the closing price for a Nokia share on the business day before the effective time);

  •
  each of our executive officers is a party to an agreement that provides for the payment of severance and certain other benefits upon termination of employment without "cause" or for "good reason," which could result in payment, valued as of November 13, 2007, of approximately $7,849,000, in the aggregate, to such executive officers if all such payments were made;

  •
  our employment agreement with Judson C. Green, our president and chief executive officer, provides that if his employment terminates under certain specified circumstances, including if Mr. Green terminates his employment for any reason during the seventh month after a change of control, which would include the merger, he will receive payment, valued as of November 13, 2007, of severance and certain other benefits in the aggregate amount of approximately $9,615,000;

  •
  we expect that our executive officers will serve as employees of NAVTEQ, Parent or Nokia following the merger; and

  •
  the merger agreement provides for indemnification and liability insurance coverage following the merger for each of our current and former directors and executive officers.

  The NAVTEQ Board was aware of these interests and considered them, among other matters, in making its determinations and recommendations.

Q:
Will I owe taxes as a result of the merger?

A:
The receipt of cash in exchange for shares of NAVTEQ common stock or options to purchase NAVTEQ common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Although your tax consequences will depend on your particular situation, most U.S. holders will recognize a gain or loss equal to the difference between the amount of merger consideration received for their shares and the adjusted tax basis of their shares. If you are a non-U.S. holder of shares of NAVTEQ common stock, the merger will generally not be a taxable transaction to you under federal income tax laws unless you have certain connections to the United States. See "Material U.S. Federal Income Tax Consequences," beginning on page 56. You should consult your tax advisor for a complete understanding of the specific tax consequences of the merger to you.

Q:
When do you expect to complete the merger?

A:
We are working to complete the merger as soon as practicable. If NAVTEQ stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, then we intend to complete the merger as soon as possible after the special meeting. The merger agreement provides that the closing will occur at 10:00 a.m., New York time, no later than the fifth business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). We currently expect to complete the merger in the first quarter of 2008.

Q:
If I hold NAVTEQ stock options or restricted stock units, how will these be treated in the merger?

A:
Each option to purchase shares of NAVTEQ common stock that you hold and that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will entitle you to receive a cash payment equal to the excess, if any, of $78.00 over the per share exercise price of the applicable option, multiplied by the number of shares subject to the option, without interest and less any applicable taxes required to be withheld.

  Each outstanding time-vested restricted stock unit and performance-based restricted stock unit granted by us (for which achievement against the applicable performance criteria has been evaluated and applied prior to the effective time to determine the actual number of restricted stock units granted) will be converted automatically into restricted stock units with respect to a number of Nokia shares equal to the product of the number of shares subject to the restricted stock units and the equity exchange ratio (which is $78.00 per share merger consideration divided by the closing price for a Nokia share on the business day before the effective time).

  Each outstanding performance-based restricted stock unit for which the achievement against the applicable performance criteria has not been so evaluated and applied will be converted automatically into a restricted stock unit with respect to a number of Nokia shares equal to 150% of the number of shares underlying the original performance-based restricted stock unit (or, where the original performance-based restricted stock units were granted at the maximum number of performance-based restricted stock units that could be granted at the highest performance level, 75% of the number of shares of common stock underlying each original performance-based restricted stock unit) and multiplied by the equity exchange ratio.

  At the discretion of Parent, any restricted stock unit (whether time-vested or performance-based) may be converted into the right to receive the per share merger consideration for each underlying share, without interest and less any applicable taxes required to be withheld, if Parent determines such conversion is in the best interest of NAVTEQ, Parent or the award holder.

Q:
What is a quorum?

A:
A quorum of the holders of the outstanding shares of NAVTEQ common stock must be present for the special meeting to be held. A quorum will be present if the holders of a majority of the outstanding shares of NAVTEQ common stock entitled to vote are present at the meeting, represented in person or by proxy. Votes against, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:
What vote of our stockholders is required to adopt the merger agreement?

A:
Adoption of the merger agreement requires the affirmative vote of a majority of shares of NAVTEQ common stock outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of NAVTEQ common stock outstanding and not the number of votes cast, as described in more detail below, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against adoption of the merger agreement. We urge you either to vote through the Internet or by telephone as soon as possible or complete, sign and return the enclosed proxy card in the postage-prepaid envelope provided to assure the representation of your shares of NAVTEQ common stock at the special meeting. Alternatively, if you hold your shares of NAVTEQ common stock through a bank, broker or other nominee, please complete, sign and return to your bank, broker or nominee the enclosed voting instruction form or follow the voting instructions your bank, broker or nominee will provide to you.

Q:
How are votes counted?

A:
For the merger proposal, you may vote FOR, AGAINST or ABSTAIN. This proposal requires the affirmative vote of the holders of a majority of all outstanding shares of NAVTEQ common stock entitled to vote on the proposal. Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the merger proposal.

  For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. This proposal requires that the votes cast in favor of it exceed the votes cast against it. Abstentions will not count as votes cast and will have no effect on the adjournment proposal but will count for the purpose of determining whether a quorum is present.

  If you sign your proxy card without indicating your vote, your shares will be voted FOR the merger proposal, FOR any adjournment proposal, and in accordance with the recommendations of the NAVTEQ Board on any other matter that may properly come before the meeting for a vote.

  A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the merger proposal but will have no effect on the adjournment proposal.

Q:
If my shares of NAVTEQ common stock are held in "street name" by my broker, will my broker vote my shares for me if I do not give instructions?

A:
If you hold your shares of NAVTEQ common stock in "street name" through a bank, broker or other nominee, your broker, bank or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your bank, broker or nominee how to vote your shares by completing, signing and returning to your bank, broker or other nominee the enclosed voting instruction form or by following the voting instructions your bank, broker or nominee will provide to you. If you do not provide instructions to your bank, broker or nominee with respect to the merger proposal, your shares will not be voted and this will have the same effect as a vote against the proposal to adopt the merger agreement. If a quorum is present, but you did not provide instructions to your bank, broker or nominee with respect to the adjournment proposal, your shares will not be voted and this will have no effect on the outcome of the adjournment proposal.

Q:
What does it mean if I get more than one proxy card?

A:
If your shares of NAVTEQ common stock are registered in different forms and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive (or submit each of your proxies by telephone or the internet) to ensure that all of your shares are voted.

Q:
Can I change my vote?

A:
Yes. You may change your vote at any time before the shares reflected on your proxy are voted at the special meeting. If you own your shares of NAVTEQ common stock in your name, you can do this in one of three ways. First, you can send a written notice of revocation to NAVTEQ's secretary at our principal executive offices. Second, you can either complete, sign and return a new proxy card or submit your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a bank, broker or other nominee to vote your shares, you must follow the voting instructions received from the bank, broker or other nominee to change the instructions you have given them.

Q:
What happens if I sell my shares of NAVTEQ common stock before the special meeting?

A:
The record date of the special meeting is earlier than the date the special meeting will be held and the date the merger is expected to be completed. If you transfer your shares of NAVTEQ common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $78.00 per share merger consideration to be received by our stockholders pursuant to the merger. In order to receive the $78.00 per share merger consideration, you must hold your shares through completion of the merger.

Q:
Will I have appraisal rights in connection with the merger?

A:
Yes. You will have the right under Delaware law to have the "fair value" of your shares of NAVTEQ common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Merely voting against the adoption of the merger agreement will not preserve your appraisal rights—you also must take all the steps provided under Delaware law. The applicable Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement on page 53. In addition, Section 262 of the DGCL, which is the section of Delaware law regarding appraisal rights, is attached as Exhibit C to this proxy statement.

Q:
Should I send in my NAVTEQ stock certificates now?

A:
No. You should not send in your NAVTEQ stock certificates now. Promptly after the merger is completed, you will receive a letter of transmittal and instructions describing how you may exchange your NAVTEQ stock certificates for the per share merger consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares of NAVTEQ common stock, as applicable, with your completed letter of transmittal to receive the per share merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:
What if my shares of NAVTEQ common stock are uncertificated?

A:
If you do not hold any physical stock certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of NAVTEQ common stock. If your shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your "street name" shares in exchange for the per share merger consideration to which you are entitled. Shortly after the merger is completed, your broker, bank or other nominee will receive a letter of transmittal with instructions informing them how to send to the paying agent book-entry account statements reflecting to the ownership of such street name stock in order to receive the appropriate merger consideration. See "The Merger Agreement—Merger Consideration; Procedures for Exchange of Shares" beginning on page 58.

Q:
What should I do now?

A:
This proxy statement contains important information regarding the special meeting, the merger agreement and the merger, as well as information about NAVTEQ, Parent and Purchaser. It also contains important information about the material factors the NAVTEQ Board considered in approving the merger agreement and the merger and determining to recommend the merger proposal to NAVTEQ stockholders. We urge you to carefully read this proxy statement in its entirety, including its exhibits, and to carefully consider how the merger affects you. Then vote through the Internet or by telephone as described on the proxy card as soon as possible or complete, sign and return the enclosed proxy card in the postage-prepaid envelope provided. Alternatively, if you hold your shares of NAVTEQ common stock through a broker, bank or other nominee, please complete, sign, and promptly return to your broker, bank or other nominee the enclosed voting instruction form or follow the voting instructions your bank, broker or nominee will provide to you. You may also want to review the documents referenced in the section captioned "Where You Can Find More Information" on page 81.

Q:
Where can I find more information about NAVTEQ?

A:
We file certain information with the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at our Investor Relations page on our corporate website at www.navteq.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See "Where You Can Find More Information" on page 81.

Q:
Who is soliciting my proxy and who will pay the cost of soliciting proxies?

A:
The NAVTEQ Board is soliciting your proxy. NAVTEQ will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited by telephone and facsimile, by mail or in person by certain NAVTEQ employees. We have also retained Innisfree M&A Incorporated, who we refer to in this proxy statement as Innisfree, to assist us in soliciting proxies. We will pay Innisfree a fee of $15,000 plus certain other costs and expenses for its services. In addition, we will request that banking institutions, brokers, custodians, directors, nominees, fiduciaries and other like parties forward the proxy materials to the beneficial owners of shares of NAVTEQ common stock held of record by such person, and we will, upon request of such record holders, reimburse reasonable forwarding charges and out-of-pocket expenses.

Q:
What if I have additional questions?

A:
If you have questions about the merger agreement, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact our proxy solicitor, Innisfree, toll free at 877-800-5187 (banks and brokers should call collect at 212-750-5833). You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer to in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of NAVTEQ, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary," "Questions and Answers about the Special Meeting and the Merger," "The Merger—Opinion of Merrill Lynch", "The Merger—Projected Financial Information" and "The Merger—Litigation Related to the Merger" and in statements containing the words "believes," "plans," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of NAVTEQ. These forward-looking statements speak only as of the date on which the statements were made and we do not undertake any obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or circumstances or otherwise.

        Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference, attached to this proxy statement or referred to in this proxy statement, as of the respective dates of such documents. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the inability to satisfy the conditions to completion of the merger, including the adoption of the merger agreement by our stockholders and the receipt of regulatory approvals;

  •
  the failure of the merger to close for any other reason;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $250 million termination fee to Parent;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  the effect of the announcement of the merger on our business generally and customer relationships and operating results, including our ability to retain employees, including key employees;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price and trading volume of our common stock;

  •
  the potential adverse effect on our business, properties and operations because of certain restrictions on our business we agreed to in the merger agreement;

  •
  the risk that we may be subject to litigation in connection with the merger, including the outcome of any legal proceedings instituted against us and others following our announcement of the merger agreement;

  •
  risks related to diverting management's attention from our ongoing business operations; and

  •
  other risks set forth in our filings with the SEC, including "Item 1A. Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, and our Quarterly Reports on Form 10-Q for our quarterly periods ended April 1, 2007, July 1, 2007 and September 30, 2007 respectively. See "Where You Can Find More Information" on page 81.

        We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE PARTIES TO THE MERGER

NAVTEQ Corporation

        NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. NAVTEQ was originally incorporated in the State of California in August 1985 as Karlin & Collins, Inc. and was reincorporated in the State of Delaware in September 1987 as Navigation Technologies Corporation. In February 2004, Navigation Technologies Corporation changed its name to NAVTEQ Corporation. NAVTEQ maintains a website at www.navteq.com. Information contained on, or that may be accessed through, NAVTEQ's website is not part of this proxy statement. NAVTEQ's principal executive officers are located at 425 West Randolph Street, Chicago, Illinois 60606 and its telephone number is (312) 894-7000.

Nokia Inc.

        Parent is a Delaware corporation and was originally incorporated on May 7, 1992. Parent is the principal operational entity for Nokia's operations in the United States. Parent has significant facilities in White Plains, New York; Irving, Texas; Boston, Massachusetts; San Diego, California; Atlanta, Georgia; and the San Francisco, California Bay Area and currently has approximately 4,000 employees in the United States. Parent's principal executive offices are located at 6000 Connection Drive, Irving, Texas 75039 and its telephone number is (972) 894-6000.

North Acquisition Corp.

        Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. Purchaser was formed on September 28, 2007 for the sole purpose of merging with and into NAVTEQ and has no operations. Under the terms of the merger agreement, Purchaser will merge with and into NAVTEQ, with NAVTEQ continuing as the surviving corporation in the merger. Purchaser's principal executive offices are located at 6000 Connection Drive, Irving, Texas 75039 and its telephone number is (972) 894-6000.

Nokia Corporation

        Nokia is a corporation organized and existing under the laws of the Republic of Finland. Nokia is a party to the merger agreement for the limited purpose of providing a guaranty of the obligations of Parent and Purchaser under the merger agreement and with respect to certain obligations regarding regulatory approval of the merger. Nokia is the world's largest mobile device manufacturer with more than 900 million people using a Nokia mobile device around the world. Driven by Internet and digital convergence, Nokia is expanding its offerings to include areas such as entertainment, communities and location based services. Nokia makes a wide range of mobile devices and provides people with experiences in music, navigation, video, television, imaging, games and business mobility through these devices. Nokia also provides equipment, solutions and services for communications networks. Nokia's principal executive offices are located at Keilalahdentie 2-4, P.O. Box 226, FIN-00045 Nokia Group, 02150 Espoo, Finland and its telephone number is +358(0)718008000.

THE SPECIAL MEETING

        This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the NAVTEQ Board for use at a special meeting to be held on December 12, 2007 at 9:00 a.m. Central Time at the Hyatt Regency Chicago, Columbian Room, 151 E. Wacker Drive, Chicago, Illinois 60601.

Date, Time and Place of the Special Meeting

Date: December 12, 2007

Time: 9:00 a.m. Central Time

Place: Hyatt Regency Chicago, Columbian Room, 151 E. Wacker Drive, Chicago, Illinois 60601

Proposals to be Considered at the Special Meeting

        At the special meeting, you will be asked to consider and vote on the following proposals:

  •
  to adopt the merger agreement;

  •
  to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

  •
  to act upon any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date

        The NAVTEQ Board has fixed the close of business on November 13, 2007 as the record date for the special meeting and only holders of record of NAVTEQ common stock on the record date are entitled to receive notice of, and to vote (in person or by proxy) at, the special meeting. On the record date, there were 98,508,083 shares of NAVTEQ common stock outstanding held by approximately 265 stockholders of record.

Voting Rights; Quorum

        The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Each holder of our common stock is entitled to one vote per share of NAVTEQ common stock held. Both abstentions and broker "non-votes" will be counted as present for purposes of determining the existence of a quorum. In the event a quorum is not present at the special meeting, we will adjourn or postpone the meeting to solicit additional proxies. If a new record date is set for an adjourned or postponed special meeting, then a new quorum must be established. "Broker non-votes" result when the beneficial owners of shares of common stock do not provide voting instructions to their brokers with respect to a particular matter.

Vote Required for Adoption of the Merger Agreement

        Completion of the merger requires adoption of the merger agreement by the affirmative vote of the holders of a majority of outstanding shares of NAVTEQ common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires that the votes cast in favor of the adjournment proposal exceed the votes cast against the proposal. Each holder of shares of NAVTEQ common stock that was outstanding on the record date is entitled to one vote at the special meeting for each share held. Because the required vote with respect to the adoption of the merger agreement is based on the number of shares of NAVTEQ common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions with respect to the merger proposal will have the same effect as voting against adoption of the merger agreement. Abstentions and broker non-votes will have no effect on the adjournment proposal (except that, as described in the preceding paragraph, they will count for the purpose of determining whether a quorum is present). Accordingly, in order for your shares of common stock to be included in the vote, you must vote your shares either by returning the enclosed proxy card or by following voting instructions by telephone or Internet, or you must vote in person at the special meeting.

        As of November 13, 2007, the record date, our executive officers and directors beneficially owned an aggregate of approximately 2,506,228 shares of NAVTEQ common stock (in the form of 2,501,402 shares and options to purchase shares of NAVTEQ common stock and restricted stock units based on shares of NAVTEQ common stock (vested or that vest within 60 days) with respect to an additional 4,826 shares), representing 2.5% of the total fully diluted beneficial ownership of NAVTEQ common stock and entitling them to exercise approximately 0.06% of the voting power of NAVTEQ common stock entitled to vote at the special meeting.

        The NAVTEQ Board unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger proposal.

Voting of Proxies

        Record holders may cause their shares of NAVTEQ common stock to be voted using one of the following methods:

  •
  complete, sign and return the enclosed proxy card by mail;

  •
  submit your proxy or voting instructions by telephone or Internet by following the instructions included with your proxy card; or

  •
  appear and vote in person by ballot at the special meeting.

        Regardless of whether you plan to attend the special meeting, we request that you complete, sign and promptly return the enclosed proxy card. PLEASE DO NOT SEND IN YOUR NAVTEQ STOCK CERTIFICATES WITH YOUR PROXY CARD. When the merger is completed, a separate letter of transmittal will be mailed to you with instructions on how to exchange your stock certificates for the per share merger consideration.

        If you hold your shares of NAVTEQ common stock through a bank, broker or nominee (in "street name"), you should complete, sign and return to your bank, broker or nominee the enclosed voting instruction card or follow the voting instructions your bank, broker or nominee will provide to you. If you do not receive such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you instructions on how to vote your shares of NAVTEQ common stock.

        Unless revoked in the manner described below, if you properly submit your vote in one of the manners described above, your shares will be voted at the special meeting as you indicate on your proxy card or in your voting instructions. If no instructions are indicated, your shares of NAVTEQ common stock will be voted FOR the merger proposal, FOR the adjournment proposal and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

        Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, Innisfree, toll-free at 877-800-5187 (banks and brokers should call collect at 212-750-5833).

Revocation of Proxies

        You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

  •
  by delivering a written revocation dated after the date of the proxy that the proxy is being revoked to the Secretary of NAVTEQ at NAVTEQ Corporation, 425 West Randolph Street, Chicago, Illinois 60606, Attention: Corporate Secretary;

  •
  by delivering to the Secretary of NAVTEQ a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or Internet at a date after the date of the previously submitted proxy relating to the same shares; or

  •
  by attending the special meeting and voting in person by ballot.

        Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of NAVTEQ common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.

Adjournments and Postponements; Other Business

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies because there are insufficient votes at the time of the meeting to adopt the merger agreement. Such adjournment to solicit additional votes requires that holders of more of NAVTEQ common stock vote in favor of adjournment than vote against adjournment without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If no instructions are indicated on your proxy card, your shares of our common stock will be voted FOR any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the adjourned special meeting.

        We do not expect that any business other the merger proposal and adjournment proposal will be brought before the special meeting. If, however, other business is properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

To Attend the Special Meeting

        You do not need to make a reservation to attend the special meeting. However, please note that to be admitted to the meeting you will need to demonstrate that you are a NAVTEQ stockholder entitled to vote at the special meeting or the holder of a valid proxy granted by a NAVTEQ stockholder entitled to vote at the special meeting. If your shares are registered in your name, an admission card is attached to the enclosed proxy card. Bring the admission card with you to the special meeting. If your shares are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the shares, such as your most recent account statement. If you do not have an admission card or proof that you own NAVTEQ common stock or hold a valid proxy, you may not be admitted to the special meeting. Please note that if you hold your shares in the name of a broker, bank or other nominee, you must provide a legal proxy from such nominee in order to be able to vote in person at the meeting.

Solicitation of Proxies

        NAVTEQ will pay the costs of soliciting proxies for the special meeting. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited by telephone and facsimile, by mail or in person by certain NAVTEQ employees. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have engaged Innisfree to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees and fiduciaries for a fee of $15,000 plus certain other costs and expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to stockholders.

Rights of Stockholders Who Object to the Merger

        Stockholders of NAVTEQ are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Chancery Court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

        To exercise your appraisal rights, you must submit a written demand for appraisal to NAVTEQ before the vote is taken on the merger agreement and you must not vote in favor of the merger proposal. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "Dissenters' Appraisal Rights" beginning on page 53 and the text of Section 262 of the DGCL, the Delaware appraisal rights statute, reproduced in its entirety as Exhibit C.

Householding of Special Meeting Materials

        Some bank, broker, nominee or other record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of the proxy statement may have been sent to multiple stockholders in your household. Innisfree will promptly deliver a separate copy of the proxy statement to you if you call our proxy solicitor, Innisfree, toll-free at 877-800-5187.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll-free at 877-800-5187 (banks and brokers should call collect at 212-750-5833).

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Structure of the Merger

        The merger agreement provides that at the effective time, Purchaser will be merged with and into NAVTEQ. As a result of the merger, the separate corporate existence of Purchaser will cease and we will continue as the surviving corporation following the merger, as a wholly-owned subsidiary of Parent. The surviving corporation will succeed to all the property, rights, privileges, powers and franchises and all debts, liabilities, obligations, restrictions, disabilities and duties of NAVTEQ and Purchaser.

Parties to the Merger; Nokia Guaranty

        The parties to the merger agreement are Nokia Inc. (Parent), a Delaware corporation, North Acquisition Corp. (Purchaser), a Delaware corporation, Nokia Corporation (Nokia), a corporation organized and existing under the laws of the Republic of Finland, and NAVTEQ Corporation (NAVTEQ), a Delaware corporation. Purchaser was organized solely for the purpose of acquiring NAVTEQ pursuant to the merger agreement and has not conducted any activities to date other than activities incidental to its formation and in connection with the proposed merger. Purchaser is wholly-owned by Parent. Nokia is a party to the merger agreement only for the purposes of unconditionally guaranteeing the performance by Parent and Purchaser of their obligations under the merger agreement to NAVTEQ and certain indemnified parties related to NAVTEQ and complying with certain obligations with respect to regulatory approval of the merger.

Background of the Merger

        Since the initial public offering of our common stock in August 2004, the NAVTEQ Board and NAVTEQ's senior management have regularly reviewed and assessed NAVTEQ's business strategies and objectives and the various trends and conditions affecting our business and the markets in which we operate, including consideration of various strategic alternatives that might be available to NAVTEQ, all with the goal of enhancing stockholder value. As part of this ongoing review and assessment, the NAVTEQ Board has considered a range of opportunities, including acquisitions, joint ventures, strategic alliances and other strategic transactions and relationships, and our senior management has met periodically with our customers, business partners and others to discuss trends and conditions in our markets and to explore potential opportunities for strategic business relationships. These activities have resulted in a number of important strategic developments for NAVTEQ, including our acquisitions of Traffic.com, The Map Network and Picture Map International and the launching of our joint venture in China.

        NAVTEQ and Nokia have maintained a supplier-customer relationship since 2005, with NAVTEQ providing Nokia with digital map content for use in a variety of Nokia products and services, including Nokia's LD-1W and LD-3W wireless GPS modules, CK-20W and CK-25W multimedia car kits, model 300 and 500 personal navigation devices, N95 and E90 Communicator and N6110 Navigator mobile devices, Nokia Mobile Search service and Nokia Store Locator service.

        Representatives of NAVTEQ and Nokia have met on multiple occasions over the course of this supplier-customer relationship to discuss products and services and the commercial terms of our relationship, including pricing and data license terms and conditions. During the summer of 2007, the parties began discussions regarding the possibility of pursuing a more strategic relationship which would focus on the development of a global traffic solution, the acceleration of map coverage expansion in emerging markets, and the acceleration of new content. In addition, as described further below, representatives of Nokia and NAVTEQ began to discuss Nokia's interest in pursuing an equity investment in or acquisition of NAVTEQ.

        On July 30, 2007, Winston Guillory, Jr., NAVTEQ's Senior Vice President of Consumer and Business Sales and Michael Halbherr, Nokia's Vice President of Location Based Services, spoke by telephone regarding a variety of topics, including the relationship between NAVTEQ and Nokia and business and industry matters. During that conversation, Mr. Halbherr indicated that Nokia was considering a number of possible mapping-related strategic alternatives and inquired whether NAVTEQ would be open to the possibility of being acquired by Nokia, and then shared his views of the opportunities for a combined Nokia-NAVTEQ. Mr. Halbherr asked if NAVTEQ would be willing to meet with representatives of Nokia to discuss industry developments and possible strategic cooperation between Nokia and NAVTEQ when the parties were together at NAVTEQ's executive networking event which was scheduled to take place in Pebble Beach, California on August 3 and 4.

        On August 3 and 4, at NAVTEQ's executive networking event in Pebble Beach, Judson Green, NAVTEQ's President and Chief Executive Officer, David Mullen, NAVTEQ's Executive Vice President and Chief Financial Officer and Mr. Guillory met with Mr. Halbherr and Ilkka Raiskinen, Nokia's Senior Vice President of Multimedia Experiences. The parties discussed a number of industry developments, including the recently-announced offer by TomTom N.V. to acquire Tele Atlas N.V., and also discussed a potential strategic relationship between Nokia and NAVTEQ. During these discussions, Mr. Halbherr again indicated that Nokia was considering a number of possible mapping-related strategic alternatives. Mr. Green told the Nokia representatives that NAVTEQ was pursuing its business plan as an independent company and that the NAVTEQ Board had not expressed any intent to seek a buyer for NAVTEQ.

        At a meeting held August 21 at Nokia's offices in Helsinki, Finland, Messrs. Green, Mullen and Guillory and Denise Doyle, NAVTEQ's Vice President, Business Affairs, Clifford Fox, NAVTEQ's Senior Vice President, NAVTEQ Map and other NAVTEQ representatives and Messrs. Halbherr and Raiskinen discussed NAVTEQ's proposal for a strategic relationship between the two companies that would focus on the development of a global traffic solution, the acceleration of map coverage expansion in emerging markets, and the acceleration of new content. Later that day, at a dinner meeting attended by representatives of NAVTEQ, including Messrs. Green, Mullen and Guillory and Denise Doyle and representatives of Nokia, including Messrs. Halbherr and Raiskinen and Mr. Anssi Vanjoki, Nokia's Executive Vice President, General Manager of Multimedia and member of Nokia's Group Executive Board, Mr. Vanjoki stated that Nokia was more interested in acquiring NAVTEQ than it was in pursuing a strategic relationship between the companies, and went on to explain Nokia's strategic rationale for wanting to acquire NAVTEQ and said that Nokia would consider other strategic alternatives if it were unable to acquire NAVTEQ. Mr. Vanjoki indicated that Nokia's Group Executive Board and M&A Investment Committee had authorized discussions with NAVTEQ concerning an acquisition and asked Mr. Green to inquire of the NAVTEQ Board as to whether or not it would be interested in considering a sale of NAVTEQ. Mr. Green declined to comment on whether or not NAVTEQ would be interested in being acquired, other than to say that the NAVTEQ Board had not determined to actively seek a buyer for the company, that NAVTEQ was pursuing its business plan as an independent company, and that if Nokia were interested in submitting a bona fide proposal to acquire NAVTEQ, Mr. Green expected that the NAVTEQ Board would give it due consideration and act in the best interests of stockholders. Mr. Green then indicated that the parties should continue focusing on a strategic relationship and if and when Nokia were to determine that they would like to pursue an ownership interest in NAVTEQ, then Nokia should come forward at that time. In response, Nokia indicated that it was interested in continuing to explore a strategic relationship and that the parties should meet again for that purpose. Mr. Green indicated that he would, however, deliver Nokia's message to the NAVTEQ Board.

        In a telephone conversation on August 24 between Mr. Vanjoki and Mr. Green, Mr. Vanjoki asked where NAVTEQ stood on Nokia's inquiry as to whether or not NAVTEQ were interested in considering an acquisition because Nokia had scheduled a meeting of its board of directors for

August 28 and wanted to discuss NAVTEQ's response. In this conversation, Mr. Vanjoki also indicated that Nokia would like to get an answer on an expedited basis from NAVTEQ as it would otherwise consider other alternatives if NAVTEQ were not interested in moving forward with acquisition discussions. Mr. Green informed Mr. Vanjoki that the NAVTEQ Board was meeting later in the day and he would contact Mr. Vanjoki following that meeting. During this conversation, Mr. Vanjoki also stated that Nokia's plan would be to run NAVTEQ as a largely independent entity in view of the financial importance to Nokia of continuing to serve and grow the NAVTEQ customer base.

        Also on August 24, the NAVTEQ Board met via conference call. At the meeting, Mr. Green reported to the other directors the details of the August 21 meetings in Helsinki. Mr. Green reported that during the dinner meeting, Mr. Vanjoki indicated that Nokia was more interested in acquiring NAVTEQ than it was in pursuing just a strategic relationship between the two companies and would consider other strategic alternatives if it were unable to acquire NAVTEQ. Mr. Green then reviewed NAVTEQ's business relationship with Nokia and the events that led to this most recent meeting with Nokia to discuss entering into a more strategic business relationship than the supplier-customer relationship they currently maintained. Mr. Green also advised the NAVTEQ Board about NAVTEQ management's views regarding recent changes in the competitive environment, including the potential effects of the possible acquisition of Tele Atlas N.V. by TomTom N.V. and the mapping-related activities of some of NAVTEQ's current customers. Pepper Hamilton LLP, NAVTEQ's outside legal advisor, then advised the directors in detail regarding their fiduciary duties under the current circumstances. After further discussion among the directors, members of NAVTEQ's senior management and legal advisors, the NAVTEQ Board determined to take Nokia's expression of interest under consideration and, to assist with the NAVTEQ Board's further consideration of the matter, to engage Merrill Lynch as its financial advisor.

        The NAVTEQ Board met via conference call on August 27 to further consider Nokia's expression of interest. Mr. Green updated the other directors regarding events since their August 24 meeting, including the engagement of Merrill Lynch. Merrill Lynch then reviewed certain background materials it had prepared for the meeting regarding Nokia, the trading market for NAVTEQ's stock since the August 2004 initial public offering, selected valuation multiple comparisons of NAVTEQ and certain other technology companies, and additional matters the NAVTEQ Board might take into account in connection with its consideration of Nokia's expression of interest. Pepper Hamilton further advised the directors regarding fiduciary duty issues in connection with considering Nokia's expression of interest. After further discussion, including discussion of alternative responses to Nokia, the NAVTEQ Board instructed Mr. Green to inform Nokia that if Nokia were to submit a proposal to purchase NAVTEQ, the NAVTEQ Board would consider the proposal in good faith. The NAVTEQ Board also authorized the retention of Winston & Strawn LLP to provide advice to the independent members of the NAVTEQ Board regarding matters relating to the Nokia expression of interest.

        On August 27, following the meeting of the NAVTEQ Board via conference call, Mr. Green called Mr. Vanjoki to relay the message of the NAVTEQ Board.

        On August 28, Nokia sent a letter to the NAVTEQ Board, which outlined the terms of a non-binding proposal to acquire NAVTEQ. Nokia's proposal provided for the acquisition of all of NAVTEQ's equity, on a fully-diluted basis, for a purchase price of $70.00 per share, payable in cash. The proposal stated that it was not subject to any financing condition. The proposal also indicated that Nokia anticipated that NAVTEQ's current business would continue to operate as a relatively independent business unit of Nokia after the transaction in order to continue to serve NAVTEQ's customer base and avoid any disruption in NAVTEQ's business and that NAVTEQ's management would continue to play an important leadership role in the ongoing business as part of Nokia. Nokia suggested an expedited process for completing negotiations of the transaction, requested a 30-day exclusivity period, outlined the key contingencies to reaching a definitive agreement and closing the transaction and attached an initial due diligence request list. Mr. Mullen subsequently telephoned

Richard A. Simonson, Nokia's Executive Vice President, Chief Financial Officer and member of its Group Executive Board, to obtain clarification regarding certain portions of the proposal. The parties also signed a mutual non-disclosure agreement on August 28, which included Nokia's standstill agreement in favor of NAVTEQ, and Mr. Simonson.

        The NAVTEQ Board met via conference call on September 1 to consider Nokia's proposal as set forth in its August 28 letter. In response to a request made by the directors at a prior meeting, Mr. Mullen reviewed NAVTEQ's updated long-term financial plan. The updated plan analyzed recent changes in the competitive environment, increased revenue and earnings per share projections for the five-year period covered by the plan, increased expected investment requirements for build-out of the map database and other growth initiatives, and the key variables that were likely to influence NAVTEQ's ability to meet the projections and goals. Representatives of Merrill Lynch then made a presentation to the directors, analyzing Nokia's proposal, updating its earlier analysis of the trading market for NAVTEQ's stock since the initial public offering, reviewing NAVTEQ's updated long-term plan and providing a preliminary valuation analysis, which included an analysis comparing Nokia's $70.00 per share proposal to implied NAVTEQ stock values using a variety of common valuation methodologies and a discussion of the sensitivities of such valuations to certain variables and the benefits and limitations of each of the methodologies. In particular, Merrill Lynch noted that the $70.00 per share price proposed by Nokia represented a 15.6% premium to the closing price per share of NAVTEQ's common stock on August 27, the trading day prior to Nokia's proposal, an 18.4% premium to the average closing price for the week prior to the proposal and a 40.9% premium to the average closing price for the three-month period prior to August 28. Merrill Lynch then discussed with the directors its views regarding possible strategic alternatives for NAVTEQ, including a discussion of other firms that may have an interest in acquiring NAVTEQ, and potential strategies for exploring such alternatives. In addition, Merrill Lynch expressed its view that private equity sponsors were not likely to be viable alternative candidates to acquire NAVTEQ in light of the fact that deteriorating conditions in the credit markets and the anticipated valuation of NAVTEQ made it unlikely that they would be capable of submitting a proposal on the types of terms Nokia had proposed. Representatives of Holland & Knight LLP (the attorneys advising NAVTEQ had recently joined Holland & Knight from Pepper Hamilton) and Winston & Strawn then discussed with the directors certain fiduciary duty issues in connection with considering and responding to Nokia's proposal. Mr. Green reviewed NAVTEQ senior management's perspective regarding potential strategic alternatives available to NAVTEQ, including details about the strategic business relationship NAVTEQ had attempted to pursue with Nokia, recent changes and potential future developments in the competitive environment, including continued downward pressure on prices, the current and anticipated map-building efforts of some of NAVTEQ's customers and Nokia's statement that it intended to pursue alternative map strategies if it were unable to acquire NAVTEQ. Mr. Green also discussed how a combination with Nokia might fit with NAVTEQ's business strategies and initiatives to meet customer requirements. Representatives of Howrey, NAVTEQ's regulatory advisor, then made a presentation to the directors concerning some of the regulatory issues related to Nokia's proposal. Following additional discussion, the NAVTEQ Board determined that Nokia's proposal merited further consideration, provided that Nokia understood the NAVTEQ Board's expectation that a deal price would need to be meaningfully higher than the current proposed price. Accordingly, the directors instructed Mr. Green to inform Nokia that NAVTEQ would consider further evaluating Nokia's interest in acquiring NAVTEQ but that NAVTEQ still had reservations about the proposed price and that NAVTEQ would not agree to exclusivity. The NAVTEQ Board also authorized NAVTEQ's management and financial and legal advisors to provide Nokia with certain additional information about NAVTEQ with a view towards enabling Nokia to support an increase in its proposed price.

        Following the meeting of the NAVTEQ Board via conference call, Mr. Green called Mr. Vanjoki and relayed the message of the NAVTEQ Board.

        On September 2, Mr. Green spoke with Mr. Simonson to communicate the decision reached by the NAVTEQ Board to continue to evaluate a transaction with Nokia, but expressed the NAVTEQ Board's reservations with respect to the proposed price, at its September 1 meeting and indicated that representatives of NAVTEQ would coordinate with representatives of Nokia to commence due diligence.

        During a series of meetings on September 5 and 6 in Chicago, representatives of NAVTEQ and its advisors and representatives of Nokia and its advisors participated in informational and due diligence sessions. At these meetings, NAVTEQ's management made presentations regarding NAVTEQ and its business, reviewed matters from Nokia's due diligence request list and responded to questions from Nokia and its advisors concerning a variety of matters, including financial matters, accounting practices, human resources matters and legal matters. Due diligence reviews continued throughout the period until the execution of the merger agreement on October 1.

        Mr. Green and Mr. Vanjoki met in Chicago on September 7 to discuss the progress made during the due diligence meetings and other matters relating to Nokia's proposal, including the regulatory approval process and associated risks. Mr. Vanjoki also reiterated that it was Nokia's intention to have NAVTEQ continue to operate largely independently and serve NAVTEQ's entire customer base. Following this meeting, on September 8, Nokia forwarded a presentation to NAVTEQ which detailed how an acquisition of NAVTEQ would fit into Nokia's strategy.

        On September 10, Nokia sent a letter to the NAVTEQ Board, which outlined Nokia's revised non-binding proposal to acquire NAVTEQ. The September 10 revised proposal continued to provide a $70.00 per share price. The revised proposal addressed certain concerns NAVTEQ had raised regarding the regulatory approval process and the importance of maintaining NAVTEQ's customer relationships, and also confirmed Nokia's intention to have NAVTEQ continue to operate largely independently and serve NAVTEQ's entire customer base, with NAVTEQ's management reporting directly to Olli-Pekka Kallasvuo, Nokia's President, Chief Executive Officer and Chairman of its Group Executive Board. The letter also identified certain due diligence request items that were still outstanding and reiterated Nokia's desire to enter into an exclusivity agreement and complete negotiations as quickly as practicable. After the delivery of the revised proposal, Mr. Mullen and Bruce Bowden, Nokia's Vice President and Head of M&A and Carl Belding, Nokia's Senior Vice President and Chief Legal Officer, discussed the revised proposal by telephone.

        Members of the NAVTEQ Board attended an informal dinner meeting on September 10, in advance of the regularly-scheduled September 11 meeting. Certain members of NAVTEQ's senior management and representatives of Merrill Lynch and Holland & Knight were also in attendance. While the directors expressed disappointment with the fact that Nokia had not increased its proposed price in the revised proposal, they agreed to more fully discuss the revised proposal at the NAVTEQ Board meeting scheduled for the following day.

        At its regularly-scheduled meeting on September 11, the directors discussed Nokia's revised proposal, in addition to considering a number of other items that were on the meeting agenda. Mr. Green began by reviewing and summarizing the elements of the revised proposal. The directors then expressed their collective view that although the revised proposal did not include a price increase, in the interest of furthering the discussion of the other issues surrounding Nokia's proposal, the directors determined to continue consideration of the September 10 revised proposal, with the understanding that Nokia would be informed that discussions would not continue between the parties unless Nokia increased its proposed price. Merrill Lynch then made a presentation to the NAVTEQ Board which summarized the revised proposal, reviewed the recent trading market for NAVTEQ's stock, noting that the trading price had increased from the upper $50-dollar range to the upper $60-dollar range since Nokia's original August 28 proposal, reviewed its September 1 valuation analysis, provided an overview of NAVTEQ's stockholder base and analyzed the premiums to trading prices paid by acquirers in selected transactions occurring since January 2004. Merrill Lynch then presented its analysis of cost and revenue synergies, on a net present value basis, which potentially could be realized by Nokia through an acquisition of NAVTEQ. Following that presentation, the directors and Merrill Lynch discussed possible responses to Nokia and possible strategic alternatives for NAVTEQ, including a discussion of other firms that might have an interest in acquiring NAVTEQ and possible ways to explore such alternatives. After Merrill Lynch identified a number of potential firms that could be contacted, the directors, with input from NAVTEQ senior management and the financial and legal advisors, discussed the pros and cons of making these contacts, including concerns regarding confidentiality from a competitive standpoint and concerns regarding potentially disrupting discussions with Nokia. In light of these considerations and given the fact that Nokia's proposal was an all-cash proposal that did not include a financing contingency, the NAVTEQ Board, NAVTEQ's senior management and Merrill Lynch discussed the advisability of contacting only those firms who both were likely to have a strategic interest in acquiring NAVTEQ and had the financial ability to complete an all-cash deal at a $7 billion-plus purchase price on an expedited basis. Based on all of these considerations, the NAVTEQ Board, in consultation with Merrill Lynch, requested that Merrill Lynch contact, on a confidential basis, two potential strategic buyers, which we refer to in this proxy statement as Company A and Company B, to determine whether those companies had an interest in acquiring NAVTEQ. Representatives of Holland & Knight and Winston & Strawn then advised the directors regarding certain fiduciary duty issues relating to the revised proposal and approaching other potential acquirers. Mr. Green provided the directors additional information that they had requested previously concerning NAVTEQ's growth prospects in Asia/Pacific markets and NAVTEQ management's views of the potential cost and revenue synergies that could be realized by Nokia through an acquisition of NAVTEQ. After further discussion of these matters among the directors, NAVTEQ's senior management and the financial and legal advisors, the NAVTEQ Board instructed Mr. Green to inform Nokia that the directors had reviewed Nokia's September 10 revised proposal and determined it to be unacceptable at the proposed price, but that it was authorizing NAVTEQ's management and financial and legal advisors to enter into further discussions with Nokia and its representatives and provide them certain additional information about NAVTEQ in support of a request for Nokia to increase its proposed price.

        In a telephone conversation that took place during a break in the September 11 meeting of the NAVTEQ Board meeting, Messrs. Green and Mullen of NAVTEQ informed Messrs. Vanjoki, Simonson and Bowden of Nokia of the views of the NAVTEQ Board with respect to the revised Nokia proposal. Nokia's representatives indicated that Nokia would continue evaluating its proposed price and requested that NAVTEQ provide certain additional due diligence information. Also on September 11, a representative of Merrill Lynch spoke by telephone with a representative of Nokia's financial advisor, Citigroup Global Markets Limited, which we refer to in this proxy statement, as Citi, and informed him of the NAVTEQ Board's views and offered to provide Citi selected additional information that might assist Nokia in increasing its proposed price. In a subsequent call, Citi's representative conveyed a revised due diligence information request list to Merrill Lynch.

        On September 12, Mr. Simonson telephoned Mr. Mullen to advise him that Nokia believed that it could increase its proposed price above $70.00 per share and would consider doing so if NAVTEQ permitted Nokia to perform additional due diligence. Mr. Mullen responded that he believed that the additional due diligence information Nokia had requested would be made available either later in the day on September 12 or on September 13.

        On September 14, Mr. Simonson telephoned Mr. Mullen to inform him that Nokia intended to increase its proposed price to $76.00 per share and asked Mr. Mullen if he believed NAVTEQ's directors would consider Nokia's revised proposal if Nokia submitted a revised proposal in writing reflecting that increased price. Mr. Simonson also indicated that if Nokia submitted a revised proposal, it would request NAVTEQ's response on an expedited basis and also request that NAVTEQ agree to exclusivity. Mr. Mullen stated that he did not think NAVTEQ would agree to exclusivity and that he would discuss with Mr. Green the question of whether the NAVTEQ Board would consider a proposal of $76.00 per share and they would respond to Mr. Simonson. After discussing with Mr. Green, Mr. Mullen telephoned Mr. Simonson on September 14 and requested that Nokia formalize and submit the revised proposal in writing.

        On September 14, Nokia sent a letter to the NAVTEQ Board, which outlined Nokia's revised non-binding proposal to acquire NAVTEQ. The September 14 revised proposal included an increase in the price per share being proposed by Nokia from $70.00 to $76.00. The letter also reaffirmed Nokia's commitment to complete its due diligence and negotiation of definitive transaction documents on an expedited basis, and again requested that NAVTEQ enter into an exclusivity agreement.

        The NAVTEQ Board met via conference call on September 15 to consider Nokia's September 14 revised proposal. Mr. Green reviewed the events that had transpired since the September 11 meeting and summarized the key elements of the revised proposal. Merrill Lynch then discussed the inquiries it had made on behalf of NAVTEQ to the two firms that were considered to be potential strategic acquirers of the company. Merrill Lynch reported that it had contacted Company A and, after some preliminary discussions, Company A indicated to Merrill Lynch that although it considered NAVTEQ to be an attractive asset, Company A was not interested in pursuing a possible transaction at this time, particularly in light of what Company A considered to be a high market valuation for NAVTEQ. Merrill Lynch then advised the directors that it had initial discussions with Company B, and in those discussions Company B indicated that it might have an interest in evaluating an acquisition of NAVTEQ and wanted to meet to further explore the opportunity. A meeting with Company B was arranged for the following week. The NAVTEQ Board and Merrill Lynch then reviewed again the reasons why Company A and Company B were chosen to be contacted, focusing on the advisability, given NAVTEQ's concerns regarding confidentiality and the ability of any potential alternative suitor to complete a transaction, of approaching only those firms who both might have a strategic interest in acquiring NAVTEQ and possessed the financial ability to enter into an all-cash transaction with no financing contingency at a transaction value in excess of $7 billion. The directors and Merrill Lynch then discussed possible alternative responses to Nokia. NAVTEQ's internal legal counsel and Holland & Knight advised the directors regarding certain regulatory matters. Representatives of Holland & Knight and Winston & Strawn also advised the directors with respect to certain fiduciary duty issues in connection with considering and responding to Nokia's September 14 revised proposal, including with respect to Nokia's latest request for exclusivity in connection with its revised proposal. After further discussion among the directors and the financial and legal advisors, the NAVTEQ Board determined that Nokia's September 14 revised proposal merited further exploration and instructed Mr. Green to inform Nokia that NAVTEQ was interested in further engaging with Nokia on valuation and due diligence matters and would be willing to receive from Nokia and evaluate a draft definitive agreement for Nokia to acquire the Company setting forth Nokia's proposed deal structure and other terms.

        On September 16, Mr. Green telephoned Mr. Simonson to convey the NAVTEQ Board's views regarding the revised proposal, indicating that although the NAVTEQ Board believed that the price Nokia was proposing would need to be increased further before it would give further consideration to approving an acquisition, it had authorized NAVTEQ's management and its financial and legal advisors to continue providing due diligence information to Nokia's representatives and advisors and work with Nokia's representatives and advisors on transaction structure issues and a definitive agreement. Mr. Green also advised Mr. Simonson that the NAVTEQ Board would consider a further increase in the price per share Nokia was proposing in the context of an overall package of deal terms to be included in the definitive agreement, including terms addressing NAVTEQ's concerns regarding regulatory approval matters and other issues. Mr. Green indicated that NAVTEQ was not willing to agree to Nokia's request for exclusivity, but was prepared to allow additional due diligence to proceed.

        On September 17 and 18, NAVTEQ and Nokia's internal legal counsel and outside legal advisors discussed via conference call certain deal structure, regulatory and due diligence issues. On September 18, Shearman & Sterling LLP forwarded a draft exclusivity agreement to NAVTEQ's internal legal counsel and Holland & Knight. Subsequently, representatives of Merrill Lynch and Citi discussed the topic of exclusivity and Merrill Lynch reiterated NAVTEQ's unwillingness to proceed with Nokia on an exclusive basis.

        Shearman & Sterling delivered Nokia's initial draft of the merger agreement to NAVTEQ's internal legal counsel and Holland & Knight on September 19. During the period from September 19 until the execution of the merger agreement on October 1, representatives of Nokia and NAVTEQ and their respective legal advisors met in person and via conference calls on numerous occasions to negotiate the terms of the merger agreement and related transaction documents, discuss deal structure and timing matters, discuss regulatory approval and legal compliance issues and otherwise address matters relating to the proposed transaction.

        On September 19, representatives of NAVTEQ and Merrill Lynch participated in a meeting via conference call with representatives of Company B during which the parties discussed a variety of business and strategic matters.

        Representatives of Nokia and NAVTEQ met in Chicago on September 20 and 21 for additional due diligence sessions relating to human resources, finance, tax, legal and other matters.

        The NAVTEQ Board met via conference call on September 21 to receive an update concerning Nokia's September 14 revised proposal and the status of the related due diligence, negotiation of the transaction documents and analysis of regulatory approval issues. Mr. Green informed the other directors that NAVTEQ had received an initial draft of the definitive merger agreement during the evening of September 19 and that NAVTEQ's legal advisors were reviewing the document. Merrill Lynch then updated the directors regarding Company B's potential interest in pursuing an acquisition of NAVTEQ, including providing a summary of the telephonic meeting between representatives of Company B and members of NAVTEQ's senior management. Merrill Lynch explained that Company B had not yet indicated whether it was interested in pursuing further discussions and that it would keep the NAVTEQ Board apprised of subsequent developments with respect to Company B. At the request of one of the directors, Merrill Lynch provided its views with respect to the recent trading market for NAVTEQ's stock. Holland & Knight then provided the NAVTEQ Board with an overview of the principal terms of Nokia's initial draft of the merger agreement. Howrey then updated the NAVTEQ Board regarding certain regulatory approval matters. Holland & Knight also advised the NAVTEQ Board with respect to certain fiduciary duty issues in connection with considering and responding to Nokia's proposal.

        Mr. Green also met with Mr. Kallasvuo on September 24 at a conference in San Antonio, Texas. During the meeting, they discussed generally matters relating to Nokia's interest in acquiring NAVTEQ.

        On September 24, Holland & Knight delivered NAVTEQ's revised draft of the merger agreement to Shearman & Sterling. Representatives of Nokia and Shearman & Sterling met in person with representatives of NAVTEQ, Holland & Knight, Winston & Strawn and Howrey on September 26, 27 and 28 to negotiate the terms of the merger agreement and related transaction documents, discuss deal structure and timing matters and discuss regulatory approval and legal compliance issues.

        The NAVTEQ Board met via conference call on September 28 to receive an update concerning the status of negotiations relating to Nokia's proposed price and the transaction documents and further developments regarding regulatory approval issues. Merrill Lynch reviewed with the directors its views with respect to the recent trading market for shares of NAVTEQ common stock. Merrill Lynch also updated the directors concerning recent discussions with Company B. Merrill Lynch explained that

Company B indicated that the possibility of acquiring NAVTEQ was discussed and considered by Company B's senior management; however, based on a variety of factors including NAVTEQ's current valuation, Company B was not interested in pursuing further discussions or a transaction at this time. Howrey then provided an update regarding regulatory approval matters, including the anticipated filing process and approval timing. Holland & Knight, Howrey and NAVTEQ's internal legal counsel also discussed the status of the negotiations with Nokia regarding certain provisions of the merger agreement and summarized the key terms that had been arrived at by the parties and reviewed the material remaining issues, including those relating to the proposed price, amount of the termination fee, treatment of unvested options and restricted stock units and obligations of Nokia and its affiliates with respect to regulatory approvals. Holland & Knight also discussed Nokia's latest request and NAVTEQ's continued refusals to agree to exclusivity. Representatives of Holland & Knight and Winston & Strawn then advised the NAVTEQ Board of their views as to the appropriateness of the key terms and conditions of the merger agreement in its current form. A representative of Abrams & Laster, which had been engaged by NAVTEQ to provide advice concerning Delaware law issues, provided the directors with additional advice regarding fiduciary duties, the process followed by the NAVTEQ Board in considering and responding to Nokia's proposal, and potential litigation risks. Merrill Lynch then summarized for the directors its preliminary views as to the fairness, from a financial perspective, of the $76.00 price being proposed by Nokia. The NAVTEQ Board then discussed the steps necessary to reach a definitive agreement with Nokia and instructed NAVTEQ's management and financial and legal advisors to negotiate for an increase in the price being proposed by Nokia and to attempt to resolve the remaining issues with respect to the merger agreement.

        Following the NAVTEQ Board conference call on September 28, Mr. Green telephoned Mr. Simonson of Nokia to discuss employee issues, including the treatment of unvested options and restricted stock units. Representatives of Merrill Lynch also telephoned representatives of Citi to attempt to finalize Nokia's proposed price.

        Late in the day on September 28, Citi representatives called Merrill Lynch to communicate that Nokia proposed to increase its price to $78.00 per share and a termination fee of $250 million and agreed to permit the accelerated vesting of all unvested NAVTEQ stock options (but not unvested restricted stock units). Merrill Lynch stated that they would convey this information to NAVTEQ.

        On September 29, Mr. Green called Mr. Simonson to discuss the possibility of accelerating NAVTEQ's outstanding restricted stock units in addition to its outstanding stock options.

        During the afternoon and evening of September 29, representatives of Nokia and Shearman & Sterling met via conference call with representatives of NAVTEQ, Holland & Knight, Winston & Strawn and Howrey to negotiate the remaining terms of the merger agreement, and during the morning and early afternoon of September 30, they completed negotiations of all the material terms of the merger agreement.

        The NAVTEQ Board met during the late afternoon and evening of September 30 to consider the final terms of Nokia's proposal, receive reports from its legal advisors regarding the merger agreement, transaction structure and certain regulatory matters, receive and consider Merrill Lynch's analysis and presentation regarding the final terms of the proposal, including its opinion as to the fairness, from a financial perspective, of the merger consideration, and review the terms of the merger agreement. At the meeting, the directors discussed the final terms of the proposal, with particular focus on those aspects that had been the subject of further negotiation since its meeting on September 28, including the increase in the proposed price from $76.00 to $78.00 per share, Nokia's agreement to allow accelerated vesting of all unvested NAVTEQ stock options, the termination fee being proposed at $250 million and the parties' proposed agreement with respect to the obligations of Nokia with respect to regulatory approvals of the merger. Holland & Knight then reviewed the terms of the merger agreement in detail with the directors, with representatives of Winston & Strawn, Abrams & Laster and NAVTEQ's internal legal counsel also addressing certain matters regarding the merger agreement. Representatives of Howrey then reviewed certain regulatory approval issues.

        Following additional discussion among the directors and the legal advisors regarding the terms of the merger agreement and regulatory approval issues, Merrill Lynch presented its financial analysis of the proposed transaction and delivered to the NAVTEQ Board its oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the limitations, qualifications, factors and assumptions set forth therein, the $78.00 per share cash merger consideration to be received by NAVTEQ stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Exhibit B to this proxy statement.

        After further discussion among the directors and Merrill Lynch regarding its analysis and fairness opinion and a review of the factors the NAVTEQ Board had discussed in previous meetings with respect to pursuing a sale of NAVTEQ versus continuing to operate NAVTEQ as a stand-alone public company, the NAVTEQ Board (i) unanimously authorized, accepted, approved and adopted the merger agreement, (ii) determined that the merger agreement and merger are advisable, fair to and in the best interests of NAVTEQ and its stockholders and (iii) unanimously resolved to recommend that NAVTEQ stockholders vote in favor of adoption of the merger agreement.

        On October 1, 2007, the parties executed and delivered the merger agreement and announced the transaction through a joint press release issued prior to the opening of trading on the NYSE. We also filed a Current Report of Form 8-K with the SEC which summarized the material terms of the merger agreement and included a copy of the executed merger agreement as an exhibit to the report.

Reasons for the Merger; Recommendation of the NAVTEQ Board

        At a meeting held on September 30, 2007, the NAVTEQ Board, after a careful review of the facts and circumstances relating to the merger, by unanimous vote (i) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, (ii) determined that the terms of the merger agreement and the merger and the other transactions contemplated thereby are fair to, and in the best interests of, NAVTEQ and its stockholders and (iii) resolved, subject to the right of the NAVTEQ Board to effect a change of its recommendation and/or terminate the merger agreement in certain circumstances, to recommend that NAVTEQ stockholders approve the adoption of the merger agreement and directed that this matter be submitted for consideration of NAVTEQ stockholders at a special meeting.

        Accordingly, the NAVTEQ Board unanimously recommends that stockholders vote FOR the proposal to adopt the merger agreement and FOR the proposal regarding the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes in favor of the proposal to approve the adoption of the merger agreement at the time of the special meeting.

        In reaching its determination and making its recommendation described above, the NAVTEQ Board consulted with members of NAVTEQ's senior management and its financial and legal advisors. The material factors considered by the NAVTEQ Board, each of which it believes support its determination and recommendations are as follows:

  •
  NAVTEQ's operating and financial condition and prospects.  The NAVTEQ Board concluded that the merger provides a better alternative to NAVTEQ stockholders than remaining independent as a result of the risks and uncertainties associated with remaining independent and attempting to implement NAVTEQ's strategic plans. In reaching this conclusion, the NAVTEQ Board considered NAVTEQ's current and historical financial condition and results of operations, its near and long term prospects and strategic objectives and the current and potential economic, competitive and operating conditions in the various markets in which NAVTEQ does business. In particular, the NAVTEQ Board considered NAVTEQ's historical revenues and revenue expectations over the near and long term, its prospects for achieving continued revenue and earnings growth given continued downward pricing pressures, the capital expenditures expected to be required to continue the build-out of its map database throughout the world, the execution risks involved in implementing NAVTEQ's business plan, including the impact of potential strategic transactions between competitors, the possibility of current NAVTEQ customers becoming competitors, increased competition from various providers, and the risks inherent in NAVTEQ's business model, as well as the other risks and uncertainties discussed in the "Risk Factors" section of NAVTEQ's Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the quarter ended April 1, 2007 and Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, respectively, filed with the SEC.

  •
  Financial terms and premium to historical trading prices.  The NAVTEQ Board considered the relationship of the $78.00 per share merger consideration to the historical and recent market prices of NAVTEQ common stock, noting that the market price had increased substantially since the July 23, 2007 public announcement of the proposed acquisition of Tele Atlas N.V. by TomTom N.V. and that a limited number of shares of NAVTEQ common stock have been publicly reported as having been traded above the per share merger consideration for a limited period of time in the days prior to the public announcement of the merger. The NAVTEQ Board believed that market prices during this period were positively influenced by speculation that NAVTEQ could become the subject of takeover proposals. The directors considered the fact that the $78.00 per share merger consideration represented (i) a premium of approximately 30.3% over the $59.87 price per share of the common stock on the NYSE on August 29, 2007, which was 30 trading days prior to the NAVTEQ Board meeting at which the merger agreement was approved, (ii) a premium of approximately 33.1% over the $58.61 average price per share of the common stock on the NYSE during the three months prior to the public announcement of the merger agreement, and (iii) a premium of approximately 61.2% over the price per share of the common stock on the NYSE on July 20, 2007, which was the last NYSE trading day prior to the public announcement of the proposed acquisition of Tele Atlas N.V. by TomTom N.V.

  •
  Likelihood of alternative transaction proposals.  The NAVTEQ Board considered whether parties other than Nokia would be interested in and capable of entering into a transaction with NAVTEQ that would provide value to NAVTEQ stockholders that was superior to the cash price to be paid pursuant to the merger. As part of its analysis, the directors considered the views of NAVTEQ's senior management and Merrill Lynch. The NAVTEQ Board concluded that in light of (i) the limited number of possible strategic acquirers that would be both potentially interested in a transaction with NAVTEQ and capable of completing a transaction that was superior to the cash price to be paid pursuant to the merger, (ii) the lack of interest indicated by the two parties whose interest was solicited by Merrill Lynch on NAVTEQ's behalf prior to the signing of the merger agreement, (iii) the very low likelihood that a financial sponsor would be able to structure and secure the necessary financing for an acquisition of NAVTEQ in a timely manner, in view of current market conditions, and (iv) the price offered by Nokia, it was unlikely that any party would propose an alternative transaction that would be more favorable to NAVTEQ and its stockholders than the merger.

  •
  Merrill Lynch fairness opinion.  The NAVTEQ Board considered the financial analyses presented by Merrill Lynch at the September 30, 2007 meeting of the NAVTEQ Board and the opinion of Merrill Lynch, delivered orally at the September 30, 2007 meeting and subsequently confirmed in writing on October 1, 2007 to the effect that, as of that date and based upon and subject to the limitations, qualifications, factors and assumptions set forth therein, the $78.00 per share merger consideration to be received by NAVTEQ stockholders pursuant to the merger agreement was fair, from a financial point of view to such holders. The full text of the written opinion of Merrill Lynch, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit B hereto and is incorporated herein by reference. For a further discussion of Merrill Lynch's opinion, see "Opinion of NAVTEQ's Financial Advisor" below.

  •
  Obligation of Parent, Purchaser and Nokia with respect to regulatory approvals.  The NAVTEQ Board considered the fact that, in the event that any governmental authority requests Parent, the Purchaser or Nokia to agree to any undertakings, conditions or other actions as a condition to such governmental authority's consent to, approval of, or determination or agreement not to enjoin, make illegal or materially delay, the merger, Parent, the Purchaser and Nokia are obligated to take all necessary action to agree to a FRAND (fair, reasonable, and non-discriminatory) license of NAVTEQ products (but not services), as they currently exist and are licensed or sold by NAVTEQ and as they may be modified or further developed in the future, including non-discrimination in the frequency, modes and methods by which such products are delivered, on terms acceptable to the relevant governmental authority, so as to permit the merger to be completed.

  •
  Nokia's business reputation and guaranty.  The NAVTEQ Board considered the business reputation of Nokia and its management, the substantial financial resources of Nokia, and, by extension, Parent and Purchaser, and Nokia's guaranty of the obligations of Parent and Purchaser under the merger agreement, which the directors believed supported the conclusion that an acquisition transaction with Parent and Purchaser could be completed relatively quickly and in an orderly manner.

  •
  Terms of merger agreement.  The NAVTEQ Board believed that the terms of the merger agreement, taken as a whole, were favorable to NAVTEQ and its stockholders, including, among other terms, the per share merger consideration of $78.00 (increased from the $70.00 initially proposed by Nokia), the obligation of Parent, Purchaser and Nokia with respect to regulatory approvals, NAVTEQ's ability to terminate the merger agreement in connection with the receipt of an unsolicited superior proposal, the limited conditions to closing, Nokia's guaranty of the obligations of Parent and Purchaser under the merger agreement, the absence of a financing condition, the limitations and exceptions included in the material adverse effect definition and the fact that the merger agreement is subject to adoption by NAVTEQ stockholders.

  •
  All cash transaction.  The NAVTEQ Board considered the fact that the form of consideration to be paid to NAVTEQ stockholders is cash, thereby eliminating any uncertainties in valuing consideration and providing stockholders with the certainty of, and ability to immediately realize, the value and liquidity of their consideration.

  •
  No financing contingency.  The NAVTEQ Board considered the fact that the merger agreement did not contain any financing condition, Parent's representation that it will have access to cash resources in an amount sufficient to enable Purchaser to consummate the merger, pay the merger consideration and perform its obligations under the merger agreement, and NAVTEQ's review of Nokia's financial statements and cash position.

  •
  Ability to respond to unsolicited acquisition proposals.  The NAVTEQ Board considered that while NAVTEQ is prohibited from soliciting a transaction proposal from any other party, the NAVTEQ Board is permitted to consider a "competing proposal" and provide information to and enter into discussions and negotiations with the person making that proposal, if it determines in good faith, after consultation with its financial and outside legal advisors, that such competing proposal is or is reasonably likely to lead to a "superior proposal" and that a failure to take such action would be inconsistent with its fiduciary duties under applicable law.

  •
  Ability to terminate the merger agreement to accept a "superior proposal."  The NAVTEQ Board viewed favorably the fact that, subject to the payment of the $250 million termination fee

    (representing approximately 3.1% of the total value of the proposed transaction) and compliance with certain other requirements included in the merger agreement, it is permitted to change its recommendation regarding the merger, terminate the merger agreement and pursue an alternative transaction with another party if the directors have determined that the proposal made by that party constitutes a "superior proposal."

  •
  Termination fee.  The NAVTEQ Board was of the view that the amount of the termination fee, $250 million, which represents approximately 3.1% of the aggregate merger consideration, was within the typical range of termination fees for transactions of similar size, was reasonable under the circumstances, was not reasonably likely to deter competing proposals that would be, or would be reasonably likely to lead to, a superior proposal to acquire NAVTEQ and would not likely be required to be paid unless NAVTEQ entered into or intended to enter into a transaction based on a superior proposal. The NAVTEQ Board took into account the fact that Parent was not willing to proceed with the transaction without a meaningful termination fee.

  •
  Appraisal rights.  The NAVTEQ Board considered the availability of appraisal rights with respect to the merger for stockholders who properly exercise their rights under Delaware law, which would give stockholders who believe that exercising such rights would yield them a greater per share amount than the merger consideration the ability to seek and be paid a judicially determined appraisal of the "fair value" of their shares of NAVTEQ common stock at the completion of the merger.

        The NAVTEQ Board also considered a number of material risks and other potentially countervailing factors in making its determination and recommendation, including as follows:

  •
  No continuing equity interest in NAVTEQ.  The NAVTEQ Board considered the fact that NAVTEQ stockholders will have no continuing equity interest in the company following the completion of the merger and, therefore, will no longer have the opportunity to participate in NAVTEQ's potential future growth or earnings or benefit from any appreciation in NAVTEQ's value.

  •
  No opportunity to participate in potential stock price appreciation.  The NAVTEQ Board considered the possibility that, although the transaction provides NAVTEQ stockholders with the opportunity to realize a substantial premium over the average price at which NAVTEQ's shares have traded during the prior 12 months, the price of the shares could potentially have increased in the future to a price greater than $78.00 per share, and NAVTEQ stockholders will not be able to capture this potential future increase.

  •
  Merger consideration compared to recent NAVTEQ share trading prices.  The NAVTEQ Board considered the fact that merger consideration of $78.00 per share was only $0.03 above the closing price of $77.97 per share on the NYSE on September 28, 2007, the last trading day prior to the public announcement of the merger, and that a limited number of shares of NAVTEQ common stock had been publicly reported as having been traded above the per share merger consideration for a limited period of time in the days prior to the public announcement of the merger.

  •
  Merger consideration in relation to two valuation methodologies.  The NAVTEQ Board considered the fact that with respect to the range of implied values under two of the valuation methodologies employed by Merrill Lynch in preparing its September 30 valuation analysis (present value of future share price—range: $55.50 to $85.00; discounted cash flows—range: $59.50 to $81.00), the high end of the range of such implied values was greater than the $78.00 per share merger consideration.

  •
  Potential adverse effect on NAVTEQ if merger is not completed.  The NAVTEQ Board considered the possible disruption to NAVTEQ's operations following the public announcement of the merger, and the possible substantial harm to NAVTEQ's business and competitive position, including its relationships with customers, suppliers and employees, if the merger is not completed.

  •
  Effects on NAVTEQ's ability to conduct business pending completion of the merger.  The NAVTEQ Board considered the restrictions on the conduct of NAVTEQ's business prior to the completion of the Merger, requiring NAVTEQ to conduct its business only in the ordinary course and to take certain actions or refraining from taking certain actions, subject to specific exceptions, which may delay or prevent NAVTEQ from pursuing business opportunities that may arise that it would otherwise pursue.

  •
  Potential effects of termination fee on alternative transaction proposals.  The NAVTEQ Board considered the existence of a $250 million termination fee payable in certain circumstances by NAVTEQ to Parent that would make it more costly for another potential purchaser to acquire NAVTEQ and, therefore, might have the effect of discouraging other potential purchasers from making a competing proposal to acquire NAVTEQ.

  •
  Restrictions on NAVTEQ's ability to solicit and consider alternative transaction proposals.  The NAVTEQ Board considered the terms of the merger agreement prohibiting NAVTEQ from soliciting proposals to acquire the company as an alternative to Parent's proposal and placing certain other limitations on NAVTEQ's ability to consider unsolicited alternative transaction proposals and to terminate the merger agreement and accept an alternative transaction proposal that constitutes a "superior proposal."

  •
  Interests of certain persons in the proposed merger.  The NAVTEQ Board considered the fact that NAVTEQ's executive officers and directors may have interests in the transaction that are different from, or in addition to, those of NAVTEQ's other stockholders. See "Interests of NAVTEQ's Directors and Executive Officers in the Merger" beginning on page 47.

  •
  Requirement to obtain regulatory approvals as a condition to closing.  The NAVTEQ Board considered the fact that completion of the merger is subject to regulatory approvals and there can be no assurance that these approvals will be received prior to the outside date under the merger agreement, at which time Parent and Purchaser can terminate the merger agreement, and the NAVTEQ Board also considered the potential adverse effect on NAVTEQ if the merger is not completed.

  •
  Taxable nature of all-cash transaction.  The NAVTEQ Board considered the fact that the all-cash merger consideration will be a taxable transaction to NAVTEQ stockholders who are U.S. persons for U.S. Federal income tax purposes.

  •
  Expenditures of significant transaction costs and resources if merger is not completed.  The NAVTEQ Board considered the negative impact of the merger not being completed, including that NAVTEQ will have incurred significant transaction costs and that NAVTEQ's directors, management and employees will have expended significant time and effort and experienced significant distractions from their work.

        This discussion of the information and factors considered by the NAVTEQ Board in making its determination and recommendation includes all of the material factors considered by the NAVTEQ Board, but is not intended to be exhaustive. In addition, in view of the many factors considered in its evaluation of the merger and the related transactions and the complexity of these matters, the NAVTEQ Board did not quantify, rank or otherwise assign relative weight to the individual factors. Individual members of the NAVTEQ Board also may have accorded greater or lesser relative importance to specific factors considered by the NAVTEQ Board than did other members. The determination and recommendation by the NAVTEQ Board are based upon the totality of the information presented to and considered by it.

Opinion of Merrill Lynch

        The NAVTEQ Board engaged Merrill Lynch to act as financial advisor to NAVTEQ in connection with any proposed sale of NAVTEQ, including the merger, and to render an opinion as to whether the merger consideration of $78.00 in cash per share to be received by the holders of shares of NAVTEQ common stock (other than shares held in treasury of NAVTEQ, or shares held by any stockholder who properly demands appraisal rights for such shares in accordance with Delaware law) pursuant to the merger was fair, from a financial point of view, to the holders of such shares.

        On September 30, 2007, Merrill Lynch delivered its oral opinion to the NAVTEQ Board, subsequently confirmed in writing as of October 1, 2007, that, as of that date, and based upon and subject to the limitations, matters considered, qualifications and assumptions set forth in the written opinion (which are described below), the merger consideration of $78.00 per share in cash to be received by the holders of shares of NAVTEQ common stock (other than shares held in treasury of NAVTEQ, or shares held by any stockholder who properly demands appraisal rights for such shares in accordance with Delaware law) pursuant to the merger was fair, from a financial point of view, to the holders of such shares.

        The full text of the written opinion of Merrill Lynch, dated as of October 1, 2007, which sets forth the procedures followed, assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached to this proxy statement as Exhibit B. The summary of Merrill Lynch's opinion below is qualified by reference to the full text of the opinion, and we encourage you to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the NAVTEQ Board, does not address the merits of the underlying decision by NAVTEQ to engage in the merger and does not constitute a recommendation to any NAVTEQ stockholder as to how such stockholder should vote with respect to the merger or any related matter.

        In arriving at the opinion set forth below, Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to NAVTEQ that Merrill Lynch deemed to be relevant;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of NAVTEQ furnished to Merrill Lynch by NAVTEQ;

  •
  conducted discussions with members of senior management and representatives of NAVTEQ concerning the matters described in the preceding two bullet points;

  •
  reviewed the market prices and valuation multiples for NAVTEQ common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of NAVTEQ and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of NAVTEQ and Nokia and their financial and legal advisors;

  •
  reviewed a draft dated September 30, 2007 of the merger agreement; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of NAVTEQ and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of NAVTEQ under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of NAVTEQ. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by NAVTEQ, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of NAVTEQ's management as to the expected future financial performance of NAVTEQ. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

        The opinion of Merrill Lynch was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of October 1, 2007, the date of its written opinion. Circumstances could develop prior to consummation of the merger that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion. Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. Merrill Lynch also assumed that the representations and warranties of each party contained in the merger agreement were true and correct as of the date of the merger agreement, that each party would perform all of its respective covenants and agreements contained in the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, material modification, amendment or delay. Merrill Lynch did not render any accounting, legal, tax and intellectual property advice and understood that NAVTEQ was relying upon its own accounting, legal, tax and intellectual property advisors as to accounting, legal, tax and intellectual property matters in connection with the merger.

        In accordance with customary investment banking practice, Merrill Lynch employed commonly used valuation methods in connection with the delivery of its opinion. The following is a summary of the material analyses contained in the presentation that was delivered to the NAVTEQ Board. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

        The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that the analysis was given more weight than any other analysis. In reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believed the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of NAVTEQ common stock (other than shares held in treasury of NAVTEQ, or shares held by any stockholder who properly demands appraisal rights for such shares in accordance with Delaware law). Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

        With respect to the analyses summarized below, certain of the analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating NAVTEQ or the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to NAVTEQ or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        The estimates of future performance of NAVTEQ provided by NAVTEQ's management in or underlying Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond NAVTEQ's control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which these companies actually may be sold or at which the securities of these companies may trade.

        The opinion and related financial analyses of Merrill Lynch were only one of many factors considered by the NAVTEQ Board in its evaluation of the merger and should not be viewed as determinative of the views of the NAVTEQ Board with respect to the merger or the fairness of the merger consideration to be received by holders of shares of NAVTEQ common stock.

        Implied Premiums Analysis.    Merrill Lynch compared the per share merger consideration of $78.00 to the closing prices and average closing prices for shares of NAVTEQ common stock for various periods prior to the announcement of the proposed merger. Merrill Lynch noted the following implied percentage premiums:

Time Period	NAVTEQ Closing Share Price	Premium Implied by Merger Consideration of $78.00 per Share
Previous Close (September 28, 2007)	$77.97	0.0%
30 Days Prior (August 29, 2007)	59.87	30.3%
July 20, 2007(1)	48.38	61.2%
3-Month Average	58.61	33.1%
90 Days Prior (June 29, 2007)	42.34	84.2%
52-Week High (September 28, 2007)	77.97	0.0%
52-Week Low (October 4, 2006)	25.51	205.8%
IPO Price (August 6, 2004)	22.00	254.5%

    (1)
    Closing price on the last trading day prior to the announcement of TomTom N.V.'s intention to acquire Tele Atlas N.V.

        Historical Stock Trading Analysis.    Merrill Lynch reviewed the historical closing low and high trading prices for shares of NAVTEQ common stock as reported by FactSet Research Systems, Inc., an online investment research and database service used by many financial institutions. Merrill Lynch observed that (i) for the 52 weeks ending September 28, 2007, the closing low and high trading prices for the shares were $25.51 and $77.97, respectively, and (ii) for the three month period ending September 28, 2007, the closing low and high trading prices for the shares were $42.34 and $77.97, respectively, as compared to the per share merger consideration of $78.00.

        Research Analyst Stock Price Targets.    Merrill Lynch reviewed 16 recently published research analyst reports for NAVTEQ, dated between July 31, 2007 and September 25, 2007, and observed that the range of the research analyst stock price targets for shares of NAVTEQ common stock in these reports was $54.00 to $84.00 per share, with an average price target of $68.38, as compared to the per share merger consideration of $78.00.

        Analysis of Selected Comparable Publicly Traded Companies.    Using publicly available information, Merrill Lynch reviewed and analyzed certain financial information, ratios and public market multiples, where applicable, for the following publicly traded companies in the navigation/location-based services, which we refer to in this proxy statement as LBS, digital content and Internet and application software industries:

        The navigation/LBS companies were:

  •
  Garmin Ltd.
  •
  Sirf Technology Inc.
  •
  TomTom, N.V.
  •
  Trimble Navigation Ltd.

        The digital content companies were:

  •
  Acxiom Corporation
  •
  CoStar Group, Inc.
  •
  FactSet Research Systems Inc.
  •
  Getty Images, Inc.
  •
  Thomson Financial Inc.

        The Internet and application software companies were:

  •
  Adobe Systems Incorporated
  •
  Autodesk, Inc.
  •
  eBay Inc.
  •
  Google Inc.
  •
  Yahoo! Inc.

        Although none of the selected companies is directly comparable to NAVTEQ, the companies included were selected because they are publicly traded companies with operating and industry profiles that Merrill Lynch reasonably believed to be similar to NAVTEQ's operating and industry profile for purposes of the analysis. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of shares of NAVTEQ common stock.

        For each of the companies identified above, Merrill Lynch calculated various trading multiples, including:

  •
  The ratio of share price to estimated earnings per share, or EPS, for calendar year 2008; and

  •
  The ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2008.

        For purposes of its analysis, Merrill Lynch calculated the enterprise value as the market capitalization (as of September 28, 2007) plus total debt, minority interests and preferred stock, less cash and marketable securities. To calculate these valuation multiples, Merrill Lynch used estimates of EBITDA from Wall Street research, consensus EPS estimates reported by Reuters as of September 28, 2007 and closing trading prices of equity securities of each identified company on September 28, 2007.

        Merrill Lynch calculated the following average trading multiples for the above publicly traded companies:

Methodology	Navigation /LBS		Digital Content		Internet / App. Software		Overall Average
Price / CY2008 Estimated EPS	23.5	x	26.6	x	29.7	x	26.8	x
Enterprise Value / CY2008 Estimated EBITDA	16.5	x	10.9	x	16.1	x	14.3	x

        Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about market conditions and the characteristics of the companies (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for the companies (which relevant ranges were narrower than the full ranges of these multiples).

        The following table summarizes the relevant ranges of multiples for the publicly traded companies identified as comparable to NAVTEQ and the ranges of equity value per share of NAVTEQ common stock, rounded to the nearest $0.25, that result from applying such multiples to NAVTEQ's Wall Street consensus estimated 2008 EPS and 2008 EBITDA, as compared to the per share merger consideration of $78.00:

Methodology	Multiple Range	Implied Value of Common Stock
Price / CY2008 Estimated EPS	24.0x - 35.0x	$47.25 - $69.00
Enterprise Value / CY2008 Estimated EBITDA	16.0x - 22.0x	$55.25 - $74.25

        Analysis of Selected Comparable Transactions.    Using publicly available information, Merrill Lynch examined certain multiples paid or proposed to be paid in certain transactions that Merrill Lynch reasonably believed to be relevant. The precedent transactions that Merrill Lynch reasonably believed to be relevant were:

Announcement Date	Acquiror Name	Target Name
7/23/2007	TomTom, N.V.	Tele Atlas N.V.
3/15/2007	Pitney Bowes Inc.	MapInfo Corporation
12/10/2006	Trimble Navigation Ltd.	@Road, Inc.
4/27/2004	Tele Atlas N.V.	Geographic Data Technology, Inc.

        For each of the transactions identified above, Merrill Lynch calculated various valuation multiples, including the ratio of total enterprise value implied by the transaction to the estimated EBITDA for the acquired company for the latest twelve month, or LTM, period prior to the month in which the relevant transaction was announced. Based on its analysis of the full ranges of multiples calculated for the comparable acquisition transactions and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions (including qualitative judgments involving non-mathematical considerations), Merrill Lynch determined the relevant range of LTM EBITDA multiples to be applied to NAVTEQ's estimated Wall Street consensus 2007 EBITDA to be 22.0x - 28.0x. Applying this range of multiples to NAVTEQ's estimated 2007 EBITDA, Merrill Lynch calculated a range of implied per share values, rounded to the nearest $0.25, of NAVTEQ common stock of $58.50 to $73.25, as compared to the per share merger consideration of $78.00.

        All calculations of multiples paid in the transactions identified above were based on public information available at or near the time of public announcement of these transactions. Merrill Lynch's analysis did not take into account different market and other conditions during the period in which the transactions identified above were announced. None of the transactions analyzed by Merrill Lynch is identical to the proposed transaction. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments, including differences in financial and operating characteristics of the companies party to those transactions, market conditions at the time of each of the transactions and the specific characteristics and circumstances of each of the transactions.

        Present Value of Future Stock Prices Based on Comparable PEG Ratio.    Using the projections provided by NAVTEQ's management, Merrill Lynch applied forward price/earnings to growth, or PEG, multiples (derived from the closing share prices and consensus long-term earnings growth rates of the comparable companies as of September 28, 2007) of 1.20x and 1.35x to the projected 2008-2011 calendar year earnings and implied earnings growth rates to calculate an estimated future share price of NAVTEQ common stock in each of the aforementioned years. For illustrative purposes, Merrill Lynch estimated the present value (as of December 31, 2007) of these estimated future share prices by discounting them at a 12.0% hypothetical cost of equity, which Merrill Lynch derived from its analysis of NAVTEQ's beta and the estimated beta of the comparable companies previously listed. Based upon this analysis, Merrill Lynch derived a range of implied per share values, rounded to the nearest $0.25, of NAVTEQ common stock of $55.50 to $85.00, as compared to the per share merger consideration of $78.00.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow valuation analysis of NAVTEQ using projections provided by NAVTEQ's management in order to evaluate the equity value per fully diluted share of NAVTEQ common stock. Merrill Lynch calculated a range of implied per share values of NAVTEQ common stock based upon the sum of the net present values of: (i) the estimated unlevered cash flows that NAVTEQ would generate for the calendar years 2008 through 2011; and (ii) the estimated terminal value of NAVTEQ at the end of that period based on a range of LTM EBITDA multiples assumed by Merrill Lynch; and (iii) NAVTEQ management's estimate of NAVTEQ's net cash as of December 31, 2007. In its discounted cash flow analysis, Merrill Lynch applied annual discount rates ranging from 12.0% to 15.0% and LTM EBITDA multiples of 13.0x to 17.0x for purposes of estimating the terminal value at the end of the projection period. Merrill Lynch observed that this range of discount rates and terminal year EBITDA multiples implied a range of perpetuity growth rates for NAVTEQ's unlevered free cash flow of 6.4% to 10.6%.

        Based on this analysis, Merrill Lynch derived a range of implied per share values, rounded to the nearest $0.25, of NAVTEQ common stock of $59.50 to $81.00, as compared to the per share merger consideration of $78.00.

        While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal value multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of NAVTEQ's present or future value or results.

        General.    Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The NAVTEQ Board selected Merrill Lynch as its financial advisor because of Merrill Lynch's qualifications, expertise and reputation. Under the terms of its engagement, NAVTEQ has agreed to pay Merrill Lynch a fee, $2 million of which was paid upon the delivery of Merrill Lynch's opinion and $35.6 million of which is contingent upon NAVTEQ's sale and will be payable upon the consummation of the proposed merger, for its services. In addition, NAVTEQ has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and to indemnify Merrill Lynch and its affiliates against certain liabilities that may arise from Merrill Lynch's engagement.

        Merrill Lynch has, in the past, provided financial advisory and financing services to NAVTEQ and/or its affiliates and Nokia and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade NAVTEQ's common stock, as well as securities of Nokia, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Projected Financial Information

        NAVTEQ does not as a matter of course make public long-term projections as to future revenues, earnings or other results. Nevertheless, we are including certain financial projections in this proxy statement to provide our stockholders access to certain non-public financial projections provided to Nokia and our financial advisor, Merrill Lynch. Our inclusion of this information in this proxy statement should not be regarded as an indication that the NAVTEQ Board, Nokia, Merrill Lynch or any other recipient of this information considered, or now considers, it to be a reliable prediction of any future results.

        The following table presents selected projected financial data for the fiscal years ended December 31 of the year indicated. These projections were prepared in July and August 2007 based upon assumptions NAVTEQ's management believed to be reasonable at that time. These projections were prepared for internal use and to assist Nokia with its due diligence investigation of NAVTEQ and Merrill Lynch with its financial analyses and advice to the NAVTEQ Board and the preparation of its fairness opinion. These projections do not take into account any circumstances, events or accounting pronouncements occurring after the date they were prepared, and NAVTEQ does not intend to update or otherwise revise the projected financial information to reflect circumstances arising since its preparation or to reflect the occurrence of unanticipated events.

(In Millions)	2007E	2008E	2009E	2010E	2011E
Revenue	$810	$1,031	$1,294	$1,554	$1,792

Operating Income	207	300	400	509	599

Net Income	$159	$227	$304	$388	$460

        The projections set forth above reflect a number of assumptions, which may cause these projections to vary significantly from actual financial results, including assumptions regarding the continued growth in the market for map data, our market share and pricing. The projections are not historical fact, and our inclusion of these financial projections should not be interpreted as an indication that we consider this information necessarily predictive of actual future results, and this information should not be relied on for that purpose.

        While NAVTEQ's management prepared these financial projections in good faith, no assurance can be given with respect to future events, many of which are beyond our control. The estimates and assumptions underlying these financial projections involve a variety of judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions as well as additional matters specific to our business, many of which are beyond our control.

        These projections cover multiple years and, by its nature, such information becomes more speculative with each successive year. Furthermore, these financial projections were not prepared with a view toward public disclosure or with a view toward complying with generally accepted accounting principles, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding financial projections.

        In light of the foregoing, NAVTEQ stockholders are cautioned not to unduly rely on these financial projections.

        In addition, these projections are not included in this proxy statement in order to induce any NAVTEQ stockholder to vote to adopt the merger agreement, or to impact any investment decision with respect to our common stock. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 17.

        WE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

Delisting and Deregistration of NAVTEQ Common Stock

        If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer be required to file periodic public reports.

Litigation Related to the Merger

        Following the public announcement of the execution of the merger agreement, on October 4, 2007, a shareholder class action and derivative complaint was filed by Monroe County Employees' Retirement System in the United States District Court for the Northern District of Illinois. This lawsuit purports to be brought on behalf of all NAVTEQ stockholders and derivatively on behalf of NAVTEQ and names the members of the NAVTEQ Board and NAVTEQ as defendants. On October 9, 2007, a second shareholder class action complaint was filed by Karen Rosenberg in the Circuit Court of Cook County, Illinois. This lawsuit also purports to be brought on behalf of all NAVTEQ stockholders and names the members of the NAVTEQ Board, NAVTEQ and Parent as defendants. Both complaints allege, among other things, that the NAVTEQ Board violated its fiduciary duties to NAVTEQ stockholders by entering into the merger agreement. The second complaint also alleges that Parent aided and abetted the NAVTEQ Board in its alleged violations of fiduciary duties. Both complaints seek to enjoin the merger and monetary relief. The lawsuits are each in a preliminary stage. We believe that the lawsuits are without merit and intend to defend them vigorously.

THE NAVTEQ BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE ADOPTION OF THE MERGER AGREEMENT.

INTERESTS OF NAVTEQ'S DIRECTORS AND EXECUTIVE OFFICERS
IN THE MERGER

        In considering the recommendations of the NAVTEQ Board, NAVTEQ stockholders should be aware that certain of NAVTEQ's directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of NAVTEQ stockholders generally. The NAVTEQ Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the merger agreement, the merger and related matters.

NAVTEQ Stock Options

        As of November 13, 2007, NAVTEQ's directors and executive officers held options to purchase 3,019,699 shares of NAVTEQ common stock, in the aggregate, and pursuant to the terms of the merger agreement, all outstanding stock options, whether vested or unvested, will be cancelled at the effective time and converted into the right to receive a cash payment equal to the excess of $78.00 over the exercise price (less any applicable taxes required to be withheld and without interest), which will result in a payment of approximately $199,549,600, in the aggregate, to such directors and executive officers.

        The following table summarizes the vested and unvested options held by each of our directors and executive officers as of November 13, 2007, and the consideration (calculated prior to any reduction for any applicable taxes required to be withheld) that each of them will receive pursuant to the merger agreement in connection with the cancellation of options in the merger:

	Options
Name and Position	Vested Options	Weighted Average Exercise Price of Vested Options	Unvested Options	Weighted Average Exercise Price of Unvested Options	Cash to be Received in Connection with the Merger(1)(2)
Judson C. Green(3) President, Chief Executive Officer and Director	1,926,327	$2.20	178,324	$36.18	$153,463,285
John K. MacLeod Executive Vice President, NAVTEQ Connected Services	119,377	$12.20	56,973	$35.99	$10,248,667
David B. Mullen Executive Vice President and Chief Financial Officer	144,511	$16.28	66,003	$36.90	$11,632,422
Clifford I. Fox Senior Vice President, NAVTEQ Map	13,144	$42.97	33,926	$36.74	$1,860,140
Winston Guillory, Jr. Senior Vice President, NAVTEQ Consumer and Enterprise Sales	45,963	$22.72	34,641	$36.10	$3,992,047
Lawrence M. Kaplan Senior Vice President, General Counsel and Corporate Secretary	63,762	$13.64	40,994	$35.86	$5,831,370
Jeffrey L. Mize Senior Vice President, NAVTEQ Vehicle Sales	38,598	$30.97	45,750	$36.44	$3,716,492

Amreesh Modi Senior Vice President, Chief Technology Officer	—	$—	50,860	$33.61	$2,257,672
Richard E. Shuman Senior Vice President, Asia Pacific Sales	12	$38.93	27,581	$36.44	$1,146,649
Denise M. Doyle Vice President, Business Affairs	4,734	$46.90	23,786	$38.19	$1,094,259
Christine C. Moore Vice President, Human Resources	11,059	$38.00	20,295	$36.52	$1,284,187
Kelly A. Smith Vice President Corporate Marketing	4,068	$32.34	19,603	$36.43	$1,000,578
Christopher B. Galvin Chairman of the Board of Directors	4,079	$40.34	3,362	$42.49	$272,988
Richard J. A. de Lange Director	7,453	$30.23	3,573	$40.03	$491,687
Andrew J. Green Director	1,227	$46.73	2,023	$46.69	$101,705
William Kimsey Director	4,079	$40.34	3,362	$42.49	$272,988
Scott D. Miller Director	5,597	$32.96	3,627	$39.76	$390,775
Dirk-Jan van Ommeren Director	7,453	$30.23	3,573	$40.03	$491,687

(1)
The vesting of all unvested stock options set forth in the table above and held by directors and executive officers will automatically be accelerated at the effective time.

(2)
The calculated amount does not reflect the reduction for any applicable taxes required to be withheld.

(3)
In addition, under his employment agreement, all restricted stock units held by Mr. Green will immediately fully vest in connection with the merger entitling him to payment of the merger consideration for the underlying shares in an aggregate amount of $19,477,224 (for purposes of this calculation, we have calculated the shares underlying Mr. Green's performance-based restricted stock units for which the achievement against the applicable performance criteria has not been evaluated and applied at 75% of the number of shares underlying such performance-based restricted stock units).

Restricted Stock Units Held by Executive Officers

        Restricted stock units held by NAVTEQ's executive officers will be treated in the same manner as the common stock, stock options and restricted stock units held by other NAVTEQ employees. Each outstanding time-vested restricted stock unit granted by us and each outstanding performance-based restricted stock unit granted by us (for which achievement against the applicable performance criteria has been evaluated and applied prior to the effective time to determine the actual number of restricted stock units granted) will be converted automatically into restricted stock units with respect to a number of Nokia shares equal to the product of the number of shares subject to the restricted stock units and the equity exchange ratio (which is $78.00 per share merger consideration divided by the closing price for a Nokia share on the business day before the effective time).

        Each outstanding performance-based restricted stock unit for which the achievement against the applicable performance criteria has not been evaluated and applied will be converted automatically into a restricted stock unit with respect to a number of Nokia shares equal to 150% of the number of shares underlying the original performance-based restricted stock unit (or, where the original performance-based restricted stock units were granted at the maximum number of performance-based restricted stock units that could be granted at the highest performance level, 75% of the number of shares of common stock underlying each original performance-based restricted stock unit) and multiplied by the equity exchange ratio. At the discretion of Parent, any restricted stock unit or performance-based restricted stock unit may be converted into the right to receive the merger consideration for each underlying share, without interest and less any applicable taxes required to be withheld, if Parent determines such conversion is in the best interest of NAVTEQ, Parent or the award holder.

Restricted Stock Units Held by Directors

        All outstanding restricted stock units held by our directors will continue to vest on their existing time-vesting schedule following the merger even though the NAVTEQ directors will no longer continue to serve as directors as of the effective time. Upon the effective time, each such outstanding restricted stock unit will be converted automatically into restricted stock units with respect to a number of Nokia shares equal to the product of the number of shares subject to the restricted stock units and the equity exchange ratio (which is $78.00 per share merger consideration divided by the closing price for a Nokia share on the business day before the effective time).

Indemnification; Insurance Coverage

        The merger agreement provides for indemnification and insurance arrangements for NAVTEQ's current and former directors and officers and any person who becomes a director or officer of NAVTEQ, each of which we refer to in this proxy statement as an indemnified party, or its subsidiaries prior to the effective time that will continue for six years following the effective time with respect to matters arising out of any acts or omissions occurring prior to the effective time.

        The merger agreement provides that from and after the effective time, Parent will, and will cause NAVTEQ as the surviving corporation in the merger to, fulfill and honor in all respects, the obligations of NAVTEQ relating to the indemnification of, and advancement of expenses to, the indemnified parties under (i) Delaware law, (ii) NAVTEQ's current certificate of incorporation and bylaws or (iii) any indemnification agreements in effect as of the date of the merger agreement between NAVTEQ or any of its subsidiaries and any of their respective current or former directors or officers or any person who becomes a director or officer of NAVTEQ or any of its subsidiaries prior to the effective time with respect to matters arising out of any acts or omissions occurring prior to the effective time. Each indemnified party will be entitled to advancement of reasonable expenses incurred in defense of an actual or threatened claim, proceeding or investigation, but such person must repay the expenses if it is ultimately determined that such person is not entitled to indemnification. In addition, neither Parent, NAVTEQ, nor the surviving corporation will settle or compromise any claim involving an indemnified party unless the settlement or compromise includes an unconditional release (or the indemnified party otherwise consents).

        The merger agreement also provides that the surviving corporation's certificate of incorporation and bylaws will contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the effective time than are set forth in our governing documents in effect as of October 1, 2007. Furthermore, those provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of any indemnified party, unless otherwise required by law.

        In addition, the merger agreement provides that, for a period of six years after the effective time, Parent will cause to be maintained NAVTEQ's directors and officers' liability insurance policies in respect of the acts or omissions occurring at or prior to the effective time. The policies will cover each indemnified party on terms and amounts no less favorable than those policies in effect prior to the effective time. The surviving corporation may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less favorable in the aggregate to the insured with such policy or policies underwritten by a carrier with the same or better A.M. Best rating (provided that such substitution shall not result in gaps or lapses of coverage). The merger agreement provides that Parent will not be required to pay for coverage for any twelve month period aggregate premiums for insurance in excess of 250% of current annual premiums paid by us for such insurance, but Parent will be required to provide the maximum coverage as may be obtained for that amount. In lieu of the foregoing, Parent may, on behalf of NAVTEQ or the surviving corporation, purchase a six-year "tail" prepaid policy on NAVTEQ's current directors' and officers' liability insurance in respect of acts and omissions occurring at or prior to the effective time on terms with coverage and amounts no less favorable than those in effect on the date of the merger agreement.

Potential Severance Payments to Executive Officers

        We have an employment agreement with Judson C. Green, our president and chief executive officer, which provides for certain payments if his employment terminates under certain specified circumstances, including after a change in control. We also have agreements with our other executive officers which provide for certain payments if their employment is terminated without "cause" or for "good reason." Consequently, the merger, combined with other circumstances, could result in one or more executives becoming entitled to receive severance payments under these agreements.

        Under Mr. Green's employment agreement, if, prior to the date he attains age 65, (i) Mr. Green's employment is terminated by NAVTEQ without cause (as defined in the agreement), (ii) Mr. Green terminates his employment as a result of a material breach of the agreement by NAVTEQ or for good cause (which includes a significant reduction of his duties and responsibilities and a material reduction of his annual base salary or target bonus opportunity) or (iii) Mr. Green terminates his employment for any reason during the 30-day period commencing on the six-month anniversary after a change of control, then Mr. Green will be entitled to the following:

  •
  severance pay, payable in a lump sum within 10 days following the date of termination of his employment, in an amount equal to two years of his then-current annual base salary ($1,300,000 based on Mr. Green's 2007 fiscal year base salary) and two years of his then target bonuses ($1,300,000 based on Mr. Green's target bonus for the 2007 fiscal year);

  •
  continuation of participation in NAVTEQ's health and welfare benefit plans for a period of two years after the date of termination of his employment, to the extent the terms of such plans so permit, followed by COBRA continuation coverage (paid by NAVTEQ for such part, if any, of such two-year period as the health benefit plan does not so permit, the maximum of which would cost NAVTEQ approximately $28,000), followed by the continuation of health benefits until he and his spouse commence Medicare, at a cost to Mr. Green of the COBRA premium charged to former employees from time to time;

  •
  immediate vesting of all of Mr. Green's stock options, restricted stock units and other equity awards (such awards which have a fair value of $172,940,509 as of November 13, 2007, based on the fair market value of our common stock on such date; although Mr. Green has a contractual right to the immediate vesting of stock options, the merger agreement provides for immediate vesting of all options held by all NAVTEQ option holders);

  •
  vesting of a pro-rata amount of Mr. Green's non-equity incentive awards, based upon the target payout and the number of days worked in the applicable performance period (Mr. Green currently does not have any such non-equity incentive awards other than his bonus, which is treated as described below);

  •
  immediate payment of all earned cash long-term incentive awards for which the performance period has ended (Mr. Green does not have any such earned cash long-term incentive awards) and all of Mr. Green's stock options will be exercisable until the expiration date of such stock options (the provision of the merger agreement that provides for the cashing-out of all outstanding NAVTEQ stock options effectively renders this provision of Mr. Green's agreement inapplicable);

  •
  all accrued and unpaid annual base salary, accrued and unused vacation and any earned and unpaid annual bonus (such bonus to be received when such bonus would have been paid to him had his employment not been terminated) (Mr. Green's target bonus is $650,000 based on Mr. Green's 2007 base salary), and any unreimbursed business expenses incurred through the date of such termination of his employment; and

  •
  reimbursement for federal excise taxes and any related income tax liabilities associated with such reimbursement to place Mr. Green in the same after-tax position had such excise tax not been imposed (currently estimated at $6,415,000 based upon the provisions of Internal Revenue Code Sections 280G and 4999, without application of Section 280G(b)(4)).

        In addition, Mr. Green would be entitled to terminate his employment agreement and receive the payments and benefits set forth above if he fails to be elected and continue as a director of the NAVTEQ Board, other than as a result of his voluntary resignation. We currently value the aggregate amount of these benefits (excluding the acceleration of stock options and restricted stock units) at $9,615,000.

        In addition, in the event Mr. Green's employment is terminated by us for cause (as defined in the agreement), he terminates his employment with us without cause (as defined in the agreement) or in the absence of a breach by us of the employment agreement or he terminates his employment for any reason at or after he attains the age of 65, Mr. Green shall be entitled to all accrued and unpaid base salary, accrued and unused vacation, any bonus earned and unpaid and any unreimbursed business expenses.

        Our other executive officers are each parties to agreements which provide for payment upon a termination of employment without "cause" or a resignation for "good reason" (which is defined in each employment agreement but which generally includes a significant reduction of duties and a material reduction in compensation and, for certain of the executives, a change in reporting structure) of the following:

  •
  an amount equal to such executive officer's then current annual base salary;

  •
  any bonus that was earned but unpaid as of the date of the executive officer's termination of employment and a pro-rata portion of the bonus that such executive officer would otherwise be eligible to receive for the year the executive officer's employment was terminated; and

  •
  basic medical and insurance benefits for 12 months.

In each case, any severance benefits payable under these arrangements would be subject to the executive officer's execution and delivery of a general release of claims against NAVTEQ and its affiliates. We currently value the aggregate amount of these benefits at $7,849,000.

        The following chart sets forth the cash severance benefit payable upon a termination of employment as described above with respect to our executive officers:

Name	Estimated Cash Severance(1)
Judson C. Green	$3,200,000
John K. MacLeod	$548,800
David B. Mullen	$571,720
Clifford I. Fox	$402,800
Winston Guillory, Jr.	$424,400
Lawrence M. Kaplan	$460,400
Jeffrey L. Mize	$446,000
Amreesh Modi	$446,000
Richard E. Shuman	$374,000
Denise M. Doyle	$324,960
Christine C. Moore	$324,960
Kelly A. Smith	$324,960

    (1)
    For purposes of calculating the amounts reflected in this column, we have assumed that the applicable annual compensation applied for purposes of computing severance is equal to the sum of the executive officer's base salary in effect, as of November 13, 2007, plus the executive's accrued but unpaid target bonus for fiscal year 2007 as of November 13, 2007 (provided, that for Mr. Green, his amount reflects a bonus payment of two times his target bonus for fiscal year 2007 in addition to his accrued but unpaid target bonus for fiscal year 2007, in accordance with his employment agreement) and the total employer contributions with respect to the executive officer's medical and insurance benefits applicable in November 13, 2007.

Potential Future Employment

        While Parent or Nokia has not entered into any agreement or understanding with any of NAVTEQ's executive officers regarding employment with NAVTEQ, Parent or Nokia after the effective time, we expect that Judson C. Green, NAVTEQ's president and chief executive officer, and our other executive officers will serve as employees of NAVTEQ, Parent or Nokia following the merger.

REGULATORY APPROVALS

        Completion of the merger is subject to certain governmental or regulatory approvals, including the termination or expiration of the waiting periods under the HSR Act and any other applicable foreign, federal, or state antitrust, competition or fair trade laws, and the obtaining of all regulatory approvals or clearances in any relevant jurisdiction, including the European Union or any applicable European Union member state (except where failure of a waiting period to expire or be terminated or failure to obtain any required approval would not reasonably to be expected to result in a material limitation on the operation by Parent of the assets of Parent or its subsidiaries or NAVTEQ or its subsidiaries, or would not subject Parent or Purchaser to payment of a material fine or penalty). In addition, completion of the merger is subject to the notification by Committee on Foreign Investment in the United States, or CFIUS, to Parent and us in writing that action under the Exon-Florio Provision is concluded or an investigation by CFIUS is otherwise terminated with respect to the merger. As of the date of this proxy statement, NAVTEQ and Parent have not yet obtained any governmental or regulatory approvals that may be required to complete the merger.

        There can be no assurance that the governmental reviewing authorities will terminate or permit any applicable waiting periods to expire, or approve or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. In the event that certain actions are requested of Parent, Purchaser or Nokia by any governmental authority as a condition to such governmental authority's consent to, approval of, or determination or agreement not to enjoin, make illegal or materially delay, the merger, Parent, Purchaser and Nokia have agreed to take all necessary action to agree to a FRAND (fair, reasonable, and non-discriminatory) license of NAVTEQ products (but not services), as they currently exist and are licensed or sold by NAVTEQ and as they may be modified or further developed in the future, including non-discrimination in the frequency, modes and methods by which such products are delivered, on terms acceptable to the relevant governmental authority, so as to permit the merger to be completed.

DISSENTERS' APPRAISAL RIGHTS

        Under Section 262 of the DGCL, you have the right to demand an appraisal of your shares of NAVTEQ common stock in connection with the merger and to receive payment in cash for the fair value of your shares as determined by the Delaware Chancery Court, together with a fair rate of interest, if any, as determined by the Delaware Chancery Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the $78.00 per share merger consideration you would have received under the merger agreement. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Exhibit C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders' meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Exhibit C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        If you elect to demand appraisal of your shares of NAVTEQ common stock, you must satisfy each of the following conditions:

  •
  You must deliver to NAVTEQ a written demand for appraisal of your shares of NAVTEQ common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares of NAVTEQ common stock so voted and will nullify any previously filed written demands for appraisal.

        If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of NAVTEQ common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of NAVTEQ common stock.

        All demands for appraisal should be addressed to NAVTEQ at 425 West Randolph Street, Chicago, Illinois 60606, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of NAVTEQ common stock. The demand must reasonably inform NAVTEQ of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of NAVTEQ common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to NAVTEQ. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to shares of NAVTEQ common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If you hold your shares of NAVTEQ common stock in a brokerage account, bank or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to each NAVTEQ stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any NAVTEQ stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of NAVTEQ common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares of NAVTEQ common stock not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares of NAVTEQ common stock. Within 120 days after the effective time, any NAVTEQ stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of NAVTEQ common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a NAVTEQ stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting NAVTEQ stockholders. Accordingly, the failure of a NAVTEQ stockholder to file such a petition within the period specified could nullify the NAVTEQ stockholder's previously written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all NAVTEQ stockholders who have demanded an appraisal of their shares of NAVTEQ common stock and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting NAVTEQ stockholders who demanded appraisal of their shares of NAVTEQ common stock, the Delaware Chancery Court is empowered to conduct a hearing upon the petition, and to determine those NAVTEQ stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Chancery Court may require the NAVTEQ stockholders who have demanded payment for their shares of NAVTEQ common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any NAVTEQ stockholder fails to comply with that direction, the Delaware Chancery Court may dismiss the proceedings as to that NAVTEQ stockholder.

        After determination of the NAVTEQ stockholders entitled to appraisal of their shares of NAVTEQ common stock, the Delaware Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Chancery Court so determines, to the NAVTEQ stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of NAVTEQ common stock.

        In determining fair value, the Delaware Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of NAVTEQ common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions, including the opinion of Merrill Lynch, as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the NAVTEQ stockholders participating in the appraisal proceeding by the Delaware Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a NAVTEQ stockholder, the Delaware Chancery Court may order all or a portion of the expenses incurred by any NAVTEQ stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of NAVTEQ common stock entitled to appraisal. Any NAVTEQ stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares of NAVTEQ common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of NAVTEQ common stock, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the NAVTEQ stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that NAVTEQ stockholder to appraisal will cease and that NAVTEQ stockholder will be entitled to receive the cash payment for shares of his, her or its shares of NAVTEQ common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

        In view of the complexity of Section 262 of the DGCL, if you wish to pursue appraisal rights with respect to the merger, you should consult your legal advisor.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following describes generally the material United States federal income tax consequences of the receipt of cash to holders (i.e., an individual) of our common stock pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the "Code," applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion assumes that holders hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under the United States federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, United States expatriates, holders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, who are subject to the alternative minimum tax or who acquired our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than United States federal income tax laws that may be applicable to one of our stockholders.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a holder that is a partner in a partnership holding our common stock, you should consult your tax advisor.

        We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws), especially with respect to alternative minimum tax.

U.S. Holders

        The receipt of cash in the merger by U.S. holders (i.e., an individual citizen or resident of the United States, a domestic corporation, a trust that (i) is subject to supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person, or an estate subject to U.S. federal income tax) of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, for United States federal income tax purposes, a U.S. holder of shares of our common stock will be deemed to sell our shares of common stock and recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such shares and (ii) the holder's adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the U.S. holder's holding period of the shares of our common stock is more than one year at the time the merger is completed. Long-term gains recognized by U.S. holders that are not corporations generally will be subject to a maximum U.S. federal income tax rate of 15% (subject to application of the alternative minimum tax). The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.

Non-U.S. Holders

        A "non-U.S. holder" is a person (other than a partnership) that is not a U.S. holder.

        Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters' rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and have not been a "United States real property holding corporation" for U.S. federal income tax purposes.

Backup Withholding

        Under the Code's backup withholding rules, unless an exemption applies, the surviving corporation generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, "Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding." Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

        The foregoing discussion of certain material United States income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the complete text merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate herein by reference. This summary may not contain all of the information about the merger agreement that is important to you. You should carefully read the merger agreement in its entirety for a complete description of the terms and conditions of the merger because it is the legal document that governs the merger.

Effective Time of the Merger; Closing

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as NAVTEQ and Parent agree and specify in the certificate of merger. The closing date will occur no later than the 5th business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived, where permitted, or such other date as NAVTEQ and Parent may agree to in writing.

Certificate of Incorporation and Bylaws; Directors and Officers of Surviving Corporation

        The certificate of incorporation of the surviving corporation will be amended to be identical to Purchaser's certificate of incorporation as in effect immediately prior to the effective time, except that the name of the surviving corporation will be NAVTEQ Corporation. The bylaws of the surviving corporation will be amended to be identical to the bylaws of Purchaser as in effect immediately prior to the effective time, unless Parent determines otherwise prior to the effective time. Upon consummation of the merger, the directors and officers of Purchaser immediately prior to the effective time will be the initial directors and officers of the surviving corporation. All surviving corporation directors and officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Merger Consideration; Procedures for Exchange of Shares

        NAVTEQ Common Stock.    At the effective time, each share of NAVTEQ common stock issued and outstanding immediately prior to the effective time will automatically be cancelled and will be converted into the right to receive the per share merger consideration, other than:

  •
  shares held by stockholders who have properly demanded and perfected, and have not timely waived, withdrawn or lost their appraisal rights with respect to such shares in accordance with Delaware law, which are referred to as dissenting shares; and

  •
  shares held in treasury or owned by NAVTEQ or any direct or indirect wholly-owned subsidiary of NAVTEQ immediately prior to the effective time, which will be cancelled without any conversion.

        Each warrant to acquire NAVTEQ common stock that is issued and outstanding immediately prior to the effective time will, upon exercise of such warrant in accordance with its terms, entitle such warrant holder to receive solely the per share merger consideration with respect to each share of NAVTEQ common stock issuable upon the exercise of such warrant.

        Each share of common stock of Purchaser issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

        After the effective time, each holder of a certificate or book-entry share formerly representing shares of NAVTEQ common stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to such shares, except for the right to receive the per share merger consideration. See "Dissenters' Rights of Appraisal" beginning on page 53.

        Treatment of Options; Performance-Based Restricted Stock Units; Restricted Stock Units.    At the effective time, the merger agreement provides that:

  •
  Options. Each outstanding option to purchase NAVTEQ common stock under our equity incentive plans, whether vested or unvested, will be cancelled and each option holder will receive a cash payment equal to the excess of the $78.00 per share merger consideration over the exercise price of the applicable option, multiplied by the number of shares subject to the option, less any applicable taxes required to be withheld.

  •
  Performance-Based Restricted Stock Units. Each outstanding performance-based restricted stock unit granted by us (for which achievement against the applicable performance criteria has not been evaluated and applied prior to the effective time to determine the actual number of restricted stock units granted) will be automatically converted into performance-based restricted stock units with respect to a number of Nokia shares, subject to the terms of our equity incentive plans and agreements evidencing such grants. The number of such performance-based restricted stock units will be equal to the product of (A) 150% of the number of shares of common stock subject to the original performance share units that we granted (or, for performance-based restricted stock units where the original performance-based restricted stock units were granted at the maximum number of performance-based restricted stock units that could be granted at the highest performance level, 75% of the number of shares of common stock shares subject to the original performance-based restricted stock units that were granted) and (B) the ratio of the value of the $78.00 per share merger consideration to the value of the closing price for a Nokia share on the business day immediately prior to the effective time. We refer to such ratio in this proxy statement as the equity exchange ratio and any fractional Nokia shares that may result will be rounded up to the nearest whole share.

  •
  Restricted Stock Units. Each outstanding time-based restricted stock unit and performance-based restricted stock unit granted by us (for which achievement against the applicable performance criteria has been evaluated and applied prior to the effective time to determine the actual number of restricted stock units granted) will be automatically converted into restricted stock units with respect to a number of Nokia shares, subject to the terms of our equity incentive plans and agreements evidencing such grants. The number of such restricted stock units will be equal to the product of the number of shares subject to the restricted stock units and the equity exchange ratio, and any fractional Nokia shares that may result will be rounded up to the nearest whole share.

        We have agreed to take all necessary action to approve the disposition of the options, performance-based restricted stock units and time-based restricted stock units in the merger.

        Nokia will take all reasonable action to have available for issuance or transfer a sufficient number of Nokia shares for delivery upon settlement of the performance-based restricted stock units and the restricted stock units. Promptly after the effective time, Nokia will prepare and file with the SEC a registration statement on Form S-8 registering a number of Nokia shares necessary to fulfill its obligations.

        Parent, in its sole discretion, may determine that a performance-based restricted stock unit or restricted stock unit will not be assumed and converted into a restricted stock unit based on Nokia shares. In this case, such performance-based restricted stock unit or restricted stock unit will, at the effective time, be converted into a right to receive the per share merger consideration for each underlying share of NAVTEQ common stock, less any applicable taxes required to be withheld. Parent or Nokia will use commercially reasonable efforts to convert restricted stock units or performance-

based restricted stock units in a manner that will not give rise to adverse tax consequences or penalties to such holders.

Payment for the Shares

        Prior to the effective time, Parent will deposit, or will cause to be deposited, an amount in cash sufficient to pay the aggregate per share merger consideration with a bank or trust company acting as agent, which we refer to in this proxy statement as the paying agent. Such funds will be invested by the paying agent as directed by the surviving corporation and any interest from such investments will be paid to Parent.

        At the close of business on the day of the effective time, NAVTEQ's stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. From and after the effective time of the merger, the holders of outstanding shares of NAVTEQ common stock as of immediately prior to the effective time will no longer have any rights with respect to such outstanding shares of NAVTEQ common stock, except as otherwise provided in the merger agreement or by applicable law.

        Promptly after the effective time, the paying agent will mail NAVTEQ stockholders a letter of transmittal and instructions advising you on how to surrender your stock certificates or shares you may hold in book entry form in exchange for the per share merger consideration.

        YOU SHOULD NOT RETURN YOUR NAVTEQ STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR NAVTEQ STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

        You will not be entitled to receive the per share merger consideration with respect to your shares of NAVTEQ common stock until you surrender your stock certificate(s) (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The per share merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate (or book-entry shares) must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

        If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration with respect to your shares of NAVTEQ common stock represented by such certificate, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in an amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

        No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the per share merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it has been withheld.

        Any portion of the aggregate per share merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of NAVTEQ common stock at any time following the sixth month after the effective time, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the per share merger consideration.

Representations and Warranties

        Representations and Warranties of NAVTEQ and our Subsidiaries.    We make various representations and warranties in the merger agreement to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered by us to Parent and Purchaser in connection with the execution of the merger agreement. Our representations and warranties relate to, among other things:

  •
  our and our subsidiaries' due organization, valid existence, good standing, and qualification to do business;

  •
  our ownership interests in our subsidiaries;

  •
  our and our subsidiaries' certificate of incorporation and bylaws, or equivalent organizational documents;

  •
  our capitalization;

  •
  the valid issuance of our and our subsidiaries' outstanding capital stock;

  •
  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the approval and recommendation by the NAVTEQ Board of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  •
  the absence of any conflicts with, or violations of, our and our subsidiaries' governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  the required consents and approvals of, or notifications to, governmental authorities in connection with the transactions contemplated by the merger agreement;

  •
  our and our subsidiaries' possession of all licenses and permits necessary to operate our and our subsidiaries' properties and to conduct our and our subsidiaries' business;

  •
  our SEC filings since December 31, 2004, including the financial statements contained therein, and our internal and disclosure controls and procedures;

  •
  the absence of a "material adverse effect" and certain other changes or events related to us or our subsidiaries since June 30, 2007;

  •
  the absence of litigation and governmental investigations pending or, to our knowledge, threatened against us or our subsidiaries;

  •
  employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries' employee benefit plans;

  •
  the accuracy and compliance as to form with applicable securities law of this proxy statement;

  •
  our and our subsidiaries' real property;

  •
  the ownership, license and lawful use of intellectual property used by us and our subsidiaries, and other intellectual property matters, including, but not limited to, matters concerning open source, source code, information technology, trade secrets and privacy;

  •
  tax matters;

  •
  environmental matters;

  •
  certain of our material contracts;

  •
  customers and suppliers matters;

  •
  our and our subsidiaries' insurance coverage;

  •
  the absence of certain business practices of NAVTEQ and our subsidiaries in connection with unlawful contributions related to political activities or unlawful payments in violation of the Foreign Corrupt Practices Act of 1977, as amended;

  •
  the absence of brokers' and finders' fees payable by us (other than the fee to Merrill Lynch);

  •
  the inapplicability of certain anti-takeover statutes to the merger; and

  •
  the receipt by the NAVTEQ Board of a fairness opinion from Merrill Lynch.

        Material Adverse Effect.    Many of the representations and warranties we made in the merger agreement are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect for purposes of the merger agreement, with certain exceptions, unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect on NAVTEQ). For the purposes of the merger agreement, "material adverse effect" means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of us or our subsidiaries taken as a whole.

        A material adverse effect will not have occurred, however, as a result of any event, circumstance, change or effect arising out of or resulting from:

  •
  conditions or changes in the United States or global economy or capital or financial or securities markets generally, including changes in interest or exchange rates, in each case that do not have a materially disproportionate effect (relative to other industry participants) on us or our subsidiaries;

  •
  changes in law or applicable accounting regulations or principles generally affecting the countries, geographic regions, markets (including disruptions and fluctuations in the conditions of the automotive and consumer electronics markets) or industries in which we or our subsidiaries conduct our respective businesses, in each case that do not have a materially disproportionate effect (relative to other industry participants) on us or our subsidiaries;

  •
  any change in the market price or trading volume of NAVTEQ stock in and of itself (but not the underlying cause of such change or the effect therefrom);

  •
  the execution, announcement, pendency or performance of the merger agreement and the other transactions contemplated by the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

  •
  our failure to meet analyst estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, or our failure to meet our internal budgets, plans or forecasts of our financial performance (but, in each case, not the underlying cause of such failure or the effects therefrom);

  •
  acts of war, armed hostilities, or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, or terrorism under way as of the date of the merger agreement;

  •
  any action taken pursuant to the merger agreement or at the request or with the consent of any of Parent, Purchaser or their subsidiaries or any failure to take action due to the restrictions included in the merger agreement with respect to which Parent has refused to give consent or grant a waiver to us after a written request by us; or

  •
  any adverse effect arising out of or resulting from any legal claims or other proceedings made by any of our stockholders arising out of or related to the merger agreement, the merger or the other transactions contemplated thereby.

        With respect to NAVTEQ's representations and warranties in the merger agreement, you should be aware that:

  •
  the representations and warranties have been made by us to Parent and Purchaser and to no one else;

  •
  the representations and warranties may be subject to important limitations and qualifications agreed to by Parent and Purchaser as part of the parties' overall agreement and understanding embodied in the merger agreement;

  •
  the representations and warranties are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered by us to Parent and Purchaser in connection with the execution of the merger agreement;

  •
  the standard of materiality agreed to by the parties in connection with the representations and warranties is not, and is not intended to be, the same as the materiality standards under the securities laws, and may differ from what may be viewed as material to you;

  •
  the representations and warranties may or may not have been accurate as of the date they were made or any other date; and

  •
  the representations and warranties do not purport to be accurate as of the date of this proxy statement or the date of the special meeting.

        Representations and Warranties of Parent and Purchaser.    The merger agreement also contains various representations and warranties made by Parent and Purchaser to NAVTEQ that are subject, in some cases, to specified exceptions and qualifications. Their representations and warranties relate to, among other things:

  •
  their due organization, valid existence, and good standing;

  •
  the capitalization and ownership of Purchaser;

  •
  their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the absence of any conflicts with or violations of their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  the required consents and approvals of, or notifications to, governmental authorities in connection with the transactions contemplated by the merger agreement;

  •
  the availability funds necessary for Parent to consummate the merger;

  •
  the accuracy of the information supplied by Parent and Purchaser for inclusion into this proxy statement;

  •
  the absence of brokers' and finders' fees payable by Parent and Purchaser (other than the fee to Citigroup Global Markets Limited); and

  •
  related-party agreements by and between Parent and its affiliates and ownership by Parent or its affiliates of Parent of our capital stock.

Conduct of Business by NAVTEQ Pending the Merger

        The merger agreement requires us to take certain actions and refrain from taking certain actions between the date of the merger agreement and the effective time. Unless Parent otherwise agrees in writing, from October 1, 2007 until the effective time, we have agreed that we will conduct the business of NAVTEQ and our subsidiaries only in the ordinary course, and that we also will:

  •
  use commercially reasonable efforts to preserve substantially intact our and our subsidiaries' business organization;

  •
  use commercially reasonable efforts to keep available the services of our and our subsidiaries' current officers, employees and consultants; and

  •
  use commercially reasonable efforts to preserve our and our subsidiaries' current relationships with customers, suppliers and other persons with which we have significant business relations.

        We also have agreed that during the same time period, and subject to certain agreed-upon exceptions or Parent's prior written consent allowing the action, NAVTEQ and our subsidiaries will not:

  •
  amend, waive or otherwise change our certificate of incorporation or bylaws or the equivalent organization documents of any of our subsidiaries;

  •
  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of our capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, other than (A) in connection with the exercise of outstanding equity awards and warrants or (B) in the ordinary course of business and in a manner consistent with past practice, any assets, including intellectual property;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our or our subsidiaries' capital stock, other than dividends or distributions by one of our direct or indirect wholly- owned subsidiaries to its parent in the ordinary course of business and in a manner consistent with past practice;

  •
  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our own or our subsidiaries' own capital stock;

  •
  acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

  •
  incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of our or our subsidiaries' assets, in each case, except in the ordinary course of business and in a manner consistent with past practice;

  •
  enter into any contract or agreement that contemplates the payment or receipt of an amount in excess of $5,000,000 in any 12 month period, other than in the ordinary course of business;

  •
  authorize, or make any commitment with respect to, (A) any single capital expenditure which is in excess of $5,000,000 or (B) capital expenditures which are, in excess of $20,000,000 in any calendar quarter or $60,000,000 in the aggregate for us and our subsidiaries taken as a whole;

  •
  increase the compensation payable or to become payable or the benefits provided to our directors, officers or employees (except for increases in the ordinary course of business and in a manner consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees who are not directors) or, except in accordance with agreements existing as of October 1, 2007, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee (except for agreements entered into with new employees in the ordinary course of business consistent with past practice or except for agreements that do not provide for any severance entitlements), or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

  •
  except as required by applicable law or changes in United States generally accepted accounting principles, or as recommended by our audit committee upon advice of its independent auditors, materially change any of our accounting policies;

  •
  make or change any income tax election or any other material tax election, change any accounting or tax accounting method, file any income tax return or any amendment to an income tax return, or settle or compromise any United States federal, state, local or non-United States income tax liability in excess of $2,000,000, or enter into any intercompany transaction as defined by applicable United States Department of Treasury Regulations;

  •
  amend or modify in any material respect or consent to the termination of any material contract, or amend or modify in any material respect or waive or consent to the termination of any material rights, in each case, other than in the ordinary course of business;

  •
  settle any action other than for monetary damages payable not in excess of $1,000,000 individually, or more than $10,000,000 in the aggregate or commence any action other than in the ordinary course of business and in a manner consistent with past practice;

  •
  permit any material item of intellectual property we own to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any material applicable filings, recordings or other similar actions or filings, or fail to pay all fees and taxes required to maintain and protect its interest in each and every material item of intellectual property we own;

  •
  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

  •
  announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the actions described above.

Proxy Statement

        We agreed to promptly (and in any event no later than on October 19, 2007) prepare and file with the SEC a preliminary proxy statement (which we filed on October 19, 2007) and to use our reasonable best efforts to have the proxy statement cleared by the SEC as promptly as practicable. We also agreed to respond as promptly as reasonably practicable to comments of the SEC with respect to the preliminary proxy statement and to file this definitive proxy statement with the SEC and cause the proxy statement to be mailed as promptly as reasonably practicable, to our stockholders of record, as of the record date.

Stockholders' Meeting

        We have agreed to call, hold and convene a meeting of our stockholders as promptly as reasonably practicable after the mailing of this proxy statement, but in no event more than 30 days after such mailing, and to use our reasonable best efforts to solicit from our stockholders proxies in favor of adopting the merger agreement. Except in limited circumstances in connection with a "superior proposal," the NAVTEQ Board has agreed to recommend that our stockholders vote in favor of adoption of the merger agreement. We may only adjourn or postpone this stockholders meeting with Parent's consent should certain circumstances exist (such as an insufficient quorum).

Access to Information; Confidentiality

        We and our subsidiaries have agreed to give Parent and Purchaser and their agents and other representatives, and persons providing or proposing to provide Parent and Purchaser with financing for the merger, reasonable access during normal business hours to our officers, employees, agents, properties, offices, plants and other facilities, and books and records, in all cases to the extent permissible under applicable law. All information will be subject to the confidentiality agreement previously entered into by us and Nokia.

Restrictions on NAVTEQ's Ability to Solicit Other Offers

        No Solicitation.    We have agreed that we and our subsidiaries and our and their directors, officers, employees, and other representatives will not directly or indirectly:

  •
  solicit, initiate or encourage (including by way of furnishing nonpublic information), or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "competing transaction;"

  •
  enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a "competing transaction;" or

  •
  agree to, approve, endorse or recommend any "competing transaction" or enter into any letter of intent or other contract, agreement, commitment or understanding contemplating or otherwise relating to any competing transaction (other than confidentiality agreements that contain certain provisions entered into in connection with such "competing transaction").

        Additionally, we have agreed that we will, and will direct or cause our and our subsidiaries' directors, officers, employees, and other representatives to (A) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted prior to the date of the merger agreement with respect to a "competing transaction" and (B) cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its representatives, affiliates and advisors and us and our representatives, affiliates and advisors. We will also not release any third person from or waive any provision of, any confidentiality or standstill agreement unless the NAVTEQ Board determines in good faith after consultation with its outside legal advisor that it would be inconsistent with its fiduciary duties to not provide such release or waiver.

        For purposes of the merger agreement, a "competing transaction" means any of the following transactions:

  •
  any merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving NAVTEQ or certain of our subsidiaries;

  •
  any sale, lease, exchange, transfer or other disposition by NAVTEQ or any of our subsidiaries of 20% or more of the consolidated assets of NAVTEQ and our subsidiaries;

  •
  any issuance or sale by NAVTEQ or certain of our subsidiaries of securities (including warrants or other rights to purchase, or securities convertible into, such securities) representing 20% or more of our outstanding common stock or 20% or more of any class of equity securities of such subsidiary; or

  •
  any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of our outstanding common stock.

        In addition, we are obligated to notify Parent promptly orally and then promptly in writing (and in no event later than 48 hours) after we or any of our subsidiaries receives any proposal, inquiry or offer that constitutes, or is reasonably likely to lead to, a competing transaction.

        Unsolicited Proposals.    Prior to the adoption of the merger agreement by our stockholders, we may, in response to an unsolicited, bona fide written proposal, furnish information to, including nonpublic information, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction. We may only do so if the NAVTEQ Board makes certain determinations in good faith, after consultation with its financial outside legal advisors that such competing transaction is, or is reasonably likely to lead to, a "superior proposal" and that the failure to furnish such information or enter into such discussions or negotiations would be inconsistent with the NAVTEQ Board's fiduciary obligations under applicable law. Prior to providing any information or entering into any discussions or negotiations, we must also provide written notice to Parent of the NAVTEQ Board's determinations and obtain from such person an executed confidentiality agreement on terms no less favorable to NAVTEQ than those contained in the confidentiality agreement previously entered into by us and Parent.

        Superior Proposal.    For purposes of the merger agreement, a "superior proposal" means an unsolicited bona fide written offer or proposal made by a third person and received by us with respect to a competing transaction which the NAVTEQ Board determines in good faith, after consultation with its financial and outside legal advisors and after taking into account all terms and conditions of the offer, and any other factors that the NAVTEQ Board determines to be appropriate, is reasonably capable of being consummated and would, if consummated in accordance with its terms, result in a transaction more favorable to NAVTEQ stockholders than the merger (taking into account any proposal by Parent to amend the terms of the merger or the merger agreement). For purposes of the definition of "superior proposal," each reference to 20% in the definition of "competing transaction" is replaced with "more than 50%."

        Change in Board Recommendation.    Prior to adoption of the merger agreement by our stockholders, the NAVTEQ Board may withdraw, amend, modify or qualify, in any manner adverse to Parent, its recommendation of the merger agreement and the merger in favor of a superior proposal, which we refer to in this proxy statement as a change in board recommendation, and accept, approve, endorse or recommend a superior proposal, but in each case, only if the following conditions are met:

  •
  we have received an unsolicited bona fide written competing transaction (and have not breached our non-solicitation obligations in doing so);

  •
  the NAVTEQ Board determines, in good faith after consultation with its financial and outside legal advisors, that such competing transaction constitutes a superior proposal;

  •
  the NAVTEQ Board determines, in good faith after consultation with outside legal advisor, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law;

  •
  we provide written notice to Parent at least three business days prior to effecting any change in board recommendation or publicly announcing that the NAVTEQ Board may make such change in board recommendation, which notice must state (A) that we received a proposal that the NAVTEQ Board has determined to be a superior proposal, (B) a description of the final terms and conditions of, and the identity of the person or persons making the superior proposal and a copy of the latest draft of the agreement with respect to such superior proposal, including related amendments and (C) that the NAVTEQ Board intends to effect a change in board recommendation;

  •
  we provide Parent with a reasonable opportunity to make such changes or adjustments in the terms and conditions of the merger agreement during such three business day period, and negotiate in good faith with Parent such that the NAVTEQ Board may proceed with its recommendation to our stockholders in favor of adoption of the merger agreement without making a change in board recommendation; and

  •
  the NAVTEQ Board determines in good faith (A) after consultation with its financial and outside legal advisors, that the superior proposal continues to be a superior proposal as compared to the terms and conditions of the merger and the merger agreement as proposed to be changed or adjusted by Parent and (B) after consultation with outside legal advisor, that the failure to effect a change in board recommendation would be inconsistent with its fiduciary obligations under applicable law, and gives Parent written notice of its determination.

        Under certain circumstances, including in connection with a change in board recommendation, we will have the right to terminate the merger agreement, but may have to pay a $250 million termination fee to Parent in order to do so. For details regarding this termination fee, please see "The Merger Agreement—Termination" and "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on pages 72 and 73 of this proxy statement, respectively.

Employee Benefits

        From the effective time until the first anniversary of the effective time, Parent will cause the surviving corporation to maintain compensation for NAVTEQ employees (including salary, cash bonus, and commission) and benefits (excluding equity-based compensation) that is no less favorable in the aggregate than the compensation and benefits (excluding equity-based compensation) maintained for and provided to such NAVTEQ employees as of October 1, 2007.

        From the effective time, our employees and our subsidiaries' employees will receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement (other than equity-based compensation plans) established or maintained by the surviving corporation or any of its subsidiaries for service accrued or deemed accrued prior to the effective time. However, such crediting of service will not duplicate or otherwise result in an unintended increase in such benefit. Furthermore, to the extent that any of our employees or our subsidiaries' employees is paid severance in connection with the merger, such employee will not get full credit for service recognized by the surviving corporation with respect to future severance or severance-like payments.

Directors' and Officers' Indemnification and Insurance

        Parent has agreed to honor and fulfill and is obligated to cause us, our subsidiaries and the surviving corporation to honor and fulfill in all respects our obligations and our subsidiaries' obligations under applicable provisions of Delaware law relating to indemnification of directors and officers, our governing documents in effect as of October 1, 2007, and under any and all indemnification agreements in effect as October 1, 2007 between us or any of our subsidiaries and any of our respective current or former directors or officers and any person who becomes a director or officer prior to the effective time, such persons are collectively referred to in this proxy statement as indemnified parties, with respect to any matter arising out of, or relating to, or in connection with, any acts or omissions occurring or alleged to have occurred prior to the effective time. Each indemnified party will be entitled to advancement of reasonable expenses incurred in defense of an actual or threatened claim, proceeding or investigation, but such person must repay the expenses if it is ultimately determined that such person is not entitled to indemnification. In addition, neither Parent, NAVTEQ, nor the surviving corporation will settle or compromise any claim involving an indemnified party unless the settlement or compromise includes an unconditional release (or the indemnified party otherwise consents).

        The merger agreement also provides that the surviving corporation's certificate of incorporation and bylaws will contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the effective time than are set forth in our governing documents in effect as of October 1, 2007. Furthermore, those provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of any indemnified party, unless otherwise required by law.

        Parent also must, and also must cause us or the surviving corporation, as applicable, and its subsidiaries to, maintain in effect for six years from the effective time all directors' and officers', which we refer to in this proxy statement as D&O, liability insurance policies currently maintained by NAVTEQ and our subsidiaries with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the effective time, including in connection with the approval of the merger. We or the surviving corporation, as applicable, may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less favorable in the aggregate to the insured with such policy or policies underwritten by a carrier with the same or better A.M. Best rating (and provided, further, that such substitution will not result in gaps or lapses of coverage). In no event, however, will we, or the surviving corporation, as applicable, be required to expend more than an amount per year equal to 250% of current annual premiums paid by us for such insurance for such coverage. Should we or the surviving corporation, as applicable, be required to expend more than such amount, Parent will, or will cause us or the surviving corporation, obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 250% of the current annual premiums paid by us, or elect to obtain prepaid insurance policies prior to the effective time, which policies provide the indemnified parties with D&O insurance coverage of equivalent amount and on at least as favorable terms in the aggregate as that provided by our current D&O insurance policies for an aggregate period of at least six years with respect to claims arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the effective time, including in connection with the approval of the merger agreement and the merger. We may only obtain such prepaid policies prior to the effective time with the prior written consent of Parent (such consent not to be unreasonably withheld).

        In the event that NAVTEQ or the surviving corporation or any respective successor or assign (A) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, our or the surviving corporation's successors and assigns, as the case may be, or at Parent's option, Parent, will assume the foregoing obligations.

Notification of Certain Matters

        The parties have agreed to give prompt notice to each other of:

  •
  any notice or other communication received by such party from any governmental authority in connection with the merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the merger;

  •
  any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against such party or any of its subsidiaries which purports to materially affect the consummation of the merger;

  •
  the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect; and

  •
  any failure of any party, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the merger agreement.

Further Action; Commercially Reasonable Best Efforts

        Each of the parties has agreed to make promptly its respective filings, and make any other required submissions, under the HSR Act, the Council Regulation No. 139/2004 of the European Community, which we refer to in this proxy statement as EC merger regulation, or other applicable foreign, federal or state antitrust, competition or fair trade laws with respect to the merger, and use its commercially reasonable best efforts to take all appropriate action, and to do all things necessary, proper or advisable under applicable law to consummate and make effective the merger, including using its commercially reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with us and our subsidiaries as are necessary for the consummation of the merger and to fulfill the conditions to the merger. Parent and Purchaser also have agreed to promptly submit the voluntary notice of the merger to CFIUS pursuant to the Exon-Florio Provision, which we refer to in this proxy statement as the CFIUS filing.

        In the event that certain actions are requested of Parent, Purchaser or Nokia by any governmental authority as a condition to such governmental authority's consent to, approval of, or determination or agreement not to enjoin, make illegal or materially delay, the merger, Parent, Purchaser and Nokia have agreed to take all necessary action to agree to a FRAND (fair, reasonable, and non-discriminatory) license of NAVTEQ products (but not services), as they currently exist and are licensed or sold by NAVTEQ and as they may be modified or further developed in the future, including non-discrimination in the frequency, modes and methods by which such products are delivered, on terms acceptable to the relevant governmental authority, so as to permit the merger to be completed.

        The parties also have agreed to promptly notify each other of any material communication it receives from any governmental authority relating to any filings, or submissions under the HSR Act, the EC merger regulation or any applicable merger laws of any European Union member state that has jurisdiction to review the merger, the Exon-Florio Provision or other applicable foreign, federal or state antitrust, competition or fair trade laws, including the CFIUS filing.

Public Announcements

        Each party has agreed that, except in order to comply with applicable law or regulations, it will not make any public release or announcement regarding the transaction without the prior written consent of the other party (which consent will not be unreasonably withheld).

Conditions to the Merger

        The obligations of the parties to complete the merger are subject to the satisfaction or written waiver at or prior to the effective time of the following mutual conditions:

  •
  Stockholder Approval. The merger agreement having been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

  •
  No Order. No governmental authority having jurisdiction over any party to the merger agreement having issued, enacted, promulgated, enforced or entered any legal restraint, injunction, prohibition or law (whether temporary, preliminary or permanent), which is in effect and enjoins, restrains, prohibits or makes the consummation of the merger illegal;

  •
  No Action. No pending action having been instituted or initiated by any U.S. federal governmental authority or any governmental authority in the European Union or any European Union member state seeking a legal restraint, injunction, prohibition or law with respect to the consummation of the merger which enjoins, restrains, prohibits or makes the consummation of the merger illegal;

  •
  Regulatory Approvals. The waiting periods under the HSR Act and any other applicable foreign, federal, or state antitrust, competition or fair trade laws having terminated or expired, and all regulatory approvals or clearances in any relevant jurisdiction, including the European Union or any applicable European Union member state having been obtained (except where failure of a waiting period to expire or be terminated or failure to obtain any required approval would not reasonably to be expected to result in a material limitation on the operation by Parent of the assets of Parent or its subsidiaries or NAVTEQ or its subsidiaries, or would not subject Parent or Purchaser to payment of a material fine or penalty); and

  •
  Exon-Florio Provision. CFIUS having notified Parent and us in writing that action under the Exon-Florio Provision is concluded or an investigation by CFIUS is otherwise terminated with respect to the merger.

        Parent's and Purchaser's obligations to complete the merger are also subject to the satisfaction or written waiver of the following additional conditions:

  •
  Our Representations and Warranties. Each of the representations and warranties made by us in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualification contained therein, with certain limitations described below) as of October 1, 2007 and as of the closing date as though made on and as of the closing date (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty will be true and correct as of such date and except for representations and warranties that are not true and correct as a result of changes resulting from action permitted under the covenant relating to our conduct of business), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (except that our representations and warranties relating to capitalization (except for inaccuracies in the amounts set forth therein that in the aggregate are de minimis) and certain contractual terms of certain of our intellectual property contracts must be true and correct in all respects as of the effective time);

  •
  Our Performance of Obligations. We must have performed, or complied with, in all material respects, all of our obligations, agreements or covenants to be performed or complied with under the merger agreement at or prior to the effective time;

  •
  Absence of a Material Adverse Effect. No material adverse effect has occurred with respect to us; and

  •
  Closing Deliverables. Our delivery to Parent, on the closing date, of: (A) a certificate, dated as of the closing date, signed by our chief executive officer or chief financial officer, certifying that the certain conditions to the consummation of the merger have been satisfied and (B) certified copies of the resolutions duly adopted by the NAVTEQ Board authorizing the execution, delivery and performance of the merger agreement.

        Our obligations to complete the merger are also subject to the satisfaction or written waiver of the following additional conditions:

  •
  Parent's and Purchaser's Representations and Warranties. Each of the representations and warranties of Parent and Purchaser contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty will be true and correct as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that has not had or would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the transactions contemplated by the merger agreement;

  •
  Performance of Obligations. Each of Parent and Purchaser must have performed or complied with, in all material respects, all obligations required to be performed by them under the merger agreement at or prior to the effective time;

  •
  Payment Fund. Parent must have deposited with the paying agent cash in an amount sufficient to permit payment of the aggregate per share merger consideration; and

  •
  Closing Deliverables. Parent's and Purchaser's delivery to us, on the closing date, of: (A) certificates, dated as of the closing date, signed by each of their respective chief executive officer or chief financial officer (or similar executive officer), certifying that the certain conditions to the consummation of the merger have been satisfied and (B) certified copies of the resolutions duly adopted by Parent's board of directors and Purchaser's board of directors authorizing the execution, delivery and performance of the merger agreement.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after NAVTEQ stockholders have adopted the merger agreement, as follows:

  •
  by mutual written consent of each of Parent, Purchaser and NAVTEQ;

  •
  by either Parent, Purchaser or NAVTEQ:

  •
  if the merger is not consummated on or before October 1, 2008 (provided that this right is not available to a party whose action or failure to act in breach of the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date);

  •
  if there is any restraint in effect which prohibits or otherwise makes the merger illegal and such restraint has become final and nonappealable (provided that the party seeking to terminate under these circumstances has complied in all material respects with its obligations to take all commercially reasonable best efforts to remove such restraint);

  •
  if NAVTEQ stockholders have not adopted the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of NAVTEQ common stock at a stockholders' meeting, or at any adjournment or postponement thereof;

  •
  by Parent:

  •
  if the NAVTEQ Board has made a change in board recommendation;

  •
  if we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (A) results in a breach of our representations and warranties set forth in the merger agreement, such that the condition to closing is incapable of being satisfied and (B) is not cured by us within 20 business days following receipt of written notice of such breach or failure from Parent (provided that Parent may not exercise this termination right if Parent at the time has itself materially breached or failed to perform its representations, warranties, covenants or agreements); or

  •
  if we failed to file with the SEC a preliminary proxy statement on or prior to October 19, 2007 and did not cure such failure to file within five business days following receipt of written notice from Parent (provided that Parent may not exercise this termination right if

      Parent at the time has itself materially breached or failed to perform its obligations with respect to the preliminary proxy statement); or

  •
  by NAVTEQ:

  •
  if the NAVTEQ Board has made a change in board recommendation and we have not materially breached the non-solicitation terms of the merger agreement; or

  •
  if either Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (A) would not have a material adverse effect on Parent's or Purchaser's ability to consummate the merger and (B) is not cured by Parent within 20 business days following receipt of written notice of such breach or failure to perform from NAVTEQ (provided that we cannot exercise this termination right if we have ourselves materially breached or failed to perform our representations, warranties, covenants or agreements).

Fees and Expenses; Termination Fee

        We have agreed to pay Parent a termination fee of $250 million, which amount will be payable in immediately available funds, if, subject to the qualifications set forth in the merger agreement:

  •
  we or Parent validly terminate the merger agreement (A) because either the merger is not consummated by October 1, 2008 or the merger agreement is not adopted by NAVTEQ stockholders, (B) following the execution of the merger agreement and prior to the termination of the merger agreement, a competing transaction has been publicly announced or has become publicly known and not withdrawn, and (C) prior to, concurrently with, or within (x) eight months following such termination we execute a definitive agreement with the person or persons making such competing transaction or (y) 12 months following such termination, we consummate such competing transaction with the person or persons making such competing transaction;

  •
  Parent terminates the merger agreement because the NAVTEQ Board has made a change in board recommendation or if we were to have failed to file this proxy statement within five business days following written notice of the failure to do so from Parent (if such notice date had been after October 19, 2007); or

  •
  we terminate the merger agreement because the NAVTEQ Board has made a change in board recommendation.

        In addition, the parties have agreed that, with respect to any termination of the merger agreement in circumstances where the fee is payable, except for cases of bad faith, the payment of the fee constitutes liquidated damages with respect to any claim for damages or any other claim which Parent and Purchaser would otherwise be entitled to assert against us or any of our assets, or against any of our directors, officers, employees and stockholders with respect to the merger agreement and the transactions contemplated thereby and, except for cases of bad faith, constitutes the sole and exclusive remedy available to Parent and Purchaser.

        Except as described above, each party to the merger agreement will generally pay its own costs and expenses incurred in connection with the merger agreement and the merger.

Amendment and Waiver

        The parties may amend the merger agreement in writing at any time prior to the effective time. However, after the approval and adoption of the merger and the merger agreement by the NAVTEQ stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of NAVTEQ common stock will be converted in the merger or which by law requires further approval of our stockholders.

        At any time prior to the effective time, any of the parties to the merger agreement may, by written instrument:

  •
  extend the time for the performance of any obligation or other act of any other party,

  •
  waive any inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant thereto; or

  •
  waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement.

Assignment

        No party may assign, delegate or otherwise transfer any of its rights or obligations under the merger agreement without the consent of the other parties hereto (and any purported assignment without such consent will be void and without effect). However, Purchaser may assign all or any of its rights and obligations under the merger agreement to Parent, assuming that no such assignment relieves Purchaser of its obligations under the merger agreement.

Specific Performance

        The parties have agreed that irreparable damage would occur in the event any provision of the merger agreement is not performed in accordance with the terms of the merger agreement. Therefore, the parties have agreed that they are entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce performance of the merger agreement's terms, in addition to other remedies they may be entitled to at law or equity.

No Survival of Representations and Warranties

        The representations and warranties of each of the parties to the merger agreement expire upon the effective time.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        If at the special meeting the number of shares of NAVTEQ common stock present or represented and voting in favor of the adoption of the merger agreement is insufficient to adopt the merger agreement under Delaware law and our certificate of incorporation, we may move to adjourn the special meeting in order to enable the NAVTEQ Board to continue to solicit additional proxies in favor of the approval of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the merger proposal.

        In this proposal, we are asking you to authorize the holder of any proxy solicited by the NAVTEQ Board to vote in favor of adjourning the special meeting and any later adjournments. If the NAVTEQ stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from NAVTEQ stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the merger agreement, we could adjourn the special meeting without a vote on the proposal to adopt the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

        The adjournment proposal requires that holders of more shares of NAVTEQ common stock vote in favor of the adjournment proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.

        If no instructions are indicated on your proxy card, your shares will be voted FOR any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

        The NAVTEQ Board believes that if the number of shares of NAVTEQ common stock present or represented at the special meeting and voting in favor of the proposal to adopt the merger agreement is insufficient to so adopt, it is in the best interests of NAVTEQ stockholders to enable the NAVTEQ Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

THE NAVTEQ BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING.

MARKET PRICE AND DIVIDEND DATA

        Our common stock is listed on the NYSE under the symbol "NVT". The following table sets forth, for the periods indicated, the range of the high and low sale prices per share for our common stock as quoted on the NYSE.

	High	Low
2005
1st Quarter	$48.57	37.30
2nd Quarter	45.23	34.30
3rd Quarter	51.00	36.06
4th Quarter	$53.70	$38.40
2006
1st Quarter	$51.59	40.00
2nd Quarter	55.86	37.25
3rd Quarter	45.00	23.73
4th Quarter	$37.25	$25.14
2007
1st Quarter	$37.84	30.44
2nd Quarter	45.99	34.28
3rd Quarter	79.27	42.27
4th Quarter (through November 13, 2007)	$78.00	$75.45

        On September 28, 2007, which was the last trading day before we first made a public announcement about the merger, the closing price of our common stock was $77.97 per share. On November 13, 2007, the latest practicable date before the date of this proxy statement, the closing price of our common stock was $76.91.

        As of November 13, 2007, there were approximately 265 holders of record of our common stock.

        Except for a special cash dividend that was paid to our common stockholders on June 18, 2004, we have never declared or paid any cash dividends on our common stock. If the merger is not completed, we currently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. In addition, neither we nor our subsidiaries may pay any cash dividends with respect to any shares of any class of our capital stock in accordance with our existing revolving credit agreement. This restriction materially limits our ability to pay dividends on our common stock. If the merger is not completed, payment of future cash dividends, if any, will be at the discretion of the NAVTEQ Board after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion, and in accordance with the revolving credit agreement. If the merger is not completed, our ability to pay dividends also may be limited by financing or other agreements that we may enter into in the future.

        If the merger is completed, our common stock will be delisted from the NYSE, there will be no further public market for shares of our common stock, and each share of our common stock will be automatically cancelled and cease to exist and will be converted into the right to receive $78.00 in cash, without interest and less any applicable taxes required to be withheld.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of November 13, 2007, by the following individuals, entities or groups:

  •
  each person or entity who we know beneficially owns more than five percent of our outstanding common stock;

  •
  each of the named executive officers;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options and restricted stock units held by that person that are currently exercisable or vested, or will become exercisable or vested, within 60 days after November 13, 2007, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

        Applicable percentage ownership in the following table is based on 98,495,117 shares of common stock outstanding as of November 13, 2007. Unless otherwise indicated, the address for each stockholder listed in the table is c/o NAVTEQ Corporation, 425 West Randolph Street, Chicago, Illinois 60606.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF SHARES BENEFICIALLY OWNED
Five Percent Stockholders:
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	7,942,882	(1)	8.1%
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	6,905,406	(2)	7.0%
Directors and Named Executive Officers:
Richard J. A. de Lange	9,019	(3)	*
Christopher Galvin	5,185	(4)	*
Judson C. Green	1,942,637	(5)	2.0%
Andrew J. Green	1,494	(6)	*
William L. Kimsey	5,185	(7)	*
Scott D. Miller	27,172	(8)	*
Dirk-Jan van Ommeren	9,019	(9)	*
David B. Mullen	157,818	(10)	*
Jeffrey L. Mize	45,622	(11)	*
John K. MacLeod	124,928	(12)	*

M. Salahuddin Khan	13,796	(13)	*
Total of all Directors and Executive Officers	2,506,228		2.5%

*
Less than 1%.

(1)
Beneficial ownership information is based on information contained in a report on Schedule 13G/A filed with the SEC on July 10, 2007 by T. Rowe Price Associates, Inc. According to the schedule, T. Rowe Price Associates, Inc. has the sole voting power with respect to 1,858,643 shares, sole dispositive power with respect to 7,926,282 shares of our common stock and does not share any voting or dispositive power with respect to any shares. T. Rowe Price Associates, Inc. has also indicated to us that (i) these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities and (ii) for purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
Beneficial ownership information is based on information contained in a report on Schedule 13G/A filed with the SEC on June 11, 2007 by AXA Financial, Inc. with respect to ownership of our common stock as of May 31, 2007. According to the schedule, (i) AllianceBernstein has the sole power to vote or direct the vote with respect to 6,367,489 shares of our common stock, no shared power to vote or direct the vote with respect to shares of our common stock, sole power to dispose or direct the disposition of 6,778,695 shares of our common stock and no shared power to dispose or direct the disposition of shares of our common stock, (ii) AXA Equitable Life Insurance Company has sole power to vote or to direct the vote with respect to 76,871 shares of our common stock and sole power to dispose or to direct the disposition with respect to 91,048 shares of our common stock, (iii) AXA Framlington has the sole power to vote or direct the vote with respect to, and dispose or direct the disposition of 33,475 shares of our common stock, (iv) AXA Investment Managers Paris has the sole power to vote or direct the vote with respect to, and dispose or direct the disposition of 2,188 shares of our common stock and (v) a majority of the shares reported in the schedule are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser.

(3)
Includes options to purchase 7,913 shares of our common stock held by Mr. de Lange exercisable within 60 days of November 13, 2007.

(4)
Includes options to purchase 4,389 shares of our common stock held by Mr. Galvin exercisable within 60 days of November 13, 2007.

(5)
Includes options to purchase 1,929,784 shares of common stock held by Mr. Green (Judson) exercisable within 60 days of November 13, 2007.

(6)
Includes options to purchase 1,363 shares of common stock held by Mr. Green (Andrew) exercisable within 60 days of November 13, 2007.

(7)
Includes options to purchase 4,389 shares of our common stock held by Mr. Kimsey exercisable within 60 days of November 13, 2007.

(8)
Includes options to purchase 5,982 shares of our common stock held by Mr. Miller exercisable within 60 days of November 13, 2007.

(9)
Includes options to purchase 7,913 shares of our common stock held by Mr. van Ommeren exercisable within 60 days of November 13, 2007.

(10)
Includes options to purchase 147,660 shares of common stock held by Mr. Mullen exercisable within 60 days of November 13, 2007.

(11)
Includes options to purchase 40,508 shares of common stock held by Mr. Mize exercisable within 60 days of November 13, 2007.

(12)
Includes options to purchase 121,837 shares of common stock held by Mr. MacLeod exercisable within 60 days of November 13, 2007.

(13)
Mr. Khan retired from NAVTEQ on February 23, 2007. His beneficial ownership figures above reflect NAVTEQ's records on the date of his retirement. According to NAVTEQ's records, Mr. Khan held options to purchase 12,771 shares of common stock held by Mr. Khan exercisable within 60 days of the date of his retirement.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

        As of the date of this proxy statement, the NAVTEQ Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

        If the merger proposal is approved and the merger is completed, we will no longer have any public stockholders and there will not be public participation in any future meeting of stockholders. However, if the merger is not completed for any reason, we expect to hold a 2008 annual meeting of stockholders in the second quarter of 2008. In accordance with our bylaws, any proposal for consideration at the 2008 annual meeting must be received by the Secretary of NAVTEQ at the address set forth below, together with certain information specified in our bylaws, not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year's annual meeting (in this case, January 23, 2008 to February 22, 2008); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be so received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us.

        In addition to being able to present proposals for consideration at the 2008 annual meeting, stockholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2008 annual meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than December 11, 2007, and the stockholder must otherwise comply with applicable SEC requirements and our bylaws.

        If we hold an annual meeting of stockholders in 2008, the form of proxy issued with our 2008 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2008 annual meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the stockholder proponent has given to our Secretary notice of such proposal between January 23, 2008 and February 22, 2008, and certain other conditions provided for in the SEC's rules have been satisfied.

        A copy of the full text of the bylaw provisions discussed above may be obtained on our website at www.navteq.com under "Corporate Governance—Investor Relations" or by writing to the Secretary of NAVTEQ. Any notices or stockholder proposals referred to above must be sent to the Secretary of NAVTEQ, at the following address: NAVTEQ Corporation, 425 West Randolph Street, Chicago, Illinois 60606, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10002.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at NAVTEQ Corporation, 425 West Randolph Street, Chicago, Illinois 60606, Attention: Investor Relations, telephone: (312) 894-7000 or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 13, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

        If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, Innisfree, at 877-800-5187.

        Our stockholders should not send in their NAVTEQ certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock from the per share merger consideration should call the paying agent, whose contact information will be included in the letter of transmittal.

Exhibit A

AGREEMENT AND PLAN OF MERGER

among

NOKIA INC.,

NORTH ACQUISITION CORP.

and

NAVTEQ CORPORATION

Dated as of October 1, 2007

A-i

A-ii

SECTION 10.03 No Third Party Beneficiaries	A-43
SECTION 10.04 Entire Agreement	A-43
SECTION 10.05 Successors and Assigns	A-43
SECTION 10.06 Specific Performance	A-43
SECTION 10.07 Governing Law	A-43
SECTION 10.08 Waiver of Trial by Jury	A-44
SECTION 10.09 Disclosure Schedule	A-44
SECTION 10.10 No Survival of Representations and Warranties	A-44
SECTION 10.11 Attorneys' Fees	A-44
SECTION 10.12 Counterparts	A-44
SECTION 10.13 Nokia Guaranty	A-44

A-iii

        AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2007 (this "Agreement"), among NOKIA INC., a Delaware corporation ("Parent"), NORTH ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), NAVTEQ Corporation, a Delaware corporation (the "Company"), and solely for purposes of Section 7.08 and Article X, NOKIA CORPORATION, a corporation organized and existing under the laws of the Republic of Finland ("Nokia").

        WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such acquisition, the respective boards of directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger of Purchaser with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and on the terms and subject to the conditions set forth herein;

        WHEREAS, the Company is entering into this Agreement, in part, in reliance on the guarantee of Nokia set forth in Section 10.13 hereof; and

        WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

        SECTION 1.01    Definitions.    (a)  For purposes of this Agreement:

        "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "Board" means the Board of Directors of the Company.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which (i) banks are not required or authorized to close in the City of New York and (ii) the Trans-European Automated Real-time Gross settlement Express Transfer System is not closed.

        "Company Licensed Intellectual Property" means any and all Intellectual Property owned by a third person and licensed to the Company or a Subsidiary.

        "Company Owned Intellectual Property" means any and all Intellectual Property that is owned by the Company or the Subsidiaries.

        "Company Products" means all products and services (including Software) sold, licensed out or distributed by the Company or any of the Subsidiaries.

        "Company Registered Intellectual Property" means the patent, trademark, copyright and Internet domain name applications and registrations filed in the name of the Company or any of the Subsidiaries or otherwise owned by the Company or any of the Subsidiaries.

        "Competing Transaction" means any of the following: (i) any merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Subsidiary, (ii) any sale, lease, exchange, transfer or other disposition by the Company or any of its subsidiaries of 20% or more of the consolidated assets of the Company and its subsidiaries, (iii) any issuance or sale by the Company or any Material Subsidiary of securities (including warrants or other rights to purchase, or securities convertible into, such securities) representing 20% or more of the Shares outstanding or 20% or more of any class of equity securities of any Material Subsidiary or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the Shares outstanding; provided, however, that the term "Competing Transaction" shall not include (A) the Merger or (B) any merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction solely among the Company and one or more of its subsidiaries or among its subsidiaries.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

        "Environmental Laws" means any United States federal, state, local or non-United States Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

        "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

        "Indebtedness" means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money; (ii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations of such person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases; (iv) all obligations, contingent or otherwise, of such person under letter of credit or similar facilities; (v) all Indebtedness of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person.

        "Intellectual Property" means (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software and (v) information that is confidential and proprietary, including trade secrets and know-how.

        "knowledge of the Company" means the actual knowledge of Judson C. Green, David B. Mullen, Denise M. Doyle, Lawrence M. Kaplan, Jason S. Rice, Christine C. Moore, Christopher Schwarz, Steven Collins and Christopher Rothey.

        "Licenses" mean (i) licenses of Intellectual Property by the Company or a Subsidiary to third persons, (ii) licenses of Intellectual Property by third persons to the Company or a Subsidiary, and

(iii) agreements between the Company or a Subsidiary and third persons relating to the development or use of Intellectual Property.

        "Material Adverse Effect" means, when used with respect to the Company or any Subsidiary, any event, circumstance, change or effect (each, an "Effect") that, individually or in the aggregate with any other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that any Effect arising out of or resulting from the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) conditions (or changes therein) in the U.S. or global economy or capital or financial or securities markets generally, including changes in interest or exchange rates, in each case that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (ii) changes in applicable Law, U.S. GAAP or general business, tax, regulatory or political conditions that, in each case, generally affect the countries, geographic regions, markets (including disruptions and fluctuations in the conditions of the automotive and consumer electronics markets) or industries in which the Company and its Subsidiaries conduct their respective businesses, in each case that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (iii) changes in the market price or trading volume of the Shares in and of itself (but not the underlying cause of such change or the effects therefrom), (iv) the execution, announcement, pendency or performance of this Agreement and the Merger and the other transactions contemplated by this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, (v) any failure by the Company to meet analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its financial performance (but, in each case, not the underlying cause of such failure or the effects therefrom), (vi) acts of war, armed hostilities, or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, or terrorism under way as of the date of this Agreement, (vii) any action taken pursuant to this Agreement or at the request or with the consent of any of Parent, Purchaser or any of their subsidiaries or any failure to take action due to the restrictions set forth in this Agreement with respect to which Parent has refused, after receipt of a written request from the Company, to give consent or grant a waiver, or (viii) any adverse Effect arising out of or resulting from any legal claims or other proceedings made by any of the Company's stockholders arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement.

        "Material Subsidiary" means the Subsidiaries and NAV2 Co., Ltd.

        "Nokia Share" means a share of Nokia, no nominal value, or an American Depositary Share representing Nokia Share, as the case may be.

        "Open Source" means any Software that is subject to license terms and conditions meeting the criteria listed at http://www.opensource.org/docs/definition.php and including licenses listed at http://opensource.org/licenses/ as of the date hereof or that is subject to any similar license terms.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Software" means computer software, programs and databases in any form, including Source Code, object code, Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

        "Source Code" means computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in human readable form, but excludes html displayed with web pages.

        "Subsidiaries" means the subsidiaries of the Company listed in Section 1.01(a) of the Disclosure Schedule.

        "Superior Proposal" means an unsolicited bona fide written offer or proposal made by a third person and received by the Company with respect to a Competing Transaction which the Board determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account all terms and conditions of the offer (on its most recently amended and modified terms, if amended and modified), and any other factors that the Board determines to be appropriate, is reasonably capable of being consummated and would, if consummated in accordance with its terms, result in a transaction more favorable to the Company's stockholders than the Merger (taking into account any proposal by Parent to amend the terms of the Merger or this Agreement pursuant to Section 7.04). For purposes of the definition of "Superior Proposal," each reference to 20% in the definition of "Competing Transaction" shall be replaced with "more than 50%."

        "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

        "Tax Return" shall mean any return, declaration, report, statement, information statement or other document filed or required to be filed by any person, or with respect to such person or required to include such person, with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

        (b)   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptable Confidentiality Agreement	§ 7.04(c)
Action	§ 4.09
Agreement	Preamble
Bylaws	§ 2.05(b)
Certificate of Incorporation	§ 2.05(a)
Certificate of Merger	§ 2.03
Certificates	§ 3.04(b)
CFIUS	§ 7.08(a)
CFIUS Filing	§ 7.08(a)
Change in the Board Recommendation	§ 7.04(d)
Closing	§ 2.02
Closing Date	§ 2.02
Code	§ 3.04(b)(iii)
Company	Preamble
Company Equity Awards	§ 4.03(a)
Company Equity Plans	§ 3.02(a)
Company Governing Documents	§ 4.02
Company Preferred Stock	§ 4.03(a)
Company Required Vote	§ 7.04(c)
Confidentiality Agreement	§ 7.03(b)
Contaminants	§ 4.14(i)

Data Room	§ 4.02
DGCL	Recitals
Disclosure Schedule	Article IV
Dissenting Shares	§ 3.03(a)
D&O Insurance	§ 7.06(c)
EC Merger Regulation	§ 4.05(b)(iv)
Effect	§ 1.01(a)
Effective Time	§ 2.03
Environmental Permits	§ 4.16(e)
Equity Exchange Ratio	§ 3.02(b)
ERISA	§ 4.10(a)(i)
Exchange Act	§ 3.02(d)
Exon-Florio Provision	§ 4.05(b)(iii)
Fairness Opinion	§ 4.23
FCPA	§ 4.20
Fee	§ 9.03(a)
Foreign Antitrust Condition	§ 8.01(d)(iii)
Governmental Authority	§ 4.05(b)
HSR Act	§ 4.05(b)(ii)
Indemnified Parties	§ 7.06(a)
Indemnified Party	§ 7.06(a)
Intellectual Property Contracts	§ 4.14(a)
IRS	§ 4.10(a)
Law	§ 4.05(a)(ii)
Material Contracts	§ 4.17(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)
Multiemployer Plan	§ 4.10(b)
Multiple Employer Plan	§ 4.10(b)
Nokia	Preamble
Non-U.S. Benefit Plan	§ 4.10(f)
Option	§ 3.02(a)
Outside Date	§ 9.01(b)(i)
Parent	Preamble
Paying Agent	§ 3.04(a)
Payment Fund	§ 3.04(a)
Performance Share Unit	§ 3.02(b)
Permits	§ 4.06
Plans	§ 4.10(a)
Proxy Statement	§ 4.12
Purchaser	Preamble
Restraints	§ 8.01(b)
Restricted Share Unit	§ 3.02(c)
SEC	§ 3.02(e)
SEC Reports	§ 4.07(a)
Securities Act	§ 4.07(a)(i)
Share or Shares	§ 3.01(b)
Stockholders' Meeting	§ 7.02
Surviving Corporation	§ 2.04
Top Customers	§ 4.17(a)(ii)
Top Vendors	§ 4.17(a)(ii)
Uncertificated Shares	§ 3.04(b)
U.S. GAAP	§ 4.07(b)
WARN	§ 4.10(i)
Warrants	§ 4.03(a)

        SECTION 1.02    Interpretation and Rules of Construction.    In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, sub-Section, Exhibit, Annex or Schedule, such reference is to the corresponding Article, Section or sub-Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated;

          (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c)   whenever the words "include", "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (d)   the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e)   all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (g)   any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

          (h)   references to a person are also to its successors and permitted assigns;

          (i)    the use of "or" is not intended to be exclusive unless expressly indicated otherwise; and

          (j)    the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE II
THE MERGER

        SECTION 2.01    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company.

        SECTION 2.02    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another date or place shall be agreed to in writing by the parties hereto.

        SECTION 2.03    Effective Time.    As soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the parties shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 2.04    Effect of the Merger.    As a result of the Merger, following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        SECTION 2.05    Certificate of Incorporation; Bylaws.    (a) At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (the "Certificate of Incorporation") until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is NAVTEQ Corporation."

          (b)   Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Bylaws") until thereafter amended as provided by Law, the Certificate of Incorporation and such Bylaws.

        SECTION 2.06    Directors and Officers.    The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. Prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors in their capacities as such, and not in their capacities as employees (if applicable), necessary to give effect to the provisions of this Section 2.06.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE OF SHARES

        SECTION 3.01    Exchange of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a)    Capital Stock of Purchaser.    Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

          (b)    Capital Stock of the Company.    Subject to the other provisions of Article III, each share of common stock of the Company, par value $0.001 per share (each, a "Share", and collectively, the "Shares"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined)) shall be converted automatically into the right to receive seventy eight dollars ($78.00) in cash, without interest (the "Merger Consideration"). All such Shares, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of a certificate or book-entry share formerly representing any such converted Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (c)    Warrants of the Company.    Each warrant to acquire Shares that is issued and outstanding immediately prior to the Effective Time shall, upon exercise thereof in accordance with its terms, entitle the holder thereof to receive solely the Merger Consideration with respect to each Share issuable upon the exercise of such warrant.

          (d)    Treasury Shares.    Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (e)    Impact of Stock Splits, Etc.    In the event of any change in the number of Shares, or securities convertible or exchangeable into or exercisable for Shares (including Options), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split (including a reverse split), stock dividend or distribution, subdivision, reclassification, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration to be paid for each Share as provided in this Agreement shall be equitably adjusted to effect such change and, as so adjusted, shall from and after the date of such event be the Merger Consideration.

        SECTION 3.02    Options; Performance Shares; Restricted Shares.

          (a)    Options.    Effective as of the Effective Time, the Company shall take all necessary action, including using its reasonable best efforts to obtain the consent of the individual option holders, if necessary, to cancel, at the Effective Time, each outstanding option to purchase Shares (each, an "Option") granted under the equity based compensation plans listed in Section 4.10(a) of the Disclosure Schedule (the "Company Equity Plans"), or otherwise that is outstanding and unexercised, whether or not vested or exercisable, as of such date. Each holder of an Option that is outstanding and unexercised at the Effective Time and who has, if necessary, consented to the cancellation of such holder's Options, shall, to the extent permitted by applicable Law, be entitled to be paid by the Surviving Corporation, with respect to each Share subject to the Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable per Share exercise price of such Option, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax or social insurance Law with respect to the making of such payment.

          (b)    Performance Share Units.    Effective as of the Effective Time, except as otherwise provided in this Agreement, each then outstanding performance-based restricted share unit granted by the Company based on Shares (a "Performance Share Unit"), for which achievement against the applicable performance criteria will not have been evaluated and applied prior to the Effective Time by the Company in accordance with the terms of the relevant Company Equity Plan as in effect on the date hereof to determine the actual number of restricted share units granted, shall be converted automatically into Performance Share Units with respect to a number of Nokia Shares (and otherwise subject to the terms of the Company Equity Plans, and the agreements evidencing grants thereunder) equal to the product of (A) one hundred fifty percent (150%) of the number of Shares subject to the original Performance Share Units that were granted (or, for performance-based restricted share units where the original Performance Share Units were granted at the maximum number of Performance Share Units that could be granted at the highest performance level, seventy five percent (75%) of the number of Shares subject to the original Performance Share Units that were granted) and (B) multiplied by the ratio of the value of the per share Merger Consideration to the value of the closing price for a Nokia Share on the Business Day immediately prior to the Effective Time (such ratio, the "Equity Exchange Ratio"), provided that any fractional Nokia Shares resulting from such multiplication shall be rounded up to the nearest whole share.

          (c)    Restricted Share Units.    Effective as of the Effective Time, each then outstanding time-based restricted share unit granted by the Company based on Shares and each then outstanding Performance Share Unit for which the achievement against the applicable performance criteria had already been evaluated and applied prior to the Effective Time by the Company in accordance with the terms of the relevant Company Equity Plan as in effect on the date hereof to determine the actual number of restricted share units that comprise each such Performance Share Unit (each, a "Restricted Share Unit") shall be converted automatically into Restricted Share Units with respect to a number of Nokia Shares (and otherwise subject to the terms of the Company Equity Plans, and the agreements evidencing grants thereunder) equal to the product of the number of Shares subject to the Restricted Share Units and the Equity Exchange Ratio, provided that any fractional Nokia Shares resulting from such multiplication shall be rounded up to the nearest whole share.

          (d)    Company Approvals.    The Company shall take all necessary action to approve the disposition of the Options, Performance Share Units and Restricted Share Units in connection with the Merger to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (e)    Nokia Actions.    Nokia shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number Nokia Shares for delivery upon settlement of the Performance Share Units and the Restricted Share Units. As promptly as reasonably practicable after the Effective Time, Nokia shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 registering a number of Nokia Shares necessary to fulfill its obligations under this Section 3.02.

          (f)    Performance Share and Restricted Share Unit Cashout.    Notwithstanding anything in Section 3.02(b) or Section 3.02(c) to the contrary, in the event that Parent, in its sole discretion, determines that it is not in the best interests of the Company, Parent or a holder of a Performance Share Unit or Restricted Share Unit, to have either Parent or Nokia assume a Performance Share Unit or Restricted Share Unit, then Parent shall, no later than 30 days prior to the Effective Time, determine that such Performance Share Unit or Restricted Share Unit shall, at the Effective Time, immediately lapse and be free of any forfeiture restrictions whatsoever and be converted into a right to receive the Merger Consideration for each underlying Share, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax or social insurance law with respect to the making of such payment. Notwithstanding anything to the contrary in this Section 3.02(f), Parent or Nokia shall use their respective commercially reasonable efforts to effectuate any conversion of Performance Share Units in a manner that will not give rise to adverse tax consequences or penalties to the holders thereof under Section 409A of the Code.

        SECTION 3.03    Dissenting Shares.    (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares and otherwise complied in all other respects with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or otherwise waived, withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable solely for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.04, of the certificate or certificates or transfer of the uncertificated Shares that formerly evidenced such Shares.

          (b)   The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        SECTION 3.04    Payment and Exchange of Certificates and Book-Entry Shares.    (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Sections 3.01(b), 3.02(a) and, if applicable, 3.02(f). Prior to the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and Options, for payment in accordance with this Article III through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Sections 3.01(b), 3.02(a) and, if applicable, 3.02(f) (the "Payment Fund"). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any interest or other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares and Company Equity Awards shall be entitled under Sections 3.01, 3.02(a) and, if applicable, 3.02(f), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration.

          (b)   Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates evidencing such Shares (the "Certificates") or transfer of the uncertificated Shares (the "Uncertificated Shares") to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or the Uncertificated Shares pursuant to such letter of transmittal. Each holder of Shares shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration, without interest, payable for each Share represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration as provided for herein.

            (i)    If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered on the stock transfer books of the Company, it shall be a condition of payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

            (ii)   If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

            (iii)  Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code") or any Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

          (c)   At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws.

        SECTION 3.05    Stock Transfer Books.    At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the disclosure letter (the "Disclosure Schedule") attached to this Agreement dated the date hereof (which letter sets forth items of disclosure with specific reference to the particular section or sub-section of this Agreement to which the information in the Disclosure Schedule relates), the Company represents and warrants to Parent and Purchaser as follows:

        SECTION 4.01    Organization and Qualification; Subsidiaries.    (a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, prevent or materially delay the Company from performing its obligations under the Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect.

          (b)   A true and complete list of all Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, and the names of the directors and officers of each Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        SECTION 4.02    Company Governing Documents.    The Company has heretofore made available to Parent in the virtual data room hosted by Merrill Corporation in connection with the Merger (the "Data Room") or made available as exhibits to reports filed by the Company under the Exchange Act with the SEC a complete and correct copy of the Certificate of Incorporation and Bylaws (collectively, the "Company Governing Documents") or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Company Governing Documents, or equivalent organizational documents, are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of Company Governing Documents or equivalent organizational documents.

        SECTION 4.03    Capitalization.    (a) The authorized capital stock of the Company consists of four-hundred million (400,000,000) Shares and ten million (10,000,000) shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 98,802,486 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 359,915 Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, (iv) 7,006,011 Shares are reserved for future issuance pursuant to outstanding Company Equity Plans (the "Company Equity Awards") and (v) warrants to acquire 15,275 Shares (the "Warrants") are issued and outstanding. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 above, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary.

          (b)   Section 4.03 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the name and address of the Company Equity Award recipient; (ii) the particular plan pursuant to which such Company Equity Award was granted; (iii) the number of Shares subject to such Company Equity Award; (iv) the exercise or purchase price of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Equity Award expires. The Company has made available to Parent in the Data Room or as exhibits to reports filed by the Company under the Exchange Act with the SEC accurate and complete copies of all Company Equity Plans pursuant to which the Company has granted the Company Equity Awards that are currently outstanding and the form of all award agreements evidencing such Performance Share Units or Restricted Share Units. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Since January 1, 2003, all outstanding Shares, all outstanding Options and all outstanding shares of capital stock of each subsidiary have been issued and granted in compliance with (i) applicable U.S. federal securities Laws and other applicable U.S. state blue sky Laws and (ii) all requirements set forth in applicable contracts.

          (c)   Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

        SECTION 4.04    Authority Relative to This Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). The Company represents that the Board, at a meeting duly called and held on September 30, 2007, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement and the Merger and (iii) resolved to recommend that the holders of Shares approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles. The Board has unanimously approved this Agreement and the Merger and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger. To the knowledge of the Company, no other state takeover statute is applicable to the Merger.

        SECTION 4.05    No Conflict; Required Filings and Consents.    (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Company Governing Documents or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any Material Contract to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would not, individually or in the aggregate, have a Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, any non-governmental self-regulatory agency, instrumentality or commission, any stock exchange or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except for (i) applicable requirements, if any, of the Exchange Act, (ii) the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations promulgated thereunder (the "HSR Act"), (iii) the requirements of Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder (the "Exon-Florio Provision"), (iv) the notification and approval requirements of Council Regulation No. 139/2004 of the European Community (the "EC Merger Regulation") or any consent required and filing requirements under any applicable antitrust, competition or fair trade Laws of any European Union member state, (v) any additional consents and filings required under any other applicable foreign antitrust, competition or fair trade Laws, (vi) the filing and recordation of appropriate merger documents as required by the DGCL, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 4.06    Permits; Compliance.    Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits") except where the failure to obtain such Permits would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any material Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except where such conflict, default, breach or violation of any Law would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary holds or is required to hold any security clearance issued by a Governmental Authority or is required to be a party to any special security arrangement with a Governmental Authority to conduct any portion of its business, except where such failure to hold any security clearance or be a party to any special security arrangement would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 4.07    SEC Filings; Financial Statements.    (a) Since December 31, 2004, the Company has filed all forms, reports and other documents (including exhibits and other information incorporated therein) required to be filed by it with the SEC (such documents, as they have been amended since the respective time of their filing, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in each case, as in effect as of the respective time of filing of such SEC Reports and

(ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents in accordance with U.S. GAAP, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and any other adjustments described therein).

          (c)   The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          (d)   The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company and its Subsidiaries have established and maintain "disclosure controls and procedures" (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosures controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files with the SEC is communicated to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are designed to be effective in timely alerting the Company's principal executive officer and its principal financial officer to information required to be included in the Company's periodic reports required under the Exchange Act. The Company has made available to Parent in the Data Room complete and correct copies of the Company's disclosure controls and procedures.

          (e)   The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent in the Data Room complete and correct copies of all written policies and manuals promulgating such internal accounting controls.

        SECTION 4.08    Absence of Certain Changes or Events.    Since June 30, 2007, except as set forth in Section 4.08 of the Disclosure Schedule (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course, (b) there has not been any Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

        SECTION 4.09    Absence of Litigation.    Except as set forth in Section 4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that individually or in the aggregate, has had or would have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or would, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 4.10    Employee Benefit Plans.    (a)  Section 4.10(a) of the Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, consulting, independent contractor or other contracts or agreements that provide for notice periods or termination entitlements in excess of the applicable statutory minimums to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee, director or officer of the Company or any Subsidiary relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Internal Revenue Service ("IRS") Form 5500, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, (1) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (2) to enter into any contract or agreement to provide compensation or benefits to any individual except for such contract or agreements with employees who are hired, and amendments to such contracts or agreements, prior to the Effective Time other than in accordance with Section 6.01(f) of this Agreement, or (3) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (b)   None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"), or (iii) subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. Except as disclosed in Section 4.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits or retirement benefits on a defined benefit basis to any current or former employee, officer or director of the Company or any Subsidiary.

          (c)   Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

          (d)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Each Plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder since January 1, 2005.

          (e)   All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due date, or in the event that a contribution, premium or payment was not timely made, such failure, whether individually or in the aggregate, would not result in any material liability to the Company or any Subsidiary. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

          (f)    In addition to the foregoing, with respect to each Plan that is not subject to United States law (a "Non-U.S. Benefit Plan"):

              (i)  all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

             (ii)  the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan; and

            (iii)  each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S.

    Benefit Plan is now and always has been operated in all material respects in compliance with all applicable non-United States laws.

          (g)   All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries during such employment and for a reasonable period thereafter all inventions made by them within the scope of their employment during such employment.

          (h)   Except as set forth in Section 4.10(h)(A) of the Disclosure Schedule, the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or director (except as required under Code Section 411(d)(3)) or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust. Except as set forth in Section 4.10(h)(C) of the Disclosure Schedule, no Plan provides for a "gross up" or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.

          (i)    The Company and its Subsidiaries are in compliance with the requirements of the United States Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

        SECTION 4.11    Labor and Employment Matters.    (a)(i)  There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, consultants or independent contractors, which controversies would be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; (ii) except as disclosed in Section 4.11(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement, collective agreement or other labor union contract or works council agreement applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or similar Governmental Authority or any current union representation questions involving employees, consultants or independent contractors of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent of, consultation of, or the rendering of formal advice by the unions, works councils, and other similar organizations is not required to consummate the Merger.

          (b)   Except as would not, individually or in the aggregate, result in a material liability to the Company or any Subsidiary, the Company and the Subsidiaries have been and are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, except as would not, individually or in the aggregate, result in a material liability to the Company or any Subsidiary, and there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any

  Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. Except as set forth in Section 4.11(b) of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employs any person.

        SECTION 4.12    Proxy Statement.    The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as defined in Section 7.02) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

        SECTION 4.13    Real Property.    Neither the Company nor any of its Subsidiaries owns any real property. Section 4.13(a) of the Disclosure Schedule sets forth a list of all material leased real property and substantially all other leased real property of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is not in default of any material obligations of any material real property lease to which it is a party, and all such material leases are in full force and effect.

        SECTION 4.14    Intellectual Property.

          (a)    No Default/No Conflict.    Except as disclosed in Section 4.14(a)(i) of the Disclosure Schedule, the consummation of the Merger will not violate nor by its terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to (i) any contract or agreement providing for the license or other use of Company Owned Intellectual Property by a third person, or (ii) any contract or agreement providing for the license or other use by the Company or its Subsidiaries of Company Licensed Intellectual Property, in each case which is material to the business of the Company; provided that with respect to data or database licenses, such contracts and agreements shall only include the contracts and agreements listed in Section 4.14(a)(ii) of the Disclosure Schedule, which the Company represents and warrants are all of the contracts and agreements relating to each country in Western Europe under which the Company licensed roadway geometry data for the entire geographic area of such country and used such data to build the Company's map data for the entire geographic area of such country ((i) and (ii), collectively, the "Intellectual Property Contracts"). Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with, and has not breached any term of any such Intellectual Property Contract and, to the knowledge of the Company, all other parties to such Intellectual Property Contracts are in compliance with, and have not breached any term thereof. Except as would not, individually or in the aggregate, have a Material Adverse Effect, following the Closing Date, the Surviving Corporation shall be permitted to exercise all of the Company's and its Subsidiaries' rights under such Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

          (b)    No Infringement.    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the operation of the business of the Company and its Subsidiaries as currently conducted, including the sale and distribution of the Company Products, does not infringe or misappropriate any Intellectual Property of any third person, or violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and its Subsidiaries currently do business. To the knowledge of the Company, the Company and the Subsidiaries have not intentionally refrained from commencing operations in any other jurisdiction due to fear of infringement litigation.

          (c)    No Third Party Infringers.    Except as disclosed in Section 4.14(c) of the Disclosure Schedule, within the past three years, neither the Company nor any of the Subsidiaries have asserted or threatened in writing any material claim against any person alleging any infringement, misappropriation or violation of any Company Owned Intellectual Property.

          (d)    Transaction.    To the knowledge of the Company, no Intellectual Property Contract or other agreement to which the Company or any of the Subsidiaries is a party will require, based solely upon this Agreement and the Merger, including any assignment to Surviving Corporation by operation of law as a result of the Merger of any Intellectual Property Contracts or other agreements to which the Company or any of its Subsidiaries is a party: (i) Parent, any of Parent's affiliates or the Surviving Corporation to grant to any third person any material incremental right to any non-assertion or similar obligation under any Company Owned Intellectual Property, (ii) Parent, any of Parent's affiliates or the Surviving Corporation to be bound by, or to be subject to, any material incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of Parent's affiliates or the Surviving Corporation to pay any material incremental royalties or other material amounts, or offer any material incremental discounts, to any third person, (iv) Parent or any of Parent's affiliates to be bound by a defensive suspension clause, grant a license, non-assert covenant or undertake any similar obligation in respect of Parent's and Parent's affiliates' Intellectual Property or (v) the Company or any of the Subsidiaries to procure from Parent or any of Parent's affiliates a license grant or covenant not to assert. As used in this Section 4.14(d), an "incremental" right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted by the Company or the Subsidiaries, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the Merger, but excludes any increase in fees, royalties or charges based upon an increase in seats, usage, or similar payment measurement system.

          (e)    Intellectual Property.    The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Company Owned Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has taken commercially reasonable steps to require current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Owned Intellectual Property to assign to the Company or its Subsidiaries all of their right, title and interest in such material Company Owned Intellectual Property, and to the knowledge of the Company, no party to any such agreement is in breach thereof.

          (f)    No Order.    There are no consents, settlements, judgments, injunctions, decrees, awards, orders or inter partes decisions, or government imposed written or statutory obligations to which the Company or a Subsidiary is a party or otherwise bound, that, to the knowledge of the

  Company: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of the Company Owned Intellectual Property, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third person's Intellectual Property rights or (iii) grant any third person any right with respect to any Company Owned Intellectual Property.

          (g)    Open Source.    Except as set forth in Section 4.14(g) of the Disclosure Schedule, no Open Source is, forms part of, has been used in connection with the development of or is incorporated into any Company Products that have been distributed to any third party by or on behalf of the Company or its Subsidiaries. With respect to any such items of Open Source, Section 4.14(g) of the Disclosure Schedule identifies the underlying Open Source. With respect to any items of Open Source that (a) form part of, has been used in connection with the development of, or is incorporated into any Company Products or (b) have been distributed to any third party by or on behalf of the Company or its Subsidiaries, no such use, development, incorporation or distribution of such Open Source, or any other use of or activities with respect to such Open Source by the Company or a Subsidiary creates an obligation that, (i) requires or causes, including through an implied license, the licensing, disclosure or distribution of any Source Code (other than Source Code that is a part of such Open Source) or Company Owned Intellectual Property to licensees or any other person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any other Company Products, (iii) except as specifically permitted by Law, allows any person to decompile, disassemble or otherwise reverse-engineer any other Company Products, or (iv) requires the licensing of any other Company Products to any other person for the purpose of making derivative works, in each case except as would not, individually, or in the aggregate, have a Material Adverse Effect.

          (h)    Source Code.    Section 4.14(h) of the Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any Source Code owned by the Company for products currently used, sold or licensed in the business and products under development. The execution of this Agreement and the consummation of the Merger will not result in a release of any Company Source Code or the grant of incremental rights to a person with regard to such Source Code. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any person acting on their behalf, to any person of any such escrowed Company Source Code under any Intellectual Property Contract, and no such escrowed Source Code has been disclosed, delivered (other than as set forth in Section 4.14(h) of the Disclosure Schedule) or licensed to a third person, excluding disclosures or licenses to consultants and contractors who are performing software development, maintenance and disaster recovery services for the Company or its affiliates.

          (i)    Software.    To the knowledge of the Company, all material Company Products currently licensed or sold or distributed by the Company, and all applicable material Company Owned Intellectual Property are free of: (i) any material defects, including any material error or omission in the processing capabilities of the Products and (ii) any material unauthorized disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such material Company Product or material Company Owned Intellectual Property (or any part thereof) or data or other software of users, excluding timing devices identified in the applicable licensing agreement ("Contaminants").

          (j)    Information Technology.    The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to protecting their information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants. The Company and its Subsidiaries have disaster recovery plans, procedures and facilities for the business and have taken commercially reasonable steps with respect to safeguarding the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the knowledge of the Company, there have been no successful material unauthorized intrusions or material breaches of the security of the information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented commercially reasonable security patches or upgrades that are generally available to the Company for the Company's information technology systems where, in the Company's reasonable judgment, such patches or upgrades are required.

          (k)    Trade Secrets.    (i)  The Company and its Subsidiaries have taken commercially reasonable steps to protect their material trade secrets, and any trade secrets of third persons provided to the Company as trade secrets, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third persons having access to such material trade secrets to execute a written agreement which provides reasonable protection for such trade secrets, and (iii) to the knowledge of the Company, no party to any such agreement is in breach thereof, except as would not, individually or in the aggregate, have a Material Adverse Effect.

          (l)    Privacy.    To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information. To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with their respective internal privacy policies and guidelines, if any, relating to privacy, personal data protection, and the collection, processing and use of personal information.

          (m)    Ownership and Sufficiency of Intellectual Property Rights.    Section 4.14(m) of the Disclosure Schedule lists all Company Registered Intellectual Property, identifying in each case the status, filing/grant dates and issuance/registration/application number thereof as applicable. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or its subsidiaries exclusively own all right, title, and interest free and clear of all encumbrances (excluding written existing contracts with respect to Intellectual Property entered into by the Company or its subsidiaries), in and to all Company Owned Intellectual Property and (ii) the Company or a subsidiary has a valid right to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the ordinary course of business as currently used subject only to the terms of existing contracts with respect to intellectual property. The Company Owned Intellectual Property and Company Licensed Intellectual Property includes all of the material Intellectual Property used in the ordinary conduct of the business.

          (n)    Validity and Enforceability.    (i)  The Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property currently used in the business is subsisting, in full force and effect, is valid and enforceable to the knowledge of the Company, and (in the case of Company Registered Intellectual Property) has not been cancelled or abandoned, except where such cancellation or abandonment would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) all necessary registration, maintenance and renewal fees currently due have been made for the purposes of maintaining such Company Registered Intellectual Property except where the failure to so register or pay such fees would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 4.15    Taxes.    (a)(i)  The Company and the Subsidiaries have filed all income Tax Returns and all other material Tax Returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged thereon and all other material amounts of Taxes required to be paid or discharged; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) no adjustment relating to such Tax Returns has been proposed formally or, to the knowledge of the Company, informally by any taxing authority; (iv) neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (v) neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (vi) the accruals and reserves for Taxes reflected on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2006 are adequate to cover all income Taxes and all other material Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with U.S. GAAP; (vii) there are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due; (viii) neither the Company nor any of the Subsidiaries has been required to include in income, any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method; (ix) from and after January 1, 2002, the Company and any Subsidiary that has been incorporated or organized in the United States has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated Tax Return as the common parent, and has not been includible in any other consolidated Tax Return for any taxable period for which the statute of limitations has not expired; (x) none of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xii) neither the Company nor any Subsidiary is subject to any accumulated earnings Tax, personal holding company Tax or similar Tax; (xiii) there are no intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13; (xiv) there are no excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; and (xv) none of the Company or any of its Subsidiaries is a party to any Tax-sharing or allocation agreement.

          (b)   To the knowledge of the Company, (i) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (ii) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; and (iv) no Company or Subsidiary has any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction.

          (c)   (i) Section 4.15(c) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 2004, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; and (ii) the Company has delivered to Purchaser, correct and complete copies of all federal and Dutch income Tax Returns, all material examination reports, and all material statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2004.

          (d)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (e)   Neither the Company nor any of the Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Section 1.6011-4(b) of the Treasury regulations promulgated under the Code or is a material advisor as defined in Section 6111(b) of the Code.

        SECTION 4.16    Environmental Matters.    Except as described in Section 4.16 of the Disclosure Schedule or as would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or would not, individually or in the aggregate, have a Material Adverse Effect, (a) none of the Company nor any of the Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens); (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (f) each of the Company and each Subsidiary is in compliance with its Environmental Permits.

        SECTION 4.17    Material Contracts.    (a)  Subsections (i) through (xiii) of Section 4.17(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.17(a) of the Disclosure Schedule being the "Material Contracts"):

              (i)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

             (ii)  all contracts and agreements with the Company's top twenty (20) customers other than those contracts and agreements that are not material to the relationship with the applicable customer (based on the revenue from such customer during the six (6)-month period ended June 30, 2007) (the "Top Customers") and all contracts and agreements with the Company's top ten (10) vendors (based on amounts paid to such vendors during the six (6) month period ended June 30, 2007) (the "Top Vendors");

            (iii)  all contracts and agreements, whether or not made in the ordinary course of business, pursuant to which the Company or any Subsidiary paid or received more than three million dollars ($3,000,000), during the six (6)-month period ending on September 30, 2007;

            (iv)  all contracts and agreements evidencing Indebtedness in excess of one million dollars ($1,000,000);

             (v)  all joint venture and partnership agreements and all business acquisition or divestiture agreements (and all letters of intent relating to any such pending transactions) involving consideration payable or receivable in excess of five million dollars ($5,000,000) and entered into by the Company since January 1, 2004;

            (vi)  all contracts and agreements relating to future issuances of securities of the Company or any Subsidiary (and all letters of intent relating to any such pending transaction) other than any Plans;

           (vii)  all material leases of real property;

          (viii)  all Intellectual Property Contracts;

            (ix)  all contracts and agreements with any U.S. Governmental Authority other than contracts and agreements that are not material to the relationship with the U.S. Governmental Authority or any branch or agency thereof and not subject to any confidentiality or secrecy restriction imposed by a Governmental Authority;

             (x)  all material contracts and agreements that materially limit, or materially purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

            (xi)  all material contracts and agreements relating in whole or in part to Intellectual Property under which the Company has granted a non-assertion clause, a covenant not to sue or defensive suspension clauses;

           (xii)  all contracts and agreements providing for benefits under any Plan required to be listed in Section 4.10 of the Disclosure Schedule; and

          (xiii)  all contracts for employment required to be listed in Section 4.10 of the Disclosure Schedule.

          (b)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, (ii) none of the Company or any Subsidiary has received any claim of default under or cancellation of any Material Contract and none of the Company or any Subsidiary is in breach or violation of, or default under, any Material Contract and (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

        SECTION 4.18    Customers and Suppliers.    Section 4.18 of the Disclosure Schedule sets forth a true and complete list of the Top Customers. Since January 1, 2007, none of the Top Customers and no Top Vendors, (i) have cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term which has resulted in a material change in the relationship with such Top Customer or Top Vendor, (ii) have returned, or to the knowledge of the Company, threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary, or (iii) to the knowledge of the Company, have threatened or indicated in writing its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services.

        SECTION 4.19    Insurance.    The Company and the Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

        SECTION 4.20    Certain Business Practices.    None of the Company, any Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA").

        SECTION 4.21    Brokers.    No broker, finder or investment banker (other than Merrill Lynch & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Merrill Lynch & Co. pursuant to which such firm would be entitled to any payment relating to the Merger.

        SECTION 4.22    Anti-Takeover Provisions.    The Board has taken all necessary action so that the provisions of Section 203 of the DGCL do not, and will not, apply to this Agreement or the Merger.

        SECTION 4.23    Fairness Opinion.    Merrill Lynch & Co. has delivered to the Board an opinion that, as of the date of this Agreement, the cash consideration to be received by the holders of Shares pursuant to the Merger is fair from a financial point of view to the holders of such Shares (the "Fairness Opinion").

        SECTION 4.24    No Other Representations and Warranties.    None of the Company, any Subsidiary or any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any Subsidiary, in each case, except as expressly set forth in this Agreement or, as and to the extent required by this Agreement, to be set forth in the Disclosure Schedule.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

        SECTION 5.01    Corporate Organization.    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

        SECTION 5.02    Purchaser.    (a)  True and complete copies of the constituent documents of Purchaser, each as in effect as of the date of this Agreement, have previously been made available to the Company.

          (b)   The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. Purchaser was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. All the issued and outstanding shares of capital stock of Purchaser are owned of record and beneficially by Parent.

        SECTION 5.03    Authority Relative to This Agreement.    Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with their terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

        SECTION 5.04    No Conflict; Required Filings and Consents.    (a)  The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and

Purchaser will not, and the consummation of the Merger by Parent and Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 5.04(b) have been obtained and that all filings and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

          (b)   The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the premerger notification requirements of the HSR Act, (iii) the requirements of the Exon-Florio Provision, (iv) the notification and approval requirements of the EC Merger Regulation or any consent required and filing requirements under any applicable antitrust, competition or fair trade Laws or any European Union member state, (v) any additional consents and filings required under any other applicable foreign antitrust, competition or fair trade Laws, (vi) the filing and recordation of appropriate merger documents as required by the DGCL, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

        SECTION 5.05    Financing.    Parent will have available at the Closing Date, the funds necessary to consummate the Merger.

        SECTION 5.06    Proxy Statement.    The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading.

        SECTION 5.07    Brokers.    No broker, finder or investment banker (other than Citigroup Global Markets Limited) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Purchaser.

        SECTION 5.08    Other Agreements or Understandings.    Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Purchaser, or any affiliate of Parent, on the one hand, and any executive officer or director of the Company or any person that owns five percent (5%) or more of the shares of the Company capital stock, on the other hand.

        SECTION 5.09    No Other Representations and Warranties.    Neither Parent, Purchaser, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Purchaser, in each case, except as expressly set forth in this Agreement.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 6.01    Conduct of Business by the Company Pending the Merger.    The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business; and the Company shall (i) use its commercially reasonable efforts to preserve substantially intact, the business organization of the Company and the Subsidiaries, taken as a whole, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and (iii) use its commercially reasonable efforts to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a)   amend or otherwise change the Company Governing Documents or equivalent organizational documents of any Subsidiary;

          (b)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, any phantom interest), of the Company or any Subsidiary, other than (x) the issuance of Shares pursuant to the exercise of Company Equity Awards and Warrants outstanding as of the date hereof or (y) the sale of Shares pursuant to the exercise or settlement of Company Equity Awards if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (ii) except in the ordinary course of business and in a manner consistent with past practice, any assets of the Company or any Subsidiary (including Company Owned Intellectual Property and Company Licensed Intellectual Property);

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent in the ordinary course of business and in a manner consistent with past practice;

          (d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e)   (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, in each case, except in the ordinary course of business and in a manner consistent with past practice; (iii) enter into any contract or agreement that contemplates the payment or receipt by the

  Company or any Subsidiary of an amount in excess of five million dollars ($5,000,000) in any twelve (12) month period, other than in the ordinary course of business; (iv) authorize, or make any commitment with respect to, (A) any single capital expenditure which is in excess of five million dollars ($5,000,000) or (B) capital expenditures which are, in excess of twenty million dollars ($20,000,000) in any calendar quarter or sixty million dollars ($60,000,000) in the aggregate for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

          (f)    increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees (except for increases in the ordinary course of business and in a manner consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors of the Company or any Subsidiary), or, except in accordance with agreements existing as of the date hereof, grant any severance or termination pay to, or, except as set forth in Schedule 6.01(f), enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary (except for agreements entered into with new employees in the ordinary course of business consistent with past practice or except for agreements that do not provide for any severance entitlements), or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g)   except as required by applicable Law or changes in U.S. GAAP, or as recommended by the Company's audit committee upon advice of its independent auditors, in which case the Company shall notify Parent, materially change any of its accounting policies;

          (h)   make or change any income Tax election or any other material Tax election, change any accounting or Tax accounting method, file any income Tax Return or any amendment to an income Tax Return, or settle or compromise any United States federal, state, local or non-United States income Tax liability in excess of two million dollars ($2,000,000), or enter into any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13;

          (i)    amend or modify in any material respect or consent to the termination of any Material Contract, or amend or modify in any material respect or waive or consent to the termination of any material rights of the Company or any Subsidiary thereunder, in each case, other than in the ordinary course of business;

          (j)    (A) settle any Action other than for monetary damages payable by the Company or any subsidiary not in excess of one million dollars ($1,000,000) individually, or more than ten million dollars ($10,000,000) in the aggregate or (B) commence any Action other than in the ordinary course of business and in a manner consistent with past practice;

          (k)   permit any material item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any material applicable filings, recordings or other similar actions or filings, or fail to pay all fees and taxes required to maintain and protect its interest in each and every material item of Company Owned Intellectual Property;

          (l)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

          (m)  announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Notwithstanding any provision of this Section 6.01, the Company may take any action (or refrain from taking any action) as required by applicable Law (including changes to applicable law occurring subsequent to the date of this Agreement) and as required, permitted or contemplated by any other provision of this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS

        SECTION 7.01    Proxy Statement.    Each of the Company and Parent shall cooperate with each other in the preparation of a Proxy Statement in preliminary and definitive form relating to the meeting of the stockholders of the Company, including any amendment or supplement to the Proxy Statement. The Company shall promptly (and in any event no later than on October 19, 2007) prepare and file with the SEC a preliminary Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and written summaries of any oral comments) between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to the comments of the SEC. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Purchaser shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Board. Each of the parties shall correct promptly, any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.

        SECTION 7.02    Stockholders' Meeting.    The Company, acting through the Board, shall, in accordance with applicable Law and the Company's Governing Documents, (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the mailing of the Proxy Statement to the Company's stockholders (and in any event no later than thirty (30) days after the mailing of the Proxy Statement) for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting") and (ii) (A) include in the Proxy Statement, a statement to the effect that the Board has recommended that the stockholders of the Company approve and adopt this Agreement and the Merger, unless the Board has effected a Change in Board Recommendation in accordance with Section 7.04, and (B) use its reasonable best efforts to obtain such approval and adoption. Notwithstanding the foregoing, the Company may only adjourn or postpone the Stockholders' Meeting with the consent of Parent to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares of Company voting stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders' Meeting; provided that no adjournment may be to a date on or after three (3) Business Days prior to the date set forth in Section 9.01(b)(i).

        SECTION 7.03    Access to Information; Confidentiality.    (a) From the date hereof until the Effective Time, the Company shall, and shall authorize the Subsidiaries and the officers, directors, employees, auditors, advisors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Merger, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Merger with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request, including information relating to the Company's and any of its subsidiaries' use of Open Source, in all cases to the extent permissible under applicable Law.

          (b)   All information obtained by Parent or Purchaser pursuant to this Section 7.03 shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement, dated August 28, 2007 (the "Confidentiality Agreement"), between Parent and the Company.

          (c)   No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Merger.

        SECTION 7.04    No Solicitation of Transactions.    (a) Subject to the provisions of Section 7.04(c) and (d), neither of the Company or any Subsidiary shall, nor shall either of them authorize or permit any of the directors, officers, employees, agents, advisors and other retained representatives (including any investment banker, attorney or accountant) of the Company or any Subsidiary, to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement, commitment or understanding contemplating or otherwise relating to any Competing Transaction (other than an Acceptable Confidentiality Agreement as contemplated by Section 7.04(c)); provided, however, that nothing in this Section 7.04 shall preclude the Company or its representatives from contacting any person for the sole purpose of complying with the penultimate sentence of this Section 7.04(a). The Company shall, and shall direct or cause its and its Subsidiaries' directors, officers, employees, agents, advisors and other retained representatives to (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction and (ii) cause any physical or virtual data room (including, for the avoidance of doubt, the Data Room) no longer to be accessible to or by any person other than Parent and its representatives, affiliates and advisors and the Company and its representatives, affiliates and advisors. The Company shall not release any third person from or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party unless the Board determines in good faith after consultation with outside legal counsel that it would be inconsistent with its fiduciary duties to not provide such release or waiver.

          (b)   The Company shall notify Parent promptly orally and then promptly in writing (and in no event later than forty-eight (48) hours) after it or any of its Subsidiaries has received any proposal, inquiry or offer (or any amendment thereto) that constitutes, or is reasonably likely to lead to, a Competing Transaction, any request for discussions or negotiations in connection with a Competing Transaction or a potential Competing Transaction or any request for access to the properties or books and records of the Company or any of its Subsidiaries. Such notice shall include a description of the terms and conditions of, and the identity of the person making any proposal, inquiry, offer or request (including any amendments thereto) regarding a Competing Transaction.

          (c)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption of this Agreement (the "Company Required Vote"), the Company may furnish information to, including nonpublic information, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Board has (i) determined, in good faith after consultation with its financial advisor and outside legal counsel, that such Competing Transaction is, or is reasonably likely to lead to, a Superior Proposal, (ii) determined, in good faith after consultation with outside legal counsel, that, in light of such determination that such Competing Transaction is, or is reasonably likely to lead to, a Superior Proposal, the failure to furnish such information or enter into such discussions or negotiations would be inconsistent with its fiduciary obligations under applicable Law, (iii) provided written notice to Parent of its determinations described in clauses (i) and (ii) above and provided the required information pursuant to Section 7.04(b), and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, including a standstill provision substantially similar to the standstill provision included in the Confidentiality Agreement (it being understood that such confidentiality agreement or any other related agreement shall not include any provision having the effect of prohibiting the Company from satisfying its material obligations under this Agreement) (an "Acceptable Confidentiality Agreement").

          (d)   The Company may, prior to obtaining the Company Required Vote, (i) withdraw, amend, modify or qualify, in any manner adverse to Parent, the recommendation of the Board of this Agreement and the Merger in favor of a Superior Proposal (a "Change in Board Recommendation"); and (ii) accept, approve, endorse or recommend a Superior Proposal, but in each case, if and only to the extent that:

              (i)  The Company shall have received an unsolicited bona fide written Competing Transaction from such person (in circumstances not involving any breach of this Section 7.04);

             (ii)  The Board shall have determined, in good faith after consultation with its financial advisor and outside legal counsel, that such Competing Transaction constitutes a Superior Proposal;

            (iii)  The Board shall have determined, in good faith after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law;

            (iv)  The Company shall have provided written notice to Parent at least three (3) Business Days prior to making such Change in Board Recommendation or publicly announcing that it may make such Change in Board Recommendation which notice shall state expressly (A) that the Company has received a Superior Proposal, (B) a description of the final terms and conditions of, and the identity of the person or persons making the Superior Proposal and a copy of the latest draft of the agreement with respect to such Superior Proposal (and any amendments thereto) and (C) that the Board intends to effect a Change in Board Recommendation (and the Board shall keep Parent reasonably apprised of any developments with respect to such Superior Proposal, including any changes in any material terms during such period);

             (v)  The Company shall have provided Parent with a reasonable opportunity to make such changes or adjustments in the terms and conditions of this Agreement during such three (3) Business Day period, and negotiate in good faith with respect thereto, as would enable the Board to proceed with its recommendation to the Company's stockholders in favor of adoption of this Agreement without making a Change in Board Recommendation; and

            (vi)  The Board shall have determined in good faith (A) after consultation with its financial advisor and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal as compared to the terms and conditions of the Merger and this Agreement as proposed to be changed or adjusted by Parent and (B) after consultation with outside legal counsel, that the failure to effect a Change in Board Recommendation would be inconsistent with its fiduciary obligations under applicable Law, and has given Parent written notice of such determination promptly upon such determination.

Notwithstanding the foregoing, the Company shall not be entitled to enter into any definitive agreement with respect to a Superior Proposal unless this Agreement has been, or concurrently is, terminated by its terms pursuant to Section 9.01(c)(i) or Section 9.01(d)(i) and the Company has paid, or concurrently with such termination pays, the Fee due to Parent pursuant to Section 9.03.

        SECTION 7.05    Employee Benefits Matters.    Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, to maintain for Company employees compensation levels (such term to include salary, cash bonus opportunities and commissions) and benefits (excluding equity-based compensation) that in the aggregate are not less favorable than the overall compensation levels and benefits (excluding equity-based compensation) maintained for and provided to such Company employees as of the date hereof. From and after the Effective Time, employees of the Company or any subsidiary shall receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement (other than equity-based compensation plans) established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or in an unusual or unintended increase in such benefit; provided, further, to the extent that an employee of the Company or any subsidiary is paid severance in connection with the Merger, such employee shall not be provided with full credit for service recognized by the Surviving Corporation for purposes of any future severance or severance-like payments.

        SECTION 7.06    Directors' and Officers' Indemnification and Insurance.    (a) From and after the Effective Time, Parent shall, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under applicable provisions of Delaware law relating to indemnification of directors and officers, under the Company's Governing Documents in effect as of the date hereof, and under any and all indemnification agreements in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors or officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the approval of this Agreement and the Merger. In addition, from and after the Effective Time, Parent shall, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to this Section 7.06 pursuant to the procedures set forth, and to the fullest extent provided in the Company's Governing Documents or such indemnification agreements; provided, however, that, prior to any such advance, any Indemnified Party to whom expenses are advanced shall sign a written undertaking to repay such advanced expenses to the Surviving Corporation as soon as reasonably practicable if it is ultimately determined that such Indemnified Party is not entitled to indemnification or advancement. Further, from and after the Effective Time, Parent shall not, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim by or before any Governmental Authority, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (in which indemnification could be sought by such Indemnified Party under Delaware law, the indemnification provisions in the Company's Governing Documents or his or her indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing and Parent, the Company and the Surviving Corporation shall, and shall cause its or their Subsidiaries to, cooperate in the defense of any such matter.

          (b)   The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time than are set forth in the Company's Governing Documents in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of any Indemnified Party, unless such modification shall be required by law. In addition, all indemnification agreements with Indemnified Parties in existence on the date of this Agreement shall continue in full force and effect in accordance with their terms.

          (c)   From and after the Effective Time, Parent shall, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries to, maintain in effect for six years from the Effective Time all directors' and officers' liability insurance policies ("D&O Insurance") currently maintained by the Company and its Subsidiaries with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the approval of this Agreement and the Merger, provided that the Company or the Surviving Corporation, as applicable, may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less favorable in the aggregate to the insured with such policy or policies underwritten by a carrier with the same or better A.M. Best rating (and provided, further, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time); further, provided, however, that in no event shall the Company or the Surviving Corporation, as applicable, be required to expend pursuant to this Section 7.06(c) more than an amount per year equal to two hundred fifty percent (250%) of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately eight hundred seventy thousand dollars ($870,000) in the aggregate). In the event that, but for the proviso to the immediately preceding sentence, the Company or the Surviving Corporation, as applicable, would be required to expend more than two hundred fifty percent (250%) of the current annual premiums paid by the Company, Parent shall, or shall cause the Company or the Surviving Corporation, to obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company. In lieu of the foregoing, Parent may, on behalf of the Company or the Surviving

  Corporation, as applicable, elect to obtain prepaid insurance policies prior to the Effective Time, which policies provide the Indemnified Parties with D&O Insurance coverage of equivalent amount and on at least as favorable terms in the aggregate as that provided by the Company's current D&O Insurance policies for an aggregate period of at least six years with respect to claims arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the approval of this Agreement and the Merger. If such prepaid policies have been obtained prior to the Effective Time, which the Company may only obtain with the prior written consent of Parent (such consent not to be unreasonably withheld) Parent shall, and shall cause the Company or the Surviving Corporation, as applicable to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

          (d)   In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.06.

          (e)   This Section 7.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation. This Section 7.06 shall not be amended in a manner that is adverse to the Indemnified Parties (including their successors and heirs) or terminated without the consent of the Indemnified Parties (including their successors and heirs) affected thereby. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.06.

        SECTION 7.07    Notification of Certain Matters.    From the date hereof to the Effective Time, the Company shall give prompt notice to Parent, and each of Parent and Purchaser shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the Merger, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against such party or any of its subsidiaries which purports to materially affect the consummation of the Merger, (iii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (iv) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        SECTION 7.08    Further Action; Commercially Reasonable Best Efforts.    (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the EC Merger Regulation or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (ii) use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger, including using its commercially reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. Parent and Purchaser shall promptly submit the voluntary notice of the Merger to the Chairman of the Committee on Foreign Investment in the United States ("CFIUS") provided for in 31 C.F.R. §§ 800.401-.402 and pursuant to the Exon-Florio Provision (the "CFIUS Filing"), and each of the parties hereto shall make such additional filings and submissions as may be reasonably advisable under the Exon-Florio Provision in respect of the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable best efforts to take all such action. Each of the parties hereto agrees to cooperate and use its commercially reasonable best efforts to (i) vigorously contest and resist any Action instituted or brought by a third party, including administrative or judicial Action that seeks to restrict, prevent or prohibit consummation of the Merger, and (ii) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger, including in each case, by vigorously pursuing all available avenues of administrative and judicial appeal. Notwithstanding any other provision of this Agreement, in the event that undertakings, conditions or other actions are requested of Parent, Purchaser or Nokia by any Governmental Authority as a condition to such Governmental Authority's consent to, approval of, or determination or agreement not to enjoin, make illegal or materially delay, the Merger, Parent, Purchaser and Nokia hereby undertake and agree to take all necessary action to agree to a FRAND (fair, reasonable, and non-discriminatory) license of products (but not services) of the Company (as they currently exist and are licensed or sold by the Company and as they may be modified or further developed in the future, including non-discrimination in the frequency, modes and methods by which such products are delivered) on terms acceptable to the relevant Governmental Authority, so as to permit the Merger to be completed.

          (b)   Each party shall promptly notify the other party of any material communication it receives from any Governmental Authority relating to any filings, or submissions under the HSR Act, the EC Merger Regulation or any applicable merger Laws of any European Union member state that has jurisdiction to review the Merger, the Exon-Florio Provision or other applicable foreign, federal or state antitrust, competition or fair trade Laws, including, for the avoidance of doubt, the CFIUS Filing. Each party agrees to provide promptly to the other party all necessary information and assistance as any Governmental Authority may from time to time require in connection with obtaining the relevant approvals, consents or expiration of waiting periods in relation to these filings. Each party shall promptly provide all reasonable assistance and cooperation to allow the other party to prepare and submit any filings, or submissions under the HSR Act, the EC Merger Regulation, the Exon-Florio Provision (including, for the avoidance of doubt, the CFIUS Filing) or other applicable foreign, federal or state antitrust, competition or fair trade Laws, including providing to the other any information that the other party may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing.

        SECTION 7.09    Public Announcements.    Parent, Purchaser and the Company agree that no public release or announcement concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or Governmental Authority, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

        SECTION 7.10    Confidentiality Agreement.    The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the actions or transactions permitted or contemplated by the Agreement and the consummation of the Merger. Upon the

Effective Time, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

ARTICLE VIII
CONDITIONS TO THE MERGER

        SECTION 8.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Effective Time, of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been adopted by the Company Required Vote in accordance with the DGCL and the Company's Governing Documents;

          (b)    No Order.    No Governmental Authority having jurisdiction over any party hereto shall have issued, enacted, promulgated, enforced or entered any legal restraint, injunction, prohibition or Law (whether temporary, preliminary or permanent) (collectively, "Restraints"), which is then in effect and has the effect of enjoining, restraining, prohibiting or making illegal the consummation of the Merger; provided, however, that Parent and Purchaser shall have complied with their obligations under Section 7.08 of this Agreement;

          (c)    No Action.    There shall not be pending any Action instituted or initiated by any federal Governmental Authority in the United States or any Governmental Authority in the European Union or any European Union member state seeking a Restraint with respect to the consummation of the Merger which would enjoin, restrain, prohibit or make illegal the consummation of the Merger;

          (d)    Regulatory Approvals.

              (i)  any applicable waiting period under the HSR Act shall have expired or been terminated;

             (ii)  the European Commission shall have taken a decision (or been deemed to have taken a decision) under Article 6(1)(b) or, if the European Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8 of the EC Merger Regulation, declaring the Merger compatible with the common market or any national competition authority of any European Union member state with jurisdiction shall have taken a decisions clearing or approving the transaction under any applicable antitrust, competition or fair trade Laws of any European Union member state or any applicable waiting period under such Laws shall have expired, lapsed or been terminated; and

            (iii)  all applicable waiting and other time periods under other applicable foreign, federal or state antitrust, competition or fair trade Laws or applicable Laws having expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction having been obtained, in each case, in respect of the Merger unless otherwise waived by Purchaser (the "Foreign Antitrust Condition"); provided, however, that with respect to the Foreign Antitrust Condition, the failure of such condition shall not relieve either Parent or Purchaser of its obligation to consummate the Merger if the failure of a waiting period to expire or be terminated or the failure to obtain any required approval would not reasonably be expected to result in material limitations on the operation by Parent of the assets of Parent, its subsidiaries or the Company or its subsidiaries or the failure of a waiting period to expire or be terminated or the failure to obtain any required approval would not subject Parent or Purchaser to the payment of a material fine or penalty;

          (e)    Exon-Florio.    CFIUS shall have notified Parent and the Company in writing that action under the Exon-Florio Provision is concluded with respect to the Merger, this Agreement and the transactions contemplated hereby, or in the event that CFIUS has undertaken an investigation, CFIUS shall have terminated such investigation or the President of the United States shall have elected to take no action to suspend or prohibit the Merger, this Agreement and the transactions contemplated hereby under Section 721(d) of the Defense Production Action of 1950, as amended (50 U.S.C. App. § 2170(d)).

        SECTION 8.02    Additional Conditions to the Obligations of Parent and Purchaser.    The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties of the Company.    (i) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification contained therein, other than with respect to the representations in Section 4.08, as to which such limitations shall apply) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty shall be true and correct as of such date, and except for representations and warranties that are not true and correct as a result of changes resulting from actions permitted pursuant to Section 6.01 of this Agreement), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) each of the representations and warranties of the Company set forth in Sections 4.03(a) (except for inaccuracies in the amounts set forth therein that in the aggregate are de minimis) and 4.14(d) shall be true and correct in all respects as of the Effective Time;

          (b)    Performance of Obligations of the Company.    The Company shall have performed, or complied with, in all material respects, all obligations, agreements or covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time;

          (c)    Absence of a Material Adverse Effect.    A Material Adverse Effect shall not have occurred.

          (d)    Closing Deliverables.    The Company shall have delivered to Parent on the Closing Date each of the following:

              (i)  a certificate of the Company, dated as of the Closing Date, signed by its Chief Executive Officer or Chief Financial Officer, certifying that the conditions specified in Sections 8.02(a) and (b) have been satisfied; and

             (ii)  certified copies of the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.

        SECTION 8.03    Additional Conditions to the Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties of Parent and Purchaser.    Each of the representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty shall be true and correct as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that would not, individually or in the aggregate be reasonably expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the transactions contemplated hereby;

          (b)    Performance of Obligations of Parent and Purchaser.    Parent and Purchaser each shall have performed or complied with in all material respects, all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

          (c)    Payment Fund.    Parent shall have deposited in the Payment Fund cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.01; and

          (d)    Closing Deliverables.    Parent or Purchaser, as applicable, shall have delivered to the Company on the Closing Date each of the following:

              (i)  a certificate of Parent and Purchaser, as applicable, dated as of the Closing Date, signed by its Chief Executive Officer or Chief Financial Officer (or similar executive officer), certifying that the conditions specified in Sections 8.03(a) and (b) have been satisfied; and

             (ii)  certified copies of the resolutions duly adopted by Parent's board of directors and Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        SECTION 9.01    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

          (a)   by mutual written consent of each of Parent, Purchaser and the Company;

          (b)   by either Parent, Purchaser or the Company:

              (i)  if the Merger shall not have been consummated on or before October 1, 2008 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose action or failure to act in breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the Outside Date;

             (ii)  if any Restraint having the effect set forth in Section 8.01(b) hereof shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.08 of this Agreement; or

            (iii)  if the adoption of this Agreement by the Company Required Vote shall not have been obtained upon a vote held at a Stockholders' Meeting, or at any adjournment or postponement thereof;

          (c)   by Parent:

              (i)  if the Board shall have made a Change in Board Recommendation;

             (ii)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (1) would result in a condition set forth in Section 8.02(a) or (b) incapable of being satisfied and (2) is not cured by the Company within twenty (20) Business Days following receipt of written notice of such breach or failure from Parent; provided, however, that Parent may not terminate this Agreement pursuant to this 9.01(c)(ii) if Parent at the time has itself materially breached or failed to perform its representations, warranties, covenants or agreements set forth in this Agreement; or

            (iii)  if the Company has failed to file with the SEC a preliminary Proxy Statement on or prior to October 19, 2007 and has not cured such failure to file the preliminary Proxy Statement within five (5) Business Days following receipt of written notice from Parent of the breach by the Company of its obligation to file the preliminary Proxy Statement in accordance with the second sentence of Section 7.01; provided, however, that Parent may not terminate this Agreement pursuant to this 9.01(c)(ii) if Parent at the time has itself materially breached or failed to perform its obligations set forth in Section 7.01;

          (d)   by the Company:

              (i)  if the Board shall have made a Change in Board Recommendation and the Company has not materially breached the terms of Section 7.04 of this Agreement; or

             (ii)  if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would not have a material adverse effect on Parent's or Purchaser's ability to consummate the Merger and (B) is not cured by Parent within twenty (20) Business Days following receipt of written notice of such breach or failure to perform from the Company; provided, however, that the Company may not terminate this Agreement pursuant to this 9.01(d)(ii) if the Company at the time has itself materially breached or failed to perform its representations, warranties, covenants or agreements set forth in this Agreement.

        SECTION 9.02    Effect of Termination.    In the event of the valid termination of this Agreement by either the Company, Parent or Purchaser pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 9.03 (and any other provision herein related to the payment of the Fee), this Section 9.02 and Article X, which provisions shall survive such termination. Nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination or alter the provisions of the Confidentiality Agreement.

        SECTION 9.03    Fees.    (a)  In the event that:

              (i)  (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), (B) following the execution and delivery of this Agreement, and prior to the termination of this Agreement, a Competing Transaction shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) prior to, concurrently with, or within (x) eight (8) months following such termination the Company executes a definitive agreement with the person or persons making such Competing Transaction or (y) twelve (12) months following such termination, the Company consummates such Competing Transaction with the person or persons making such Competing Transaction;

             (ii)  Parent terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii); or

            (iii)  the Company terminates this Agreement pursuant to Section 9.01(d)(i);

then, in any such event, the Company shall pay Parent (X) on the date of consummation of the transactions contemplated in the Competing Transaction referred to in clause (i)(B) above, (Y) promptly, but in no event later than two (2) Business Days after Parent terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii) or (Z) on the date of termination of this Agreement by the Company pursuant to Section 9.01(d)(i), a fee of two hundred fifty million dollars

($250,000,000) (the "Fee"), which amount shall be payable in immediately available funds to the account or accounts designated by Parent or Purchaser.

          (b)   Except as set forth in this Section 9.03, and subject to Section 10.11, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (c)   The parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Fee is payable, except for cases of bad faith, the payment of the Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Purchaser would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees and stockholders with respect to this Agreement and the transactions contemplated hereby and except for cases of bad faith, shall constitute the sole and exclusive remedy available to Parent and Purchaser. Except for nonpayment of the Fee and in the event of bad faith, the parties hereby agree that, upon termination of this Agreement in circumstances where the Fee is payable, in no event shall Parent or Purchaser (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including, consequential, indirect or punitive damages.

        SECTION 9.04    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or which by law requires further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        SECTION 9.05    Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any delay by a party in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS

        SECTION 10.01    Notices.    Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile or sent by overnight mail via a reputable overnight courier, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (c) the next Business Day after the date of sending by overnight mail to the address set forth below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

  if to Nokia, Parent or Purchaser:

  Nokia Inc.
  6000 Connection Drive
  Irving, Texas 75039
  Attention: Chief Legal Officer
  Facsimile: (972) 894-5397

  with a copy to:

  Nokia Corporation
  Keilalahdentie 2-4
  02150 Espoo, Finland
  Attention: Chief Legal Officer
  Facsimile: +358 718 038 842

  and

  Shearman & Sterling LLP
  599 Lexington Avenue
  New York, New York 10022
  Attention: George A. Casey
  Facsimile: (212) 848-7179

  if to the Company:

  NAVTEQ Corporation
  425 W. Randolph
  Chicago, IL 60606
  Attention: General Counsel
  Facsimile: (312) 894-7212

  with a copy to:

  Holland & Knight LLP
  2099 Pennsylvania Avenue, N.W.
  Suite 100
  Washington, D.C. 20006
  Attention: Thomas L. Hanley
  Facsimile: (202) 955-5564

  and

  Winston & Strawn LLP
  35 West Wacker Drive
  Chicago, IL 60601
  Attention: Robert F. Wall
                    Terrence R. Brady
  Facsimile: (312) 558-5700

        SECTION 10.02    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the application of such void or unenforceable term or provision to other terms, conditions or provisions in this

Agreement or to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto as closely as possible so that the Merger be consummated as originally contemplated to the fullest extent possible. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the Merger is consummated as originally contemplated to the fullest extent possible.

        SECTION 10.03    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person other than the Company, Purchaser, Parent and their respective successors and permitted assigns; provided, however, that the Indemnified Parties are intended to be third-party beneficiaries of this Agreement.

        SECTION 10.04    Entire Agreement.    This Agreement (including the Disclosure Schedules) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, understandings, undertakings, representations and warranties, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        SECTION 10.05    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Purchaser may assign all or any of its rights and obligations hereunder to Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

        SECTION 10.06    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and, therefore, it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or equity.

        SECTION 10.07    Governing Law.    (a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles governing conflicts of Law. The parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, including the Merger contemplated by this Agreement shall be brought and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (i) irrevocably submit to the exclusive personal jurisdiction of such court for the purpose of any Action arising out of or relating to this Agreement, including the Merger contemplated by this Agreement, brought by any party hereto, (ii) agree that all claims in respect of such Action or proceeding shall be heard and determined exclusively in such court; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

          (b)   Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof.

          (c)   Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.01. Nothing in this Section 10.07(c) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

        SECTION 10.08    Waiver of Trial by Jury.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.09    Disclosure Schedule.    When a reference is made in the Disclosure Schedule to Articles, Sections or sub-Sections, such reference shall be to the corresponding Article, Section or sub-Section of this Agreement, unless otherwise indicated; provided, however, that any information set forth in one section of the Disclosure Schedule will be deemed to apply as a disclosure under each other section or subsection of this Agreement, so long as its relevance is reasonably apparent or the Company has cross-referenced the information.

        SECTION 10.10    No Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 10.11    Attorneys' Fees.    If any action at Law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

        SECTION 10.12    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 10.13    Nokia Guaranty.    Nokia, as the ultimate parent of Parent and Purchaser, unconditionally guarantees to the Company and the Indemnified Parties the full and complete performance by each of Parent, Purchaser, the Surviving Corporation or any permitted assignee or successor of Parent, Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of each of Parent, Purchaser, the Surviving Corporation, or any permitted assignee or successor of Parent, Purchaser or the Surviving Corporation, as applicable, under this Agreement. The undersigned hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against each of Parent, Purchaser, the Surviving Corporation, or any permitted assignee or successor of Parent, Purchaser or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this paragraph.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Nokia, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOKIA INC.

By:	/s/ RICHARD A. SIMONSON
	Name:	Richard A. Simonson
	Title:	Authorized Representative

NORTH ACQUISITION CORP.

By:	/s/ RICHARD A. SIMONSON
	Name:	Richard A. Simonson
	Title:	Authorized Representative

NAVTEQ CORPORATION

By:	/s/ JUDSON C. GREEN
	Name:	Judson C. Green
	Title:	President and Chief Executive Officer

NOKIA CORPORATION solely for purposes of Section 7.08 and Article X

By:	/s/ RICHARD A. SIMONSON
	Name:	Richard A. Simonson
	Title:	Executive Vice President, Chief Financial Officer

By:	/s/ BRUCE BOWDEN
	Name:	Bruce Bowden
	Title:	Vice President, Mergers & Acquisitions

Signature Page to Agreement and Plan of Merger

Exhibit B

Global Markets & Investment Banking Group
4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000
October 1, 2007

Board of Directors
NAVTEQ Corporation
425 W. Randolph Street
Chicago, Illinois 60606

Members of the Board of Directors:

        NAVTEQ Corporation (the "Company"), Nokia Inc. (the "Acquiror"), and North Acquisition Corp., a newly formed wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, dated as of October 1, 2007 (the "Agreement"), pursuant to which Acquisition Sub would be merged with the Company in a merger (the "Merger") in which each issued and outstanding share of the Company's common stock, par value $0.001 per share (the "Company Shares") (other than Company Shares held in the treasury of the Company, or Company Shares that are held by any stockholder who properly demands appraisal rights for such Company shares in accordance with Delaware law), would be converted into the right to receive $78.00 per share in cash (the "Consideration").

        You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

  (3)
  Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (8)
  Reviewed a draft dated September 30, 2007 of the Agreement; and

  (9)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We have also assumed that the representations and warranties of each party contained in the Agreement are true and correct as of the date of the Agreement, that each party will perform all of its respective covenants and agreements contained on the Agreement and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, material modification, amendment or delay. We are not rendering any accounting, legal, tax and intellectual property advice and understand that the Company is relying upon its own accounting, legal, tax and intellectual property advisors as to accounting, legal, tax and intellectual property matters in connection with the Merger.

        We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and transactions related thereto and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,
/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Exhibit C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

Special Meeting Admission Ticket
C123456789
	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN
THE TITLE BAR.
 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 12, 2007.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card		123456	C0123456789	12345

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

A Proposals—The Board of Directors Unanimously Recommends a Vote FOR Proposals 1 and 2.

		For	Against	Abstain			For	Against	Abstain
1.	Adopt the Agreement and Plan of Merger dated as of October 1, 2007 by and among Nokia Inc., North Acquisition Corp., Nokia Corporation and NAVTEQ Corporation.	☐	☐	☐	2.	Approve any proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.	☐	☐	☐

B Non-Voting Items

Change of Address—Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Special Meeting.	☐

C Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign this Proxy exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Corporations please sign with full corporate name by a duly authorized officer, stating his or her title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

/ /

Special Meeting Admission Ticket
Special Meeting of Stockholders
December 12, 2007, 9:00 a.m. Central Time

The meeting will be held at:

Hyatt Regency Chicago, Columbian Room
151 E. Wacker Drive
Chicago, Illinois 60601

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the special meeting. This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

Proxy—NAVTEQ Corporation

Special Meeting of Stockholders
December 12, 2007, 9:00 a.m. Central Time

This Proxy is solicited by the Board of Directors for use at the Special Meeting

        The undersigned stockholder of NAVTEQ Corporation ("NAVTEQ"), revoking all previous proxies, hereby constitutes and appoints Judson C. Green, David B. Mullen and Lawrence M. Kaplan, and each of them acting individually, as the agents and proxies of the undersigned, with full power of substitution in each, for and in the name and stead of the undersigned, to attend the Special Meeting of Stockholders of NAVTEQ Corporation to be held on December 12, 2007, at 9:00 a.m., Central Time, at the Hyatt Regency Chicago, Columbian Room, 151 E. Wacker Drive, Chicago, Illinois 60601, and to vote all shares of common stock of NAVTEQ which the undersigned would be entitled to vote if personally present at the Special Meeting, and at any adjournment or postponement thereof; provided, that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the reverse side hereof.

This Proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND "FOR" ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Special Meeting or any adjournment thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE MERGER AGREEMENT, NOTICE OF THE SPECIAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said agents and proxies may do by virtue hereof and hereby confirms that this Proxy shall be valid and may be voted whether or not the stockholder's name is signed as set forth on the reverse side or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.

(Continued and to be marked, dated and signed on reverse side.)

QuickLinks

SUMMARY
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE PARTIES TO THE MERGER
THE SPECIAL MEETING
PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT THE MERGER
INTERESTS OF NAVTEQ'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
REGULATORY APPROVALS
DISSENTERS' APPRAISAL RIGHTS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
THE MERGER AGREEMENT
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING
MARKET PRICE AND DIVIDEND DATA
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION

ARTICLE I DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III MERGER CONSIDERATION; EXCHANGE OF SHARES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS TO THE MERGER
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE